UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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THE BOEING COMPANY

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The Boeing Company

2015 ANNUAL MEETING

OF SHAREHOLDERS

Monday, April 27, 2015

9:00 a.m., Central Daylight Time

The Field Museum

1400 South Lake Shore Drive

Chicago, Illinois

Notice of 2015 Annual Meeting of Shareholders

March 13, 2015

Dear Fellow Shareholder,

You are cordially invited to attend The Boeing Company’s 2015 Annual Meeting of Shareholders to be held on Monday, April 27, 2015, at 9:00 a.m., Central Daylight Time, at The Field Museum, 1400 South Lake Shore Drive, Chicago, Illinois. At the meeting, our shareholders will be asked to:

•	Elect the 10 director nominees named in the proxy statement;

•	Approve, on an advisory basis, named executive officer compensation;

•	Ratify the appointment of our independent auditor for 2015; and

•	Transact such other business, including certain shareholder proposals, as may properly come before the meeting and any postponement or adjournment thereof.

The meeting will also include a report on our operations. Shareholders of record at the close of business on February 26, 2015 are entitled to vote at the annual meeting and any postponement or adjournment thereof. Your vote is important. Please vote by internet, telephone or mail as soon as possible to ensure your vote is recorded promptly. Please also note that, beginning this year, shareholders wishing to attend the meeting in person must present an admission ticket. In order to obtain a ticket, you must register no later than April 20, 2015. To register, please follow the instructions on page 61 of the proxy statement.

We are extremely grateful for the valuable contributions and exemplary service of Ms. Linda Z. Cook, who served more than 11 years on our Board of Directors and has decided not to stand for re-election.

Thank you for your ongoing support of The Boeing Company.

Very truly yours,

W. James McNerney, Jr.
Chairman of the Board and Chief Executive Officer

Michael F. Lohr
Corporate Secretary

REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET Visit www.proxyvote.com	BY MAIL Sign, date and return your proxy card or voting instruction form

BY TELEPHONE Call the telephone number on your proxy card, voting instruction form or notice	IN PERSON Attend the annual meeting in Chicago See page 61 for details regarding how to obtain an admission ticket

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 27, 2015: This Notice of Annual Meeting and Proxy Statement and the 2014 Annual Report are available at www.proxyvote.com.

PROXY SUMMARY

This proxy statement is issued in connection with the solicitation of proxies by the Board of Directors of The Boeing Company for use at the 2015 Annual Meeting of Shareholders and at any adjournment or postponement thereof. On or about March 13, 2015, we will begin distributing to each shareholder entitled to vote at the meeting either (1) an email or notice of internet availability of proxy materials, in each case with instructions on how to access electronic copies of our annual meeting materials and vote or (2) this proxy statement, a proxy card or voting instruction form, and our 2014 annual report. Shares represented by a properly executed proxy will be voted in accordance with instructions provided by the shareholder. This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information you should consider. You should read the entire Proxy Statement before casting your vote.

Annual Meeting of Shareholders – April 27, 2015

If you plan to attend the meeting in person, please note our new admissions policy. Beginning this year, shareholders wishing to attend the meeting in person must present an admission ticket. In order to obtain a ticket, you must register no later than April 20, 2015. See page 61 for further instructions. Please also see page 60 for instructions on how to vote if you do not wish to attend the meeting in person.

Voting Recommendations

Item	Description	Board Recommendation	Page
1	Election of directors		3
2	Approval, on an advisory basis, of named executive officer compensation		18
3	Ratification of independent auditor		49
4	Shareholder proposal – amend existing clawback policy		52
5	Shareholder proposal – independent board chairman		54
6	Shareholder proposal – right to act by written consent		56
7	Shareholder proposal – further report on lobbying activities		57

Director Nominees

•	9 of 10 director nominees are independent

•	60% of our director nominees have tenure of less than six years

•	Highly-qualified directors with diversity of skills, background and experience

Name	Age	Director Since	Principal Occupation	Committees
David L. Calhoun	57	2009	Senior Managing Director, Blackstone Group; Chairman & Former CEO, Nielsen	Compensation, GON
Arthur D. Collins, Jr.	67	2007	Senior Advisor, Oak Hill Capital Partners; Former Chairman & CEO, Medtronic	Compensation, GON
Kenneth M. Duberstein	70	1997	Chairman & CEO, The Duberstein Group; Former White House Chief of Staff	Compensation, GON
Edmund P. Giambastiani, Jr.	66	2009	Seventh Vice Chairman of the U.S. Joint Chiefs of Staff; Former NATO Supreme Allied Commander Transformation and Former Commander, U.S. Joint Forces Command	Audit, Finance, Special Programs
Lawrence W. Kellner	56	2011	President, Emerald Creek Group; Former Chairman & CEO, Continental Airlines	Audit, Finance
Edward M. Liddy	69	2010	Partner, Clayton, Dubilier & Rice; Former Chairman & CEO, Allstate	Audit, Finance
W. James McNerney, Jr.	65	2001	Chairman & CEO, Boeing	Special Programs
Susan C. Schwab	59	2010	Professor, University of Maryland School of Public Policy; Former U.S. Trade Representative	Audit, Finance
Ronald A. Williams	65	2010	Former Chairman & CEO, Aetna	Compensation, GON, Special Programs
Mike S. Zafirovski	61	2004	Executive Advisor, Blackstone Group; Former President & CEO, Nortel	Compensation, GON

The Boeing Company    2015 Proxy Statement    1

PROXY SUMMARY

2014 Business Performance Highlights

•	Record revenue, net income, and earnings per share performance

•	Achieved record backlog ($502 billion)

•	Dividend increase of 50% in 2014, and additional 25% increase announced for 2015

•	$6 billion of share repurchases, and $12 billion authorized for 2015 and beyond

•	Successfully boosted production rates on multiple commercial airplane programs

•

Key Defense, Space & Security program achievements, including deliveries of 179 military airplanes and U.S. government customer commitment to multi-year purchases of the AH-64 Apache and a NASA contract for the Commercial Crew Transportation System

Governance and Compensation Highlights

•	Annual election of all directors

•	Shareholder right to call special meetings

•	No supermajority voting provisions

•	Approximately 89% of target CEO compensation is variable and tied to performance

•	Pay-for-performance compensation program using multiple performance metrics

•	No accelerated vesting of equity awards upon a change-in-control

•	Robust compensation clawback policies, revised in 2015

•	Strong independent lead director role (when Chairman and CEO roles are combined)

•	Majority voting standard for uncontested director elections

•	Formal board process for executive succession planning

•	Independent directors meet without management present after each Board meeting

•	Strict “overboarding” limits

•	Formal annual performance evaluation of Board and each committee of the Board

•	Significant share ownership requirements for senior executives and directors

Shareholder Engagement and Governance Enhancements

We have designed our corporate governance and executive compensation strategies to embody Boeing’s commitment to delivering sustainable, long-term value to our shareholders. Boeing has long believed that a critical element of each of these strategies is regular dialogue with our investors. During 2014, we discussed governance and executive compensation issues with investors representing approximately 35% of our shares. The Board considers feedback from these conversations in connection with its deliberations, and we regularly review and adjust our corporate governance structure and/or executive compensation policies in response to comments from our shareholders. For example, we have recently done the following:

•	Formalized additional responsibilities for our independent Lead Director (see page 9);

•

Implemented changes to our long-term incentive compensation program, including adding total shareholder return (“TSR”) as a performance metric and increasing the share of performance-based compensation;

•

Broadened the scope of our clawback policy to permit our Compensation Committee to recoup compensation from executive officers who engage in misconduct even absent a financial restatement, and providing for public disclosure of recoupments where appropriate (see page 30);

•	Enhanced the Board’s risk oversight procedures with respect to key elements of strategic, operational, and compliance risks (see page 13);

•	Adopted an anti-pledging policy that prohibits executives and directors from pledging Boeing stock; and

•	Enhanced public disclosure of Boeing’s policies and practices with respect to political advocacy (see page 58).

2    The Boeing Company    2015 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

Board Membership Qualifications

When assessing a director candidate’s qualifications, the Governance, Organization and Nominating Committee, which we refer to as the GON Committee, considers the candidate’s experience in areas such as operations, international business, manufacturing, risk management, finance, government, marketing, technology and public policy, as well as other factors such as independence, absence of conflicts of interest, diversity and age. In addition, in accordance with our Corporate Governance Principles, directors should have a reputation for personal and professional integrity, honesty and adherence to the highest ethical standards, and be committed to acting in the long-term interests of all shareholders. The GON Committee also assesses the overall composition of the Board and whether a potential director candidate would contribute to the collaborative process of the Board. When evaluating the suitability of an incumbent director for re-election, the GON Committee also considers the ongoing contributions of the director to the Board. Our Corporate Governance Principles provide that no one may be nominated for election or otherwise be eligible for service on the Board if he or she would be 74 or older at time of election. In addition, our Corporate Governance Principles provide that no director may serve on the boards of more than four other public companies or, if the director is an active CEO or equivalent of another public company, on the boards of more than two other public companies.

Each year, the Board and each of its committees conducts a formal evaluation of its performance. These evaluations address, among other matters, the qualifications and performance of individual directors, overall Board or committee dynamics, the quality of information received from management, the appropriateness of matters reviewed, and the quality of Board or committee deliberations. The results of these evaluations are discussed with the Chair of the relevant committees, the independent lead director, and/or the full Board in executive session, as appropriate.

The GON Committee considers diversity in its evaluation of candidates for Board membership and in its annual review of the composition of the Board as a whole. The Board believes that diversity with respect to background, experience and other factors as set forth in our Corporate Governance Principles is an important consideration in board composition. In addition, both the GON Committee and the Board conduct formal self-evaluations each year that include an assessment of whether the GON Committee and the Board have adequately considered diversity, among other factors, in identifying and discussing director candidates. The GON Committee believes that, as a group, the nominees listed below bring a diverse range of backgrounds, experiences, service tenure, and perspectives to the Board’s composition and deliberations.

Director Nominees

Our Board is elected annually by our shareholders. Upon the recommendation of the GON Committee, our Board has nominated each of the 10 persons listed below to serve as director for a one-year term or until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal. Each of the nominees currently serves as a Boeing director. Each director nominee in this uncontested election will be elected if he or she receives more “For” votes than “Against” votes. If any nominee becomes unable to serve, proxies will be voted for the election of such other person as the Board of Directors may designate, unless the Board chooses to reduce the number of directors.

Set forth below is information with respect to the director nominees, including their principal occupation and business experience for at least the past five years, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as a director, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service as a Boeing director and their age as of March 13, 2015.

The Boeing Company    2015 Proxy Statement    3

ELECTION OF DIRECTORS (ITEM 1)

DAVID L. CALHOUN

Senior Managing Director, Blackstone Group; Chairman & Former CEO, Nielsen Director since: 2009 Age: 57

Mr. Calhoun has served as Senior Managing Director and Head of Private Equity Portfolio Operations of The Blackstone Group (private equity) since January 2014. Previously, Mr. Calhoun served as Chief Executive Officer of Nielsen Holdings N.V. (marketing and media information) from May 2010 to January 2014 and as Chairman of the Executive Board and Chief Executive Officer of The Nielsen Company B.V. from August 2006 to January 2014. Prior to joining Nielsen, he served as Vice Chairman of General Electric Company and President and Chief Executive Officer of GE Infrastructure. During his 26-year tenure at GE, he ran multiple business units including GE Transportation, GE Aircraft Engines, GE Employers Reinsurance Corporation, GE Lighting and GE Transportation Systems. Mr. Calhoun is chairman of the board of Nielsen Holdings N.V. and a member of the board of Caterpillar Inc. He also served on the board of Medtronic, Inc. from 2007 to 2012.

Mr. Calhoun provides valuable insight and perspective on general strategic and business matters, stemming from his vast executive, management and operational experience at Blackstone, Nielsen and GE. Mr. Calhoun also has significant aerospace, aircraft and high-technology industry expertise as evidenced by his leadership of GE’s aircraft engines and transportation businesses, as well as his membership on Caterpillar’s board. Mr. Calhoun’s executive leadership in corporate governance matters at Nielsen and his service on Caterpillar’s compensation committee enable him to serve a crucial role on our GON and Compensation Committees.

ARTHUR D. COLLINS, JR.

Senior Advisor, Oak Hill Capital Partners; Former Chairman & CEO, Medtronic Director since: 2007 Age: 67

Mr. Collins has served as Senior Advisor to Oak Hill Capital Partners (private equity) since April 2009. Previously, Mr. Collins served as Chairman of Medtronic, Inc. (medical device and technology) from April 2002 to August 2008. At Medtronic, he was also Chairman and Chief Executive Officer from April 2002 to August 2007, President and Chief Executive Officer from May 2001 to April 2002, President and Chief Operating Officer from August 1996 to April 2001, Chief Operating Officer from January 1994 to August 1996, and Executive Vice President of Medtronic and President of Medtronic International from June 1992 to January 1994. He was Corporate Vice President of Abbott Laboratories (health care products) from October 1989 to May 1992 and Divisional Vice President of Abbott from May 1984 to October 1989. Mr. Collins also serves on the boards of Alcoa Inc. and U.S. Bancorp.

Mr. Collins provides guidance to our Board on a wide variety of general corporate and strategic matters based on his extensive executive and business experience. Mr. Collins brings the perspective of a member of several corporate boards, including as the lead director of U.S. Bancorp and as a member of Alcoa’s audit and compensation and benefits committees. In addition, Mr. Collins’ years of executive leadership at Medtronic allow us to benefit from his experience managing the operations of a large, global, high-technology company. As a result of his executive and management expertise and independence, Mr. Collins’ fellow directors have elected him to serve as Chair of the Compensation Committee.

4    The Boeing Company    2015 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

KENNETH M. DUBERSTEIN

Chairman & CEO, The Duberstein Group; Former White House Chief of Staff Director since: 1997 Age: 70

Mr. Duberstein has served as Chairman and Chief Executive Officer of The Duberstein Group (consulting) since 1989. He was White House Chief of Staff from 1988 to 1989. Mr. Duberstein also serves on the boards of Mack-Cali Realty Corporation and The Travelers Companies, Inc. and served on the boards of ConocoPhillips from 2002 to 2012 and Dell Inc. from 2011 to 2013.

Mr. Duberstein provides independent leadership to our Board as our Lead Director. In addition to having extensive knowledge of Boeing and its businesses, Mr. Duberstein brings to the Board a wide range of experience in U.S. government, Congressional and international matters and as a member of other Fortune 500 boards. Mr. Duberstein’s experience both in the highest levels of the U.S. government and as an outside strategic advisor allows him to advise the Board and senior management on key issues of corporate strategy and government policy, as well as a wide range of issues related to Boeing’s government interactions. In recognition of Mr. Duberstein’s skills in overseeing Boeing’s corporate governance policies and practices as well as his overall leadership abilities, his fellow directors elected him both as independent Lead Director and as Chair of the Governance, Organization and Nominating Committee.

EDMUND P. GIAMBASTIANI, JR.

Seventh Vice Chairman of the U.S. Joint Chiefs of Staff; Former NATO Supreme Allied Commander Transformation and Former Commander, U.S. Joint Forces Command Director since: 2009 Age: 66

Admiral Giambastiani served as Seventh Vice Chairman of the U.S. Joint Chiefs of Staff from 2005 to 2007, NATO Supreme Allied Commander Transformation from 2003 to 2005, and Commander, U.S. Joint Forces Command from 2002 to 2005. Admiral Giambastiani is a career U.S. Navy nuclear submarine officer with extensive operational experience, including command at the submarine, squadron and fleet level. His staff experience includes service as Co-Chairman of the Defense Acquisition Board and Chairman of the Joint Requirements Oversight Council. Admiral Giambastiani also serves as the lead director of Monster Worldwide, Inc. and as a member of the board of trustees/advisory board of fifty-one Oppenheimer Funds, designated as the New York Board of the Oppenheimer Funds. He served on the boards of SRA International, Inc. from 2008 to 2010 and QinetiQ Group plc from 2008 to 2011.

During his distinguished U.S. military career of over 40 years, Admiral Giambastiani developed extensive strategic, operational and engineering experience that complements Boeing’s high-technology business needs. Admiral Giambastiani has a wealth of experience with program development, program resourcing and other aspects of managing major U.S. armed forces acquisition programs. Each of these skills enables him to provide expert advice to senior management and his fellow directors on a range of technical and operational matters, including in his capacity as a member of the Special Programs Committee. Admiral Giambastiani also has extensive experience as a senior military leader in strategy development and program risk oversight, including particular expertise with respect to cybersecurity, which enhances the Board’s strategic and management oversight resources.

The Boeing Company    2015 Proxy Statement    5

ELECTION OF DIRECTORS (ITEM 1)

LAWRENCE W. KELLNER

President, Emerald Creek Group; Former Chairman & CEO, Continental Airlines Director since: 2011 Age: 56

Mr. Kellner has served as President of Emerald Creek Group, LLC (private equity) since 2010. Mr. Kellner served as Chairman and Chief Executive Officer of Continental Airlines, Inc. (commercial airline) from December 2004 to December 2009. He joined Continental as Chief Financial Officer in 1995 and served as President and Chief Operating Officer from March 2003 to December 2004 and as President from May 2001 to March 2003, and was a member of the board of directors from May 2001 to December 2009. Mr. Kellner serves as non-executive board chairman of Sabre Corporation, and also serves on the boards of The Chubb Corporation and Marriott International, Inc.

Mr. Kellner brings to our Board vast airline industry experience developed during his 14 years of service in key leadership positions at Continental Airlines, including Chairman, Chief Executive Officer, Chief Financial Officer and Chief Operating Officer. In addition to his deep understanding of strategic planning and operational management matters in the airline industry, Mr. Kellner has extensive knowledge in the fields of finance and accounting, gained principally from his background as Chief Financial Officer at Continental Airlines and American Savings Bank. Mr. Kellner also brings corporate governance expertise gained from his service as chairman of Sabre as well as on the boards of other Fortune 500 companies.

EDWARD M. LIDDY

Partner, Clayton, Dubilier & Rice; Former Chairman & CEO, Allstate Director since: 2010 Age: 69

Mr. Liddy served as a partner at Clayton, Dubilier & Rice, LLC (private equity) from April to September 2008 and rejoined the firm in January 2010. At the request of the Secretary of the U.S. Department of the Treasury, Mr. Liddy served as Interim Chairman and Chief Executive Officer of American International Group, Inc. (insurance and financial services holding company) from September 2008 to August 2009. He served as Chairman of the Board of The Allstate Corporation (insurance) from January 1999 to April 2008. At Allstate, he also served as Chief Executive Officer from January 1999 to December 2006 and as President and Chief Operating Officer from August 1994 to December 1998. Before joining Allstate, Mr. Liddy held a number of financial and operating positions at Sears, Roebuck and Co. before being named Chief Financial Officer in 1992. Mr. Liddy also serves on the boards of 3M Company, Abbott Laboratories and AbbVie Inc.

Mr. Liddy brings to our Board the benefits of his vast experience as a senior executive and board member of several Fortune 100 companies across a range of industries. Mr. Liddy’s executive leadership experience at Allstate, American International Group and Sears, Roebuck and Co. enables him to provide our Board with valuable insights on corporate strategy, risk management, corporate governance and many other issues facing large, global enterprises. In addition, Mr. Liddy’s prior service as Chief Financial Officer of Sears, Roebuck and Co. and as chair of the audit committees of Goldman Sachs and 3M gives him particular expertise in accounting, corporate finance, and financial reporting. In recognition of this expertise, the Board has elected Mr. Liddy to serve as Chair of the Audit Committee.

6    The Boeing Company    2015 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

W. JAMES MCNERNEY, JR.

Chairman & CEO, Boeing Director since: 2001 Age: 65

Mr. McNerney has served as Chairman and Chief Executive Officer of The Boeing Company since July 2005. He also served as President of The Boeing Company from July 2005 to December 2013. Mr. McNerney served as Chairman and Chief Executive Officer of 3M Company (diversified technology) from January 2001 to June 2005. Beginning in 1982, he served in management positions at General Electric Company, his most recent being President and Chief Executive Officer of GE Aircraft Engines from 1997 to 2000. Mr. McNerney also serves on the boards of The Procter & Gamble Company and International Business Machines Corporation and is Chair of President Obama’s Export Council.

Mr. McNerney serves a central leadership role on the Board, communicates management’s perspective on important matters to the Board, and provides the Board with in-depth knowledge of each of Boeing’s businesses, as well as industry and international challenges and opportunities. In addition to his extensive senior management experience at Boeing, 3M and GE, Mr. McNerney brings to the Board experience as the presiding director at Procter & Gamble and as a director at IBM. This extensive leadership experience on other Fortune 100 boards of directors, each with expansive global operations, and as a member of senior management teams enables Mr. McNerney to play a key role in all matters involving our Board, and positions him well to act not only as the Board’s Chairman, but also as the principal intermediary between management and the independent directors of our Board.

SUSAN C. SCHWAB

Professor, University of Maryland School of Public Policy; Former U.S. Trade Representative Director since: 2010 Age: 59

Ambassador Susan C. Schwab has been a Professor at the University of Maryland School of Public Policy since January 2009 and a strategic advisor to Mayer Brown LLP (global law firm) since March 2010. Ambassador Schwab served as U.S. Trade Representative from June 2006 to January 2009 and as Deputy U.S. Trade Representative from October 2005 to June 2006. Prior to her service as Deputy U.S. Trade Representative, she served as President and Chief Executive Officer of the University System of Maryland Foundation from June 2004 to October 2005, as a consultant for the U.S. Department of Treasury from July 2003 to December 2003 and as Dean of the University of Maryland School of Public Policy from July 1995 to July 2003. Ambassador Schwab also serves on the boards of Caterpillar Inc. and FedEx Corporation.

Ambassador Schwab brings unique global and governmental perspectives and experience to the Board’s deliberations. Ambassador Schwab’s extensive experience leading large international trade negotiations positions her well to advise her fellow directors and our senior management on a wide range of key issues facing Boeing through its relationships with non-U.S. companies and governments. Ambassador Schwab’s vast experience in the U.S. government and in public policy formulation also allows her to advise Boeing on the many challenges and opportunities that relate to government relations. In addition, as a consequence of Ambassador Schwab’s prior business experience and current service on other Fortune 100 corporate boards, she brings expertise to the Board on a wide range of strategic, operational, corporate governance and compensation matters.

The Boeing Company    2015 Proxy Statement    7

ELECTION OF DIRECTORS (ITEM 1)

RONALD A. WILLIAMS

Former Chairman & CEO, Aetna Director since: 2010 Age: 65

Mr. Williams has served as Chairman and Chief Executive Officer of RW2 Enterprises, LLC (consulting) since May 2011. Mr. Williams served as Chairman of Aetna Inc. (managed care and health insurance) from October 2006 to April 2011, having previously served as Chief Executive Officer from February 2006 to November 2010, President from May 2002 to July 2007 and Executive Vice President and Chief of Health Operations from March 2001 to May 2002. Following his retirement in April 2011, he provided consulting services to Aetna until February 2012. Mr. Williams also serves on the boards of American Express Company, Envision Healthcare Holdings, Inc. and Johnson & Johnson.

Mr. Williams brings to our Board significant leadership, operations and management experience from his tenure at Aetna, including as Chairman and Chief Executive Officer. With more than 25 years of experience in the health care industry, Mr. Williams provides valuable insight into the health insurance and employee benefits industry. In addition, his service as chairman of the audit and risk committee of American Express has enhanced his expertise in the areas of financial reporting, internal controls and risk management for large, global companies. Mr. Williams also brings corporate governance expertise gained from his service as the lead director of Envision Healthcare and on the boards of other Fortune 100 companies.

MIKE S. ZAFIROVSKI

Executive Advisor, Blackstone Group; Former President & CEO, Nortel Director since: 2004 Age: 61

Mike S. Zafirovski has served as Executive Advisor to The Blackstone Group (private equity) since October 2011 and as President of The Zaf Group (consulting) since November 2012. Previously, Mr. Zafirovski served as Director, President and Chief Executive Officer of Nortel Networks Corporation (telecommunications) from November 2005 to August 2009. Prior to that, Mr. Zafirovski was Director, President and Chief Operating Officer of Motorola, Inc. (global communications) from July 2002 to January 2005, and remained a consultant to and a director of Motorola until May 2005. He served as Executive Vice President and President of the Personal Communications Sector (mobile devices) of Motorola from June 2000 to July 2002. Prior to joining Motorola, Mr. Zafirovski spent nearly 25 years with General Electric Company, where he served in management positions, including 13 years as President and Chief Executive Officer of five businesses in the consumer, industrial and financial services arenas. Mr. Zafirovski also serves on the board of Stericycle, Inc.

Mr. Zafirovski provides guidance to our Board on a wide variety of strategic, operational and business matters based on his vast experience leading high-technology enterprises with significant international operations. Mr. Zafirovski’s senior executive leadership at Nortel, Motorola and GE enable him to provide unique perspectives on strategic planning, technology development, manufacturing, and security and financial matters. Mr. Zafirovski has emphasized corporate governance and quality leadership teams throughout his career, which is particularly valuable given his service as a member of our Governance, Organization and Nominating Committee.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE ABOVE NOMINEES FOR ELECTION AS DIRECTOR.

8    The Boeing Company    2015 Proxy Statement

CORPORATE GOVERNANCE

The Board of Directors has adopted policies and procedures to ensure effective governance of the Company. Our corporate governance materials, including our Corporate Governance Principles, the charters of each of the Board’s standing committees, our Director Independence Standards and our codes of conduct for directors, finance employees and all employees, may be viewed in the corporate governance section of our website at www.boeing.com/corp_gov/. We will also provide written copies of any of the foregoing without charge upon written request to the Office of the Corporate Secretary, The Boeing Company, 100 North Riverside Plaza, MC 5003-1001, Chicago, Illinois 60606-1596. The GON Committee regularly reviews our Corporate Governance Principles and proposes modifications to the principles and other key governance practices and policies for adoption by the Board.

Leadership Structure

On an annual basis, the GON Committee evaluates and makes recommendations to the Board concerning the Board’s leadership structure, including whether the roles of Chairman and CEO should be separated or combined, and the Board, in accordance with the By-Laws, elects a Chairman from among the directors. The Board believes that it is in the best interests of the Company and its shareholders for the Board to determine which director is best qualified to serve as Chairman in light of the circumstances at the time, rather than based on a fixed policy. In the event that the Chairman is not an independent director, an independent Lead Director is elected on an annual basis by a majority of the independent directors upon a recommendation from the GON Committee.

The duties of the independent Lead Director include:

•	approving Board meeting agendas;

•	in consultation with the Chairman and the nonemployee directors, approving Board meeting schedules to ensure there is sufficient time for discussion of all agenda items;

•	approving the type of information to be provided to directors for Board meetings;

•

presiding at all meetings at which the Chairman is not present including executive sessions of the nonemployee directors (which are held after every Board meeting) and apprising the Chairman of the issues considered;

•	serving as liaison between the Chairman and the independent directors;

•	making himself available for consultation and direct communication with the Company’s shareholders;

•	calling meetings of the nonemployee directors when necessary and appropriate; and

•	performing such other duties as the Board may from time to time designate.

The Board believes that the appropriate leadership structure for the Board at this time is for Mr. McNerney, our CEO, to serve as Chairman of the Board, and for Mr. Duberstein to serve as independent Lead Director. The independent directors believe that our CEO’s in-depth knowledge of our businesses and the competitive challenges each business faces, as well as his extensive experience as a director and senior executive at other Fortune 100 companies, make him the director best qualified to serve as Chairman at this time. Given our strong business, operational and financial performance, the Board believes that we are and have been well served by this leadership structure.

Director Independence

Our Corporate Governance Principles require that at least 75% of the Board satisfy the NYSE criteria for independence. The Board of Directors has adopted Director Independence Standards to assist in assessing director independence. The Director Independence Standards are designed to supplement and be applied together with the corporate governance standards of the NYSE. A director is considered “independent” if the Board affirmatively determines, after consideration of all relevant facts and circumstances, that the director has no material relationship with us other than as a director, either directly or as a partner, shareholder or executive officer of another entity that has a relationship with Boeing.

Under the Director Independence Standards, a director will not be considered “independent” if: (1) the director is, or within the last three years has been, employed by us; (2) an immediate family member of the director is, or within the last three years has been, an executive officer of Boeing; (3) the director, or an immediate family member of the director, is a partner of our internal or external auditor, or within the last three years has been a partner or employee of such a firm and personally worked on our audit within that time; (4) the director is an employee of our internal or external auditor; (5) an immediate family member of the director is an employee of our internal or external auditor and personally works on our audit; (6) the director, or an immediate family member of the director, received more than

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CORPORATE GOVERNANCE

$120,000 over a twelve-month period in direct compensation from us within the last three years, other than director and committee fees and pensions or other forms of deferred compensation, so long as such compensation is not contingent on continued service; (7) the director is, or within the last three years has been, an executive officer of another company where any of our current executive officers serve or served on that company’s compensation committee; (8) an immediate family member of the director is, or within the last three years has been, an executive officer of another company where any of our current executive officers serve or served on that company’s compensation committee; (9) the director is an employee of a company that makes payments to or receives payments from us for property or services in an amount that exceeds in any of the last three fiscal years $1 million or 2% of that company’s consolidated gross revenues, whichever is greater; or (10) an immediate family member of the director is an executive officer of a company that makes payments to or receives payments from us for property or services in an amount that exceeds in any of the last three fiscal years $1 million or 2% of that company’s consolidated gross revenues, whichever is greater.

In addition, the Board of Directors has determined that the following relationships are not considered to be material and would not impair a director’s independence: (1) the director’s service as an employee of an organization that has purchased property or services from us, or provided property or services to us, if (a) payments for such property or services have not exceeded the greater of $1 million or 1% of that organization’s or our consolidated gross revenues in each of the past three fiscal years and (b) the director is not compensated directly or indirectly as a result of this relationship other than that the payments add to the revenue of the organization or Boeing; or (2) the director’s service as an executive officer of a tax-exempt or charitable organization if, within the preceding three years, our discretionary contributions to the organization (other than employee and director matching contributions under our gift matching programs) in any single fiscal year have not exceeded the greater of $1 million or 2% of that organization’s consolidated gross revenues. The ownership of a significant amount of stock is not in and of itself a bar to an independence determination but rather one factor that the Board considers.

The Board reviews commercial and charitable relationships of directors and determines and discloses on an annual basis whether each director satisfies the independence standards. For relationships not covered by the Director Independence Standards, the determination of whether the relationship is material or not, and therefore whether the director may be considered independent, is made by the directors who themselves satisfy the independence standards.

The Board of Directors has reviewed the direct and indirect relationships between us and each of our directors and has determined that, other than W. James McNerney, Jr. who is our Chief Executive Officer, all of our directors—David L. Calhoun, Arthur D. Collins, Jr., Linda Z. Cook, Kenneth M. Duberstein, Edmund P. Giambastiani, Jr., Lawrence W. Kellner, Edward M. Liddy, Susan C. Schwab, Ronald A. Williams and Mike S. Zafirovski—are independent under NYSE director independence standards and our Director Independence Standards and have either no relationships with us (other than as a director and shareholder) or only immaterial relationships with us.

In making independence determinations with respect to Ms. Cook, our other independent directors considered that one of our defined benefit pension plans, which has approximately $60 billion in assets, committed up to $150 million of capital to funds affiliated with EIG Global Energy Partners. These commitments were made in November 2007, June 2010 and May 2013, in each case in accordance with the process established by the plan’s independent fiduciary committee. In August 2014, Ms. Cook became a managing director and member of the executive committee of EIG and chief executive officer of Harbour Energy, Ltd, an EIG affiliate, and in February 2015 Ms. Cook announced her decision not to stand for re-election at this annual meeting. Pursuant to existing investment agreements between EIG affiliates and the trustee of our defined benefit plan, EIG may issue “capital calls” requiring that our defined benefit plan provide investment capital of up to the committed amount in the aggregate to EIG affiliates pursuant to these pre-existing investments. In 2014, the plan paid approximately $8.9 million in connection with capital calls and $1.5 million in connection with expenses and management fees to EIG affiliates pursuant to the investment agreements.

Board Committees

The Board has five standing committees. Each committee operates under a charter that has been approved by the Board, and the Chair of each committee reports to the Board on actions taken at each committee meeting. A copy of each committee charter is posted in the corporate governance section of our website at www.boeing.com/corp_gov/. Each of these committees, other than the Special Programs Committee, is comprised exclusively of independent directors. The Board also has established a Stock Plan Committee composed of the Chairman of the Board, to which the Compensation Committee may delegate certain limited responsibilities. The table below sets forth the current membership of each of the standing committees, as well as the independence of each director.

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	Independent		Audit Committee	Compensation Committee	Finance Committee	Governance, Organization and Nominating Committee	Special Programs Committee
David L. Calhoun		✓
Arthur D. Collins, Jr.		✓
Linda Z. Cook		✓
Kenneth M. Duberstein		✓
Edmund P. Giambastiani, Jr.		✓
Lawrence W. Kellner		✓
Edward M. Liddy		✓
W. James McNerney, Jr.
Susan C. Schwab		✓
Ronald A. Williams	✓
Mike S. Zafirovski		✓

Lead Director	Chairperson	Financial Expert	Member

Audit Committee

The Audit Committee met 11 times in 2014. The Audit Committee oversees our independent auditor and accounting and internal control matters. Its principal responsibilities include oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our independent auditor’s qualifications and independence;

•	the performance of our internal audit function;

•	the performance of our independent auditor; and

•	our risk assessment and risk management processes.

The Audit Committee also prepares the Audit Committee Report included on page 47. The Audit Committee is composed entirely of directors who satisfy NYSE director independence standards and our Director Independence Standards, as well as additional independence standards applicable to audit committee members established pursuant to applicable law. The Board has determined that each Audit Committee member is financially literate as defined by NYSE listing standards, and that Ms. Cook and Messrs. Kellner and Liddy are audit committee financial experts as defined by the rules of the Securities and Exchange Commission, or SEC.

Compensation Committee

The Compensation Committee met seven times in 2014. The Compensation Committee oversees our executive and equity compensation programs. Its principal responsibilities include:

•	annually reviewing and approving the salary, incentive awards, equity-based awards and any other long-term incentive awards for our CEO and other corporate officers elected by the Board;

•	evaluating Say on Pay vote outcomes and other shareholder feedback regarding executive compensation pay programs;

•

reviewing and approving corporate goals and objectives relevant to CEO compensation and evaluating the CEO’s performance in light of those goals and objectives (in each case, together with the GON Committee) and, together with the other independent directors, determining and approving the CEO’s compensation based on such evaluation;

•	reviewing and approving peer groups used for benchmarking compensation levels, design practices and relative performance comparisons;

•	reviewing, approving and monitoring compliance with stock ownership requirements applicable to our CEO and other senior executives;

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•	as appropriate, recouping incentive compensation pursuant to the Company’s clawback policy;

•

reviewing employment and severance agreements, change-in-control provisions affecting compensation, special or supplemental arrangements such as supplemental retirement benefits, if any, and perquisites for elected officers;

•

reviewing periodic reports on our compensation programs as they affect all employees, including management’s assessments as to whether risks arising from such programs are reasonably likely to have a material adverse effect on the Company; and

•	approving and overseeing all incentive compensation plans and other equity-based plans and approving, or recommending to the Board to approve, changes to such plans.

The Compensation Committee also prepares the Compensation Committee Report included on page 30. The Compensation Committee is composed entirely of directors who satisfy NYSE director independence standards and our Director Independence Standards, as well as additional independence standards applicable to compensation committee members established pursuant to applicable law.

Finance Committee

The Finance Committee met six times in 2014. The Finance Committee’s principal responsibilities include reviewing and, where appropriate, making recommendations to the Board with respect to:

•	proposed dividend actions, stock splits and repurchases, and issuances of debt or equity securities;

•	strategic plans and transactions, including mergers, acquisitions and divestitures, as well as joint ventures and other equity investments;

•	customer financing activities;

•	our funding plans and funding plans of our subsidiaries;

•	our significant financial exposures, contingent liabilities and major insurance programs;

•	our credit agreements and short-term investment policies; and

•	employee benefit plan trust investment policies, administration and performance.

In addition, the Finance Committee is responsible for managing risks related to our capital structure, significant financial exposures, major insurance programs and our employee pension plan policies and performance and regularly evaluates financial risks associated with such programs. The Finance Committee is composed entirely of directors who satisfy NYSE director independence standards and our Director Independence Standards.

Governance, Organization and Nominating Committee

The GON Committee met six times in 2014. The GON Committee’s principal responsibilities include:

•	making recommendations to the Board concerning the organization, leadership, structure, size and composition of the Board, as well as the compensation and benefits of nonemployee directors;

•	identifying and recommending to the Board candidates who are qualified to become directors under the criteria set forth in our Corporate Governance Principles;

•	assessing the independence of directors on an annual basis and making recommendations to the Board with respect to such assessments;

•	pre-approving, and monitoring on an ongoing basis, directors’ service on the boards of other for-profit companies;

•	overseeing the annual performance evaluation process for the Board;

•	monitoring and reviewing the performance of our CEO and plans for senior management succession;

•	monitoring compliance with stock ownership requirements for directors;

•	considering possible conflicts of interest of directors and officers; and

•	reviewing corporate governance developments and, where appropriate, making recommendations to the Board on corporate governance.

The GON Committee works with a third-party search firm to identify potential candidates to serve on the Board. The GON Committee is composed entirely of directors who satisfy NYSE director independence standards and our Director Independence Standards.

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Special Programs Committee

The Special Programs Committee met two times in 2014. The Special Programs Committee reviews our programs that the U.S. government has designated as classified for purposes of national security.

Risk Oversight

Senior management is responsible for day-to-day management of strategic, operational and compliance risks facing us, including the creation of appropriate risk management policies and procedures. The Board is responsible for overseeing management in the execution of its risk management responsibilities and for assessing the Company’s approach to risk management. The Board regularly assesses significant risks to the Company in the course of reviews of corporate strategy and our long-range business plan, including significant new development programs.

As part of its responsibilities, the Board and its standing committees also regularly review material strategic, operational, financial, compensation and compliance risks with senior management. For example, our Senior Vice President, Office of Internal Governance reports to the Audit Committee on a regular basis with respect to compliance with our risk management policies. The Audit Committee is responsible for evaluating our overall risk assessment and risk management practices. The Audit Committee also performs a central oversight role with respect to financial statement, disclosure and compliance risks, and reports on its findings at each regularly scheduled Board meeting after meeting with our Senior Vice President, Office of Internal Governance, Vice President, Corporate Audit and our independent auditor, Deloitte & Touche LLP. The Compensation Committee considers risk in connection with its design and oversight of compensation programs, and has engaged an independent compensation consultant to assist in mitigating compensation-related risk. For more information on the Board’s oversight of risks relating to our compensation practices, see “Compensation and Risk” on page 31. The Finance Committee is responsible for oversight of risks related to our capital structure, significant financial exposures, major insurance programs and our employee pension plan policies and performance and regularly evaluates financial risks associated with such programs. Additional information about the Board’s responsibilities related to the management of risk is set forth in our Corporate Governance Principles, which may be viewed at www.boeing.com/corp_gov/.

Meeting Attendance

During 2014, the Board held seven meetings, and the five standing committees held a total of 32 meetings. Each director attended more than 95% of the meetings of the Board and the committees on which he or she served during 2014, and average attendance at these meetings exceeded 98%. Absent extenuating circumstances, directors are required to attend our annual meetings of shareholders, and all but one director attended our 2014 Annual Meeting.

Communications with the Board

The Board of Directors has established a process whereby shareholders and other interested parties can send communications to our independent Lead Director, to the nonemployee directors as a group or to the Audit Committee. This process is described on our website at www.boeing.com/corp_gov/contact_the_board.html.

Codes of Conduct

The Board expects directors, officers and employees to act ethically at all times and adhere to all relevant codes of conduct. Shareholders may view codes of conduct applicable to our directors, employees and finance employees at www.boeing.com/corp_gov/. Only the Board may grant a waiver of any code of conduct provision for a director or executive officer and any such waiver will be promptly disclosed at www.boeing.com/corp_gov/. Directors are required to promptly inform the Chairman of the Board or the Chair of the GON Committee of any actual or potential conflicts of interest and to recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Outside Board Memberships

Our CEO and other officers elected by the Board must obtain the approval of the GON Committee before accepting an invitation to serve on the board of any other public company or other for-profit entity. Directors must notify the GON Committee before accepting an invitation to serve on the board of any other public company or other for-profit entity,

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and must not accept such service until being advised by the Chair of the GON Committee that the GON Committee has determined that service on such other board would not create regulatory issues or potential conflicts of interest and would not conflict with Boeing policies. A director may not serve on the boards of more than four other public companies or, if the director is an active chief executive officer or equivalent of another public company, on the boards of more than two other public companies. While we acknowledge the value in having directors and officers with significant experience in other businesses and activities, directors are expected to ensure that other commitments, including outside board memberships, do not interfere with their duties and responsibilities as members of the Board.

In January 2009, Nortel Networks Corporation, for which Mr. Zafirovski served until August 2009 as Director, President and Chief Executive Officer, and subsidiary companies filed for bankruptcy. The Board has concluded that these events do not impair Mr. Zafirovski’s ability to continue to serve as an independent director.

Compensation of Directors

Our nonemployee director compensation program is designed to align the interests of our directors with the long-term interests of our shareholders, attract and retain outstanding director candidates who have the requisite experience and background as set forth in our Corporate Governance Principles, and recognize the substantial time commitment required to fulfill the responsibilities required of our directors. Mr. McNerney, our sole employee director, does not receive additional compensation for his Board service.

The GON Committee, which consists solely of independent directors, annually assesses the form and amount of nonemployee director compensation and makes appropriate recommendations to the Board. When making its recommendations, the GON Committee considers director compensation levels at our executive compensation peer group companies. See “Benchmarking Against Our Peer Group” on page 28 for more information. Compensation Advisory Partners LLC serves as the GON Committee’s independent consultant with respect to the compensation of our nonemployee directors. Independent directors may not receive, directly or indirectly, any consulting, advisory or other compensatory fees from us.

Our nonemployee director compensation program consists of cash (board, committee chair and lead director annual retainer fees) and retainer stock units. Our directors are also eligible to participate in our Board Member Leadership Gift Match Program, which matches dollar-for-dollar charitable contributions made by the director to non-profit organizations or educational institutions with which the director is substantially involved, with a maximum match of $31,000 per director on an annual basis.

2014 Director Compensation Table

The following table sets forth information regarding compensation for each of our nonemployee directors in 2014.

Name	Fees Earned or Paid in Cash ($)(5)	Stock Awards ($)(6)	All Other Compensation ($)(7)	Total ($)
David L. Calhoun	$120,000	$150,000	$31,000	$301,000
Arthur D. Collins, Jr.(1)	135,000	150,000	31,500	316,500
Linda Z. Cook(2)	135,000	150,000	10,500	295,500
Kenneth M. Duberstein(3)	160,000	150,000	31,500	341,500
Edmund P. Giambastiani, Jr.	120,000	150,000	6,000	276,000
Lawrence W. Kellner	120,000	150,000	31,500	301,500
Edward M. Liddy(4)	140,000	150,000	10,000	300,000
Susan C. Schwab	120,000	150,000	21,800	291,800
Ronald A. Williams	120,000	150,000	31,000	301,000
Mike S. Zafirovski	120,000	150,000	31,500	301,500

(1)	Compensation Committee Chair.
(2)	Finance Committee Chair.
(3)	Lead Director; GON Committee Chair.
(4)	Audit Committee Chair.
(5)	Reflects total cash compensation paid to each director in 2014 and includes amounts deferred at the director’s election pursuant to our Deferred Compensation Plan for Directors.
(6)

Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the retainer stock units awarded to each director in 2014. The grant date fair value for these awards is equal to the Fair Market Value of the underlying

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Boeing stock on the grant date. The “Fair Market Value” for a single trading day is the average of the high and low per share trading prices for Boeing stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions. As of December 31, 2014, the nonemployee directors had the aggregate number of deferred stock units accumulated in their deferral accounts for all years of service as a director from deferrals of cash compensation and awards of retainer stock units, including additional deferred stock units credited as a result of dividend equivalents earned with respect to the deferred stock units, as follows: Mr. Calhoun, 15,000 units; Mr. Collins, 29,728 units; Ms. Cook, 28,463 units; Mr. Duberstein, 49,449 units; Admiral Giambastiani, 9,973 units; Mr. Kellner, 5,357 units; Mr. Liddy, 15,538 units; Ambassador Schwab, 8,971 units; Mr. Williams, 8,208 units; and Mr. Zafirovski, 36,637 units.

(7)	Consists of gift matching of charitable contributions under the Board Member Leadership Gift Match Program as follows: $31,000 each for Messrs. Calhoun, Collins, Duberstein, Kellner, Williams and Zafirovski; $21,800 for Ambassador Schwab; $10,000 each for Ms. Cook and Mr. Liddy; and $5,500 for Admiral Giambastiani; and a $500 donation made by Boeing to a charity of each nonemployee director’s choice (other than Messrs. Calhoun, Liddy and Williams and Ambassador Schwab). Directors derive no financial benefit from any of these charitable contributions.

Cash Retainers

In 2014, nonemployee directors received a cash annual retainer fee of $120,000. Our Lead Director received an additional annual retainer fee of $25,000. The Chair of the Audit Committee received an additional annual retainer fee of $20,000. Chairs of the Compensation Committee, the GON Committee and the Finance Committee received an additional annual retainer fee of $15,000. We do not pay additional fees for attending Board or committee meetings. All retainer fees are payable in four quarterly installments as of the first business day of each quarter and are pro-rated for directors who join the Board during a quarter. We reimburse nonemployee directors for actual travel and out-of-pocket expenses incurred in connection with their services. Based on analysis of director compensation trends among our peer group companies by Compensation Advisory Partners LLC (“CAP”), our independent compensation consultant, the GON Committee recommended and the Board approved, effective January 1, 2015, an increase in the cash annual retainer fee to $130,000, an increase in the Lead Director retainer fee to $30,000, an increase in the Audit Committee Chair annual retainer fee to $25,000, and an increase in the Compensation Committee Chair annual retainer fee to $20,000, in each case to more closely align cash compensation with that of our peer group.

Pursuant to our Deferred Compensation Plan for Directors, nonemployee directors may elect to defer all or part of their cash compensation into an interest-bearing, cash-based account or a stock unit account as deferred stock units. The number of deferred stock units is calculated by dividing the amount of the deferred fees by the Fair Market Value of Boeing stock on the relevant payment date. Directors do not have the right to vote or transfer deferred stock units. Deferred stock units earn dividend equivalents, which are credited as additional deferred stock units, and will be distributed as shares of Boeing stock. Directors may elect to receive the distribution in a lump sum or in annual payments over a maximum of 15 years beginning no earlier than the January following the year of the director’s termination of Board service. For the 2014 deferrals, the Fair Market Value on January 2, April 1, July 1 and October 1, 2014 was $136.38, $127.29, $127.85 and $125.84, respectively. The following directors elected to defer 2014 cash compensation into deferred stock units as follows: Mr. Calhoun, $120,000 for 929 units; Mr. Collins, $135,000 for 1,045 units; Mr. Liddy, $140,000 for 1,084 units; Mr. Williams, $120,000 for 929 units; and Mr. Zafirovski, $120,000 for 929 units. Ambassador Schwab elected to defer $120,000 of her 2014 cash compensation into an interest-bearing, cash-based account.

Retainer Stock Units

Our nonemployee directors receive equity compensation in the form of retainer stock units, which are credited to the account of the director pursuant to our Deferred Compensation Plan for Directors and are not distributed as shares of Boeing stock until after termination of Board service. The Board believes that retainer stock units further align directors’ interests with the long-term interests of our shareholders. During 2014, each nonemployee director was entitled to receive retainer stock units valued at $150,000. Retainer stock units are awarded in four quarterly installments as of the first business day of each quarter and are pro-rated for directors who join the Board during a quarter. Each nonemployee director received an aggregate of 1,161 retainer stock units during 2014. The retainer stock units are credited to the director’s account (an unfunded stock unit account) in our Deferred Compensation Plan for Directors. Directors do not have the right to vote or transfer retainer stock units. Retainer stock units earn dividend equivalents, which are credited as additional retainer stock units. Directors may elect to receive the distribution of shares in respect of these units in a lump sum or in annual payments over a maximum of 15 years beginning no earlier than the January following the year of the director’s termination of Board service. Based on CAP’s analysis of director compensation trends among our peer group companies, the GON Committee recommended and the Board approved an increase in the value of retainer stock units each nonemployee director is entitled to receive effective January 1, 2015 to $165,000 per year in order to more closely align this component of our nonemployee director compensation with our that of our peer group.

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Director Stock Ownership Requirements

In order to further align the interests of nonemployee directors with the long-term interests of our shareholders, our Corporate Governance Principles require that, by the end of his or her third and sixth year as a director, each nonemployee director should own stock or stock equivalents with a value equal to three and five times, respectively, the annual cash retainer fee. The GON Committee annually reviews nonemployee directors’ ownership relative to the stock ownership requirements, and makes recommendations as appropriate. Each director currently exceeds the applicable stock ownership requirement.

Anti-Hedging and Pledging Policy

Directors and executive officers are prohibited from trading in Boeing securities while aware of material non-public information, or engaging in hedging or pledging transactions or short sales and trading in “puts” and “calls” involving Boeing securities.

Compensation Consultants

The Compensation Committee and GON Committee have engaged CAP to serve as their independent compensation consultant. In this capacity, CAP provides peer group pay practices and other relevant benchmarks with respect to chief executive officer and nonemployee director compensation to the Compensation Committee and the GON Committee, respectively, as well as an ongoing overview of regulatory developments and compensation trends. In addition, CAP reviews and advises the Compensation Committee concerning management’s compensation data and recommendations. CAP takes direction from the Compensation and GON Committees, as appropriate, reports directly to the committees and does not provide any other services to Boeing. See discussion on page 27 under “Governance of Pay-Setting Process—Role of Board, Management and Consultants.” The Compensation Committee has assessed the independence of CAP pursuant to SEC and NYSE rules and determined that no conflict of interest exists that would prevent CAP from independently representing the Compensation and GON Committees. In making this assessment, the Compensation Committee considered each of the factors set forth by the SEC and the NYSE with respect to the compensation consultant’s independence, including that CAP provides no other services for Boeing other than pursuant to its engagement by the Compensation and GON Committees. The Compensation Committee also determined that there were no other factors that the Committee should consider in connection with the assessment or that were otherwise relevant to the Committee’s engagement of CAP.

Related Person Transactions

Some of our directors, executive officers, greater than 5% shareholders and their immediate family members may be directors, officers, partners, employees or shareholders of entities with which we do business in the ordinary course. We carry out transactions with these firms on customary terms, and, in many instances, our directors and executive officers may not have knowledge of them.

Policies and Procedures

We regularly review transactions with related persons, including sales, purchases, transfers of realty and personal property, services received or furnished, use of property and equipment by lease or otherwise, borrowings and lendings, guarantees, filings of consolidated tax returns and employment arrangements. Under our policies and procedures, related persons include our executive officers, directors, director nominees and holders of more than 5% of our stock, as well as their immediate family members. Any findings are furnished to the Vice President, Accounting and Financial Reporting, who reviews any potential related person transactions identified for materiality and evaluates the need for disclosure under SEC rules.

In addition, the GON Committee assesses possible conflicts of interest of directors and executive officers, and considers for review and approval or ratification any transaction or proposed transaction required to be disclosed under SEC rules in which Boeing is or is to be a participant and the amount involved exceeds $120,000, and in which a director, director nominee, executive officer or an immediate family member of such persons has or will have an interest.

Executive officers are also subject to our policies and procedures applicable to all employees, which require them to disclose potential conflicts of interest and us to conduct reviews and make determinations with respect to specified transactions. Our Vice President, Ethics and Business Conduct, oversees this review and determination, and refers to

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the GON Committee for review and approval or ratification possible conflicts of interest involving executive officers. The factors considered in making the determination include the executive officer’s duties and responsibilities for us and, if the transaction includes another company, (1) the company or business involved in the transaction, including the product lines and market of the company or business, (2) the relationship between us and the other company or business, if any (for example, if the other company is one of our suppliers, customers or competitors) and (3) the relationship between the executive officer or his or her immediate family and the other company or business (for example, owner, co-owner, employee or representative).

Directors are required to disclose to the Chairman of the Board or the Chair of the GON Committee any situation that involves, or may reasonably be expected to involve, a conflict of interest with us, including:

•	engaging in any conduct or activities that would impair our relationship with any person or entity with which we have proposed or propose to enter into a business or contractual relationship;

•

accepting compensation from us other than compensation associated with his or her activities as a nonemployee director unless such compensation is approved in advance by the Chair of the GON Committee;

•	receiving improper gifts from persons or entities that deal with us; and

•

using our assets, labor or information for personal use except as outlined in our policies and procedures or unless approved by the Chair of the GON Committee or as part of a compensation or expense reimbursement program available to all directors.

Directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests. Finally, pursuant to our Corporate Governance Principles, we may not, directly or indirectly, extend or maintain credit or arrange for or renew an extension of credit in the form of a personal loan to or for any director or executive officer.

Certain Transactions

BlackRock, Inc. (“Blackrock”) is a beneficial holder of more than 5% of our outstanding common stock according to a Schedule 13G filed by BlackRock with the SEC on February 6, 2015. BlackRock acted as an investment manager for various investment fund options within The Boeing Company Employee Savings Plans Master Trust (the “Savings Plans Trust”) and received approximately $2.8 million for such services in 2014. BlackRock also provided investment management and investment analytics services to The Boeing Company Retirement Plans Master Trust (the “Retirement Plans Trust”) and received approximately $11.8 million for such services in 2014.

Capital World Investors (“Capital World”), which collectively includes Capital Research and Management, American Funds, and Capital International, among other business units, is a beneficial holder of more than 5% of our outstanding common stock according to a Schedule 13G filed by Capital World with the SEC on February 13, 2015. Capital World provided investment management services to the Retirement Plans Trust and received approximately $2.3 million for such services in 2014. Additionally, Capital World managed mutual fund assets for subsidiary retirement plans and received fees of approximately $0.3 million for such services in 2014.

Evercore Trust Company, N.A. (“Evercore”) is a beneficial holder of more than 5% of our outstanding common stock according to Amendment No. 8 to a Schedule 13G filed by Evercore with the SEC on February 10, 2015. Evercore is the investment manager for shares of our common stock held by the Savings Plans Trust and is entitled to an annual fee based on the market value of our common stock in the Savings Plans Trust. In 2014, these fees totaled approximately $1.2 million.

State Street Bank and Trust Company (“State Street”) is a beneficial holder of more than 5% of our outstanding common stock according to a Schedule 13G filed by State Street Corporation with the SEC on February 11, 2015. State Street is the trustee of the Savings Plans Trust. During 2014, the Savings Plans Trust paid State Street approximately $3.0 million for its services as trustee of the Savings Plans Trust and for services relating to the Savings Plans Trust’s custody accounts held at State Street containing cash and investable securities. In addition, State Street Global Advisors and State Street Global Markets, divisions of State Street, acted as investment managers for various investment fund options within the Savings Plans Trust, and received approximately $3.0 million in fees for such services in 2014. State Street also provides benefits administration services on behalf of certain of our retirement plans and received approximately $2.4 million in fees for such services in 2014.

T. Rowe Price Associates, Inc. (“T. Rowe”) is a beneficial holder of more than 5% of our outstanding common stock according to a Schedule 13G filed by T. Rowe Price with the SEC on February 12, 2015. T. Rowe provided investment management services to the Retirement Plans Trust and received approximately $1.7 million for such services in 2014. Additionally, T. Rowe managed mutual fund assets for subsidiary retirement plans and received approximately $0.3 million for such services in 2014.

From time to time, we may enter into customary relationships and/or purchase services in the ordinary course of business from one or more of the financial institutions named above and/or their respective affiliates.

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APPROVE, ON AN ADVISORY BASIS, NAMED EXECUTIVE OFFICER COMPENSATION (ITEM 2)

Our Board, pursuant to Section 14A of the Securities Exchange Act of 1934, seeks your vote to approve, on an advisory basis, the compensation of our named executive officers as set forth in this proxy statement under the heading “Compensation Discussion and Analysis” and in the accompanying compensation tables and related material.

For the reasons discussed below, our Board recommends that you vote FOR the resolution approving the compensation of our named executive officers.

We have designed our executive compensation program to attract and retain superior leaders, reward performance, and align our executives’ interests with the long-term interests of our shareholders. We believe that our performance validates this approach, as evidenced by the performance highlights set forth in the Executive Summary of our Compensation Discussion and Analysis, which begins on page 19. Our Compensation Discussion and Analysis also describes in detail our executive compensation program, highlights of which include the following:

Pay for Performance

•	annualized 3- and 5-year total shareholder return of 23.7% and 21.9%, reflecting strong performance across both businesses and resulting in above-target awards;

•

annual and long-term incentive metrics that focus our executives on the balanced objectives of increasing revenues, reducing costs and effectively managing net assets, as well as total shareholder return as compared to a peer group of companies set by the Compensation Committee;

•	89% of our Chief Executive Officer’s 2014 target compensation was variable and tied to performance, and we have not increased his annual base salary since March 2008;

•	incentive plan design that aligns with business strategy, with maximum payouts and other protections to avoid excessive risk;

•	no guaranteed bonuses;

Alignment with Shareholder Interests

•	25% of our named executive officers’ long-term incentive compensation is tied to Boeing’s total shareholder return as compared to a peer group of companies set by the Compensation Committee;

•	forfeiture of unearned portion of all annual and long-term incentive program awards upon termination or retirement;

•	significant stock ownership requirements, including 6x base salary for our CEO, ensuring that our senior executives maintain a significant stake in our long-term success;

•	no accelerated vesting of equity awards upon a change-in-control;

•	no pledging or hedging of Boeing stock;

Responsible Pay Practices

•	robust clawback policy, which was revised in 2015 to permit recoupment of incentive compensation in cases of certain misconduct even absent a financial restatement;

•	no tax gross-ups to our executives other than for certain relocation expenses; and

•	no repricing or buybacks of stock options.

We believe that our executive compensation program plays a key role in driving Boeing’s long-term performance, as evidenced by Boeing’s strong financial and operating performance in 2014 and over the 2012-2014 period. In future years, we expect to continue to reward executives who deliver strong results by tying compensation to demonstrated individual and business-level performance as well as Boeing’s total shareholder return.

In 2014, our shareholders approved the compensation of our named executive officers with a FOR vote of 93%. This year, we once again request your vote supporting the following nonbinding resolution:

RESOLVED: That the compensation paid to the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

18    The Boeing Company    2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2014 Performance Highlights

Our executives’ compensation is tied to financial and operating performance and is intended to drive sustained, long-term increases in shareholder value. In 2014 Boeing recorded its fourth consecutive year of revenue growth, and achieved record-breaking results across several measures including the following (comparisons are to 2013 results):

•	Revenue of $90.8 billion, a 5 percent increase

•	Net income of $5.4 billion, a 19 percent increase

•	Earnings per share of $7.38, a 24 percent increase

•	Backlog of $502 billion, a 14 percent increase

Other notable financial results include:

•	Strong operating cash flow of $8.9 billion, an 8 percent increase over 2013

•	$6 billion in share repurchase activity with $12 billion authorized for repurchases from 2015 onward

•	A 50 percent increase in dividends per share, with a 25 percent increase announced for 2015

2014 Key Achievements
Exceeded Economic Profit Objectives. Achieved a one-year economic profit total of $3.482 billion and a three-year total of $8.332 billion, each significantly above the targets set by the Compensation Committee at the beginning of the relevant period.
Delivered on Our Commitments to Customers. Delivered 723 commercial airplanes, an industry record for a single year, including the first 787-9 airliner. Delivered 179 military airplanes, including eight P-8As delivered on schedule for the U.S. Navy, as well as 5 satellites and almost 11,000 weapons systems. Further boosted production rates on the 737 and 787 programs.
Invested in the Future. Flew the first test aircraft for the USAF KC-46 Tanker program, completed the critical design review of the Space Launch System, and successfully demonstrated a Ground-based Midcourse Defense ballistic missile intercept test. Broke ground on facilities for the 777X airliner, built the first production parts for the 737 MAX and achieved firm configuration of the design for the 737 MAX 8, 737 MAX 9 and 787-10.
Continued Strong Demand for Our Products and Services. Announced net orders for 1,432 commercial airplanes – Boeing’s second highest annual total – and U.S. government customer commitment to multi-year purchases of the AH-64 Apache helicopter, a NASA contract for the Commercial Crew Transportation System and the first commercial order for the 502 Phoenix small satellite.
Achieved Record Company Backlog. New orders for commercial airplanes, defense and space products and support services increased Company backlog to $502 billion, representing a robust, diverse pipeline of future work spread among commercial and government customers around the world.
Continued Balanced Cash Deployment. Continued investing in new product and services, despite flat government R&D budgets. Increased dividend by 50%, repurchased $6 billion of company shares and authorized a total of $12 billion in share repurchases beginning in 2015.

2014 Say-on-Pay Advisory Vote Outcome and Shareholder Outreach

In 2014, our executive compensation program received 93% approval from our shareholders. In addition, members of Boeing management met with a diverse mix of our institutional investors in 2014 to discuss executive compensation and other issues. Investors told us that Boeing’s pay practices and overall pay-for-performance strategy are strongly aligned with shareholder interests. In particular, investors believed that our mix of performance metrics (one- and three-year economic profit and relative total shareholder return) was appropriate for Boeing. Many of our largest shareholders also commented favorably on the long-term incentive program changes that were made in 2013. These changes, which became effective in 2014, included replacing time-based stock options with performance-based restricted stock units that pay out based on Boeing’s three-year total shareholder return as compared to a group of peer companies. The favorable shareholder vote and positive feedback from investors were two factors contributing to the Compensation Committee’s decision in 2014 to refrain from making substantial changes to our current compensation practices and policies. However, after a comprehensive review including discussions with several of our principal shareholders, in 2015 we made modifications to our compensation clawback policy. These changes are discussed on page 30. The Compensation Committee will consider results from future shareholder advisory votes in its ongoing evaluation of our executive compensation programs and practices.

The Boeing Company    2015 Proxy Statement    19

COMPENSATION DISCUSSION AND ANALYSIS

Boeing’s Executive Compensation Program

The principal elements of our executive compensation program are: base salary; an annual incentive award opportunity; and a long-term incentive award opportunity, consisting of performance awards, restricted stock units (“RSUs”) and performance-based restricted stock units (“PBRSUs”). Most of our executives’ compensation, including all elements of our annual and long-term incentive programs, is variable and tied to individual, business unit and/or Company performance and shareholder value (TSR) during the relevant performance period. Individual performance is measured based on each executive’s business achievements and leadership attributes.

What We Do
Pay for performance-all annual and long-term incentive programs tied to individual, business unit and/or Company performance and shareholder value (TSR)
Robust stock ownership requirements
Recently-modified clawback policy
Active shareholder engagement
Limited perquisites
Independent compensation consultant reporting directly to Compensation Committee
Caps on incentive pay

What We Don’t Do
No guaranteed bonuses
No accelerated vesting of equity awards in connection with a change-in-control
No tax gross-ups, other than for certain relocation expenses
No repricing or buybacks of stock options
No new change-in-control arrangements
No hedging or pledging of Boeing securities

2014 CEO Compensation

In 2014, the annualized base salary for our Chief Executive Officer, W. James McNerney, Jr., was $1.93 million. Mr. McNerney’s base salary has not increased since March 2008. In 2014, Mr. McNerney’s target annual incentive payout remained at 170% of base salary with a maximum potential payout of 230% of base salary. Mr. McNerney received an annual incentive payout of $4,439,000 for 2014. In addition, Mr. McNerney received a 2012-2014 performance award payout of $10,036,000, or 200% of the target set at the beginning of the performance period. Mr. McNerney’s aggregate target award under our long-term incentive program was 650% of base salary for the last three years.

Executive Compensation Program Objectives

Program Objective	Achievement of Objective
Pay-for- Performance	•	Our annual incentive program pays based on performance against one-year economic profit targets set by the Compensation Committee.
	•	Our long-term incentive program awards are tied to stock price performance, the achievement of three-year economic profit targets approved by the Compensation Committee, or total shareholder return (“TSR”) compared to a group of peer companies set by the Compensation Committee.
	•	100% of the target value of annual and long-term incentive awards is performance-based.
Attract and retain world-class talent	•	Compensation elements and award opportunities are designed to position us to compete effectively for engineering, business, financial and other executive talent.
	•	High-performers are rewarded with above-target pay when Company, business unit and/or individual goals are exceeded.
Shareholder Alignment	•	Approximately 85% of named executive officer target compensation is linked to share price or TSR and achievement of economic profit targets.
	•	Senior executives are required to maintain significant stock ownership throughout the term of their employment.
	•	We do not accelerate vesting of equity awards in connection with a change-in-control.
•

Executives receive 25% of their long-term compensation in PBRSUs, which pay out based upon Boeing’s TSR over a three-year period relative to a group of peer companies set by the Compensation Committee.

Risk oversight	•	Our annual incentive awards, performance awards, and PBRSUs are capped.
	•	Each of our named executive officers is subject to significant stock ownership requirements, clawback provisions and prohibitions against hedging, pledging and other speculative activity.
	•	The Compensation Committee and its independent consultant annually review our executive compensation plans and programs.
	•	Compensation risk considerations are discussed in additional detail on page 31.

20    The Boeing Company    2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Program Design and Principal Elements of Executive Compensation

2014 Named Executive Officers and Annualized Target Compensation

We design our executive compensation program to attract and retain the talent needed to achieve our business and financial objectives, reward executives who achieve our objectives, and align executives’ interests with the long-term interests of our shareholders. The Compensation Committee reviews our executive compensation program on at least an annual basis and, with the assistance of its independent compensation consultant, compares our executive compensation practices to those of our peers. Individual executive pay is generally targeted at the median of our peer group but can vary based on the requirements of the position (competencies and skills), the executive’s experience and performance and the organizational structure of the businesses (internal alignment and pay relationships).

The table below sets forth our 2014 named executive officers (“NEOs”) with their target compensation elements and target total compensation based on their annualized base salary as of December 31, 2014. In each case, “target” amounts are those amounts that would have been earned by the executive assuming that the Company and the executive achieved target performance set by the Compensation Committee. The 2014 Target Long-Term Incentive Compensation column reflects target values of all awards under our long-term incentive program, which consisted of performance awards, RSUs and PBRSUs. We believe the target compensation levels described below provide for competitive pay based on the market value of the executive’s position and serve to attract and retain the executive talent needed to achieve our business and financial objectives.

(Dollars in thousands) Name	2014 Annualized Base Salary (a)	2014 Target Annual Incentive as a % of Base Salary (b)	2014 Target Annual Incentive Compensation (c)=(a) x (b)	2014 Target Long-Term Incentive as a % of Base Salary (d)	2014 Target Long-Term Incentive Compensation (e)=(a) x (d)	2014 Total Annualized Target Direct Compensation (f)=(a)+(c)+(e)
W. James McNerney, Jr. Chairman & Chief Executive Officer	$1,930	170%	$3,281	650%	$12,545	$17,756
Gregory D. Smith Chief Financial Officer, Executive Vice President, Business Development & Strategy	800	100%	800	375%	3,000	4,600
Raymond Conner Vice Chairman, President & Chief Executive Officer, Commercial Airplanes	975	100%	975	425%	4,144	6,094
Michael J. Luttig Executive Vice President & General Counsel	850	105%	893	375%	3,188	4,931
Dennis A. Muilenburg Vice Chairman, President & Chief Operating Officer	1,100	110%	1,210	450%	4,950	7,260

Performance Metrics for Incentive Plans

Economic profit is the primary metric Boeing uses to evaluate how effectively we create shareholder value. Economic profit, which we calculate as net after-tax operating profit net of a capital charge, measures our ability to generate earnings after covering the capital expense associated with our net assets. In particular, we believe that economic profit’s dual focus on growth (i.e., increasing revenue and earnings) and productivity (i.e., operational efficiency, cost reduction, and efficient use of inventory and assets) drives accountability and performance throughout the Company and enables employees at every level to see the connection between individual and Company performance and results. In addition, economic profit has a strong historical correlation to long-term shareholder return.

For these reasons, the Compensation Committee believes that economic profit is the most appropriate metric for our annual incentive plan and long-term performance awards. Economic profit is also the principal performance metric used in Boeing’s broad-based, non-executive incentive programs, further ensuring that our entire company and each employee pursues the same financial and operational goals. Because of the long-term nature of our business, economic profit creates different, yet complementary, incentives for all our employees in the one-year annual incentive and for our executives in the three-year long-term incentive program. The table below outlines some of the key drivers impacting economic profit on a one- and three-year basis.

The Boeing Company    2015 Proxy Statement    21

COMPENSATION DISCUSSION AND ANALYSIS

Drivers of One-Year Economic Profit	Drivers of Three-Year Economic Profit
• Operating cost management • Disciplined asset, inventory and cash management • Near-term business execution • First-time manufacturing quality • Achievement of annual productivity targets	• New orders • Efficient use of long-term assets • Inventory management • Technology innovation • Sustained productivity • Long-term risk reduction • Efforts to reduce cost of capital

Our one- and three-year economic profit metrics are calculated as follows:

•

Net operating profit after tax (operating earnings, adjusted to exclude share-based plans expense and Boeing Capital Corporation interest expense, and reduced for taxes using an effective tax rate), less

•

Capital charge (average net assets multiplied by a targeted cost of capital, where average net assets excludes cash, marketable securities, debt and certain pension and other post-retirement benefit obligations).

The three-year economic profit target for purposes of the performance award portion of our long-term incentive program will differ from the sum of the three one-year economic profit targets covering the same period, and typically anticipates year-over-year growth in our business throughout the three-year performance period. In order to better reflect the core operating performance of the Company and its businesses, the Compensation Committee may, as appropriate, adjust one-year or three-year economic profit to account for certain items not forecast at the outset of a performance period such as (1) significant external events outside management’s control, (2) management decisions intended to drive long-term value but with short-term financial impacts, such as major acquisitions or dispositions, and (3) significant changes to market conditions. Any references to economic profit in this proxy statement shall mean economic profit if and as adjusted to account for such items. See “2014 Annual Incentive Assessment” on page 24 and “2012-2014 Performance Award Assessment” on page 25.

In addition, beginning in 2014, the long-term incentive program includes PBRSUs. The PBRSUs are paid in shares of stock (or in cash for eligible international executives) after the end of a three-year performance period, and are earned based on Boeing’s TSR over the performance period relative to a group of peer companies set by the Compensation Committee.

We also measure our adjusted operating cash flow, which is used to determine the deductibility of annual and long-term incentive awards for our NEOs (except for the CFO) under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Adjusted operating cash flow means the net cash provided by operating activities of the Company as reported in our consolidated statement of cash flows included in our Annual Report on Form 10-K, adjusted to eliminate the effect of net customer financing cash flows. Incentive deductibility is discussed in more detail on page 30.

Determination of Economic Profit Goals and Awards

One- and three-year economic profit targets are set by the Compensation Committee at the beginning of the relevant performance period following the Board’s annual review of the Company’s long-range business plan. These goals take into account expectations regarding the probability of achieving performance goals, consider applicable enterprise-wide and business unit risks, and incorporate a degree of “stretch” to push our executives to achieve a higher level of performance. Specific probabilities of achievement are not assigned to the economic profit goals. This process is summarized below.

Beginning of Performance Period		During Performance Period		End of Performance Period
•	Compensation Committee approves economic profit goals and award opportunities based on the Company’s long-range business plan	• •	Economic profit performance is monitored relative to goals No changes may be made to economic profit goals	• •	Management presents actual economic profit results relative to goals Compensation Committee evaluates results and approves final awards

As part of its evaluation of performance results, the Compensation Committee may adjust economic profit to better reflect the core operating performance of the Company and its businesses (see discussion above). Adjustments to the annual awards considered in a given year may or may not be applied to the long-term performance awards.

22    The Boeing Company    2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The following table sets forth our economic profit goals and actual performance as measured against those goals for the 2014 annual incentive plan and 2012-2014 performance awards under the long-term incentive program.

Compensation Element	Key Drivers of Actual Performance
2014 Annual Incentive Plan Goal: $2.963B Result: $3.482B Performance vs. Target: 130%	•	Increased cost savings driven by market-based affordability efforts at Boeing Defense, Space & Security (BDS) and productivity initiatives at Boeing Commercial Airplanes (BCA)
	•	Key program execution at BDS and BCA
	•	Disciplined asset, inventory and cash management
	•	Mitigation of risks related to BDS market conditions, BCA development programs and production rate increases
2012-2014 Performance Awards Goal: $5.701B Result: $8.332B Performance vs. Target: Exceeded target and capped at 200%	• • •

Increased cost savings driven by market-based affordability efforts at BDS and productivity initiatives at BCA

Disciplined asset, inventory and cash management

Enterprise-wide mitigation of development, production and market risks

Mix of Pay

On average, approximately 85% of target NEO compensation is variable – or “at risk” – based on Company and individual performance. When setting performance goals for the annual incentive and long-term performance awards, the Committee seeks to ensure that the target payout is achievable if the Company executes according to its long-range business plan during the applicable period. It is expected that both maximum performance and less-than-threshold (i.e., zero payout) performance would be infrequent.

Variable compensation consists of the target annual incentive and the target value of performance awards, RSUs and PBRSUs granted. The percentages below are calculated by dividing each compensation element by target total compensation, which consists of base salary plus variable compensation.

Base Salary. Base salaries are designed to provide a fixed level of cash compensation for each executive. Salaries may be adjusted based on individual factors such as competencies, skills, experience, performance and the assumption of new responsibilities or promotions. There are no specific weightings assigned to these individual factors. Annual salary adjustments are generally effective in March. When setting base salaries, the Compensation Committee also considers the impact of base salary on other compensation elements, such as the size of target incentive awards.

The Compensation Committee has not increased Mr. McNerney’s annualized base salary since March 2008. In 2014, Mr. Smith’s base salary increased by 14.3% to move his salary closer to a market-competitive level, and the base salaries of the other NEOs increased by up to 2.9% consistent with general market increases of approximately 3.0%.

Annual Incentive Plan. The annual incentive plan is designed to reward executives based on the achievement of Company economic profit and individual performance goals for the performance year. Executives are assigned a target incentive award based on their pay grade. Actual incentive awards are determined by Company, business unit and individual performance scores and paid 100% in cash. For executives in the two principal business units, Company results are weighted 75% and business unit results are weighted 25%. For other executives, Company results are weighted 75% and the average of the results of the two principal business units are weighted 25%. Our CEO’s employment agreement provides for a maximum award of 230% of his base salary. The mechanics of the annual incentive plan are as follows:

The Boeing Company    2015 Proxy Statement    23

COMPENSATION DISCUSSION AND ANALYSIS

Target Annual Incentive Award (% of Base Salary)	X	0.0 to 2.0 Score Based on Company & Business Unit Performance	X	0.0 to 2.0 Score Based on Individual Business Performance & Leadership Attributes	=	Actual Award (Capped at 200% of target and 230% of CEO salary)

Individual performance scores for elected officers other than the CEO are assigned by the CEO, subject to review and approval by the Compensation Committee. The CEO’s individual performance score is determined by the Compensation and GON Committees and reviewed with the independent directors of the Board. Individual performance scores typically fall between 0.8 and 1.2 and generally average to 1.0 for each executive grade. Individual performance scores reflect the Compensation Committee’s assessment of each executive’s business achievements, overall organization performance, and performance with respect to leadership attributes that Boeing believes are critical to business success.

2014 Annual Incentive Assessment. Economic profit for 2014 was $3.482 billion versus a target of $2.963 billion. This above-target performance resulted in a Company performance score of 1.3. The BCA performance score was 1.0, yielding a combined score of 1.225 for BCA executives. The BDS performance score was 1.2, yielding a combined score of 1.275 for BDS executives. Executives not in one of the two principal business units received a combined score of 1.25. The above-target performance was driven by achievements detailed in the table found in the “Determination of Economic Profit Goals and Awards” section on page 23.

In order to better reflect the Company’s core operating performance, the Compensation Committee, consistent with its authority and past practices, decreased economic profit to exclude the financial impact of lower-than-planned tax rates. The Compensation Committee increased economic profit to exclude the financial impact of higher pension expense to the extent attributable to one-time pension impacts including remeasurement and curtailments, as well as changes in the discount rate.

In 2014, NEO individual performance scores ranged from 1.03 to 1.1, averaging 1.07. Mr. McNerney’s actual annual incentive award was lower than the annual incentive plan would otherwise require based on his performance score, as his employment agreement limits his annual incentive award to 230% of base salary. The above-target performance scores were primarily the result of the Company’s significant financial, operational and business achievements, as well as the executives’ progress on key initiatives, leadership strength and overall contributions to the Company during 2014. In addition to these factors, the individual performance scores also reflect the following:

•

Mr. McNerney’s effective leadership and successful implementation of Boeing’s business strategies, as evidenced by the Company’s strong competitive position, record revenue and core financial performance, key program wins and production and backlog expansion;

•

Mr. Smith’s implementation of disciplined cost reduction and cash management strategies and his mitigation of financial risks facing the Company, as evidenced by Boeing’s improved cash flow, increased cash balance and healthy operating margin;

•

Mr. Conner’s achievements as leader of the Boeing Commercial Airplanes business, which successfully executed multiple increases to production rates on major programs and delivered record backlog, net orders, deliveries and revenues;

•	Mr. Luttig’s strong leadership and numerous successful litigation outcomes reducing substantial business and legal risk to the Company; and

•

Mr. Muilenburg’s achievements as President and Chief Operating Officer, implementing effective Company-wide strategic initiatives to improve productivity, safety, quality, leadership development and business execution.

Based on 2014 Company, business unit and individual performance results (as detailed above), the Compensation Committee believes the annual incentive compensation awarded to the NEOs for 2014 was appropriate and achieved the objectives of the executive compensation program.

Long-Term Incentive Program. The long-term incentive program is designed to drive achievement of long-term operational and financial goals and increased shareholder value, as well as to encourage retention of key talent over a sustained time period. Payouts are determined by TSR and achievement of economic profit goals. Long-term incentive awards in 2014 were made in the following mix (based on the target value at grant):

•	Performance awards: 50%

•	Restricted stock units: 25%

•	Performance-based restricted stock units: 25%

24    The Boeing Company    2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentive—Performance Awards

Performance awards reward executives to the extent that the Company meets or exceeds target economic profit thresholds for the relevant three-year performance period. Three-year economic profit targets are set by the Compensation Committee at the beginning of each three-year performance period based on the Company’s Board-reviewed long-range business plan. Individual target awards are based on a multiple of base salary and final awards may range from 0% to 200% of an individual’s target. Performance awards are designed to pay 100% of target at the end of the three-year performance cycle if planned economic profit is achieved. Payment, if earned, is made in cash, stock or a combination of both, at the Compensation Committee’s discretion. It is expected that both maximum performance and less-than-threshold (i.e., zero payout) performance would be infrequent.

Long-Term Incentive—Restricted Stock Units

RSUs reward continued and sustained performance. RSUs provide an immediate sense of ownership since the value of these units is equal to Boeing’s stock price. As such, the ultimate value realized upon vesting (three years after grant) will be based on the stock price at that point in time. The use of RSUs is consistent with our objective of facilitating significant stock ownership as well as providing a mix of equity and cash-settled awards. Eligible international executives receive RSUs that settle in cash.

Long-Term Incentive—Performance-Based Restricted Stock Units

PBRSUs reward continued and sustained performance. PBRSUs vest based on the achievement of relative TSR over rolling three-year periods as measured against the performance of our peer group for calculating PBRSUs. PBRSU payouts are capped at a fixed percentage of the targeted value, even if Boeing’s performance leads the peer group. As with RSUs, the PBRSUs facilitate increased stock ownership by our executives, further aligning the interests of our leaders with our shareholders. In addition, the PBRSUs drive business performance by tying award payout levels to TSR performance as compared with the companies against which we compete for talent. Eligible international executives receive PBRSUs that settle in cash.

2012-2014 Performance Award Assessment. The Compensation Committee determined that Boeing’s 2012-2014 cumulative economic profit was $8.332 billion versus a target of $5.701 billion. This resulted in an award payout factor for the three-year period that was capped at $200 per unit, which is 100% above the target amount of $100 per unit. The performance awards were paid to executives in cash. The above-target performance was primarily the result of the achievements detailed in the table found in the “Determination of Economic Profit Goals and Awards” section on page 23.

For the 2012-2014 performance period, the Compensation Committee decreased economic profit to exclude or partially exclude the financial impact of: lower-than-planned tax rates, lower post retirement expense and a favorable litigation settlement. The Compensation Committee increased economic profit to exclude or partially exclude the financial impact of: historically low discount rates that caused higher pension expense and the impact of the A-12 settlement. For the 2012-2014 performance period, the final award was capped at 200% of target in accordance with the requirements of our long-term incentive program.

Supplemental Equity Awards. From time to time the Compensation Committee may grant equity awards to executives to retain high-performing leaders, reward exceptional performance or recognize expanded responsibility. These equity awards have vesting and other provisions designed to promote retention of the services and skills of the recipient. For example, these awards generally do not vest until the third or fourth anniversary of the grant date and will be forfeited in full if the executive resigns, retires or is terminated for cause prior to vesting. In 2014, a supplemental grant of RSUs was awarded to Mr. Smith to acknowledge his contributions to our Company’s strong financial performance and as a means of retention. A supplemental grant of RSUs was also awarded to Mr. Conner in 2014 to acknowledge his many significant contributions to our Commercial Airplanes business and to encourage him to forgo an opportunity to retire in the near future.

No Accelerated Vesting Upon Change-In-Control. We do not accelerate the vesting of any equity awards in connection with a change-in-control. In addition, the unearned portion of all annual incentive plan and long-term incentive program awards are forfeited upon termination or retirement. See pages 34 and 35 for additional information.

Other Design Elements

As part of a comprehensive and competitive executive compensation package, executives (including NEOs) receive additional benefits as summarized below. These benefits are designed to attract and retain the executive talent needed to achieve our business and financial objectives.

The Boeing Company    2015 Proxy Statement    25

COMPENSATION DISCUSSION AND ANALYSIS

Retirement Benefits

Executives hired before January 1, 2009, are eligible to participate in our Pension Value Plan (“PVP”) and Supplemental Executive Retirement Plan (“SERP”), two defined-benefit retirement plans that do not require employee contributions. The PVP is generally available to all salaried U.S. employees hired before 2009, other than employees covered by certain collective bargaining agreements. The amount of the pension benefit under the PVP is based on the employee’s pay and service and is determined by the same formula for executives and non-executives. The SERP provides non-qualified pension benefits to the extent the employee’s benefit under the PVP is limited by the Internal Revenue Code plus, in certain cases, a supplemental target benefit that may enhance the benefits received under the PVP. We also provide a supplemental retirement benefit to Mr. McNerney per the terms of his employment agreement to compensate him for retirement benefits provided by his prior employer that he forfeited when he accepted his role at Boeing and a supplemental pension benefit to Mr. Luttig per the terms of his initial employment. Mr. Luttig’s supplemental benefit is already fully accrued and there will be no further accruals. Mr. Smith earned benefits in a Canadian subsidiary pension plan for part of his Company service. Part of that service was in the Toronto Salaried Plan and the Toronto SERIP.

Effective December 31, 2015, eligible participants will cease to accrue future pension benefits under the PVP and the SERP. In addition, Mr. McNerney’s employment agreement benefit was modified to cease accruals as of December 31, 2015. Plan participants affected by these changes will instead transition to a new defined contribution benefit as described below.

All executives are eligible to participate in our Voluntary Investment Plan (“VIP”), a tax-qualified defined contribution plan, with a 401(k) and employee stock ownership plan feature, in which participating employees receive a Company match, and the Supplemental Benefit Plan (“SBP”), a non-qualified defined contribution plan that allows eligible participants to save and receive a Company match on amounts above those permitted under the VIP due to Internal Revenue Code limits. For employees hired after 2008, we make additional Company contributions of 3%, 4% or 5% (depending on age) of eligible earnings to both the VIP and, with respect to an eligible participant’s eligible earnings above the amount permitted under the VIP due to Internal Revenue Code limits and an executive’s annual incentive compensation, the SBP. The SBP also provides a supplemental retirement benefit (a Defined Contribution SERP Benefit) to certain executives who are hired or rehired on or after January 1, 2009. Effective January 1, 2016, in connection with the cessation of future benefit accruals under the PVP and SERP, eligible participants hired prior to 2009 will receive additional Company contributions to the VIP and/or SBP, as applicable, totaling 9%, 8% and 7% of eligible earnings for 2016, 2017 and 2018, respectively. Thereafter, these participants will generally receive the same Company contributions to the VIP and SBP as those hired after 2008. The Defined Contribution SERP benefit will also be extended, effective January 1, 2016, to certain executives who were hired prior to 2009 in the form of an additional contribution equal to 5% of eligible earnings plus, for those participants who are 55 or over, an incremental amount (payable for up to seven years) based on years of service as of January 1, 2016.

The Deferred Compensation Plan for Employees allows executives to voluntarily defer, on a non-qualified basis, receipt of a portion of salary, earned annual incentive awards and earned performance awards.

Perquisites and Other Executive Benefits

Consistent with our executive compensation philosophy and our commitment to emphasize performance-based pay, we limit the perquisites and other benefits that we provide to executives, and any such benefits are provided to help achieve our business objectives. In 2014, these perquisites (by primary objective achieved) included:

•

Security—Our CEO is required, and certain senior executives are encouraged, to use Company aircraft for business and personal travel for security reasons. We provide ground transportation services to the CEO so that he may conduct business during his commute and for security purposes. In addition, home security is provided to the CEO and certain other executives.

•	Productivity—Relocation assistance services (when applicable), tax preparation and planning services, and home office costs.

•	Health—Annual physical exam.

•	Other—Supplemental life insurance, charitable gift matching program, legal services and travel planning assistance.

No tax gross-ups are provided except in connection with certain relocation expenses, of which none were paid in 2014. The Compensation Committee annually reviews perquisites and other executive benefits to ensure that they are reasonable and consistent with our executive compensation philosophy.

Severance Benefits

We have maintained an Executive Layoff Benefit Plan since 1997 to provide a reasonable separation package for executives who are involuntarily laid off and do not become employed elsewhere within the Company. The plan

26    The Boeing Company    2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

provides a layoff benefit equal to one year of base salary plus an amount equal to the executive’s target annual incentive multiplied by the Company performance score and business unit score for the year in which the layoff occurs. The plan does not provide enhanced change-in-control benefits or tax gross-ups. The Compensation Committee believes that the benefits provided under the plan are consistent with those provided by our peers and other companies with whom we compete for executive talent. In addition to the benefits under the plan, executives may continue to participate in certain incentive award programs after a separation based on service and the terms and conditions of the award.

Pursuant to his employment agreement, Mr. McNerney is also entitled to certain severance payments. Such payments would require a so-called “double-trigger”—i.e., (1) a change-in-control and (2) termination of Mr. McNerney’s employment within two years of or in connection with such change in control by the Company without cause or by Mr. McNerney with good reason (e.g., adverse change in responsibilities, pay, reporting relationships or our—or our successor’s—failure to abide by the agreement). In the event these conditions are satisfied, Mr. McNerney would be eligible to receive a cash severance payment, credit for severance and related service for purposes of his supplemental retirement benefit and medical coverage. The cash severance payment is three times the sum of base salary plus target annual incentive. The agreement does not provide for any tax gross-ups. The level and nature of these benefits were reviewed against market data and determined through a negotiated employment agreement to attract Mr. McNerney, who had similar arrangements with his prior employer, to join Boeing.

Governance of Pay-Setting Process

The Company applies the following approach in setting compensation for its executives:

•	All executives are assigned to pay grades by comparing position-specific duties and responsibilities with market data and our internal management structure.

•	Each pay grade has a salary range with corresponding target annual and long-term incentive award opportunities, executive benefits and perquisites.

•	Salary ranges and incentive opportunities by pay grade are benchmarked annually against our peer group to ensure they are competitive.

•

Individual executive pay positioning is generally targeted at the median of our peer group but can vary based on the requirements of the job (competencies and skills), the executive’s experience and performance, and the organizational structure of the businesses (internal alignment and pay relationships).

•	The Compensation Committee may make exceptions to normal practices based on critical business and people needs.

Role of Board, Management and Consultants

The Compensation Committee establishes, reviews and approves all elements of the executive compensation program. The Compensation Committee works with an independent executive compensation consultant, Compensation Advisory Partners (“CAP”), for advice and perspective regarding market trends that may affect decisions about our executive compensation program and practices. CAP also advises the GON Committee in connection with nonemployee director compensation matters. CAP provided no services to Boeing outside of its duties as the independent consultant to these two Board committees. The Compensation Committee has assessed the independence of CAP pursuant to SEC and NYSE rules and determined that no conflict of interest exists that would prevent CAP from independently representing the Compensation and GON Committees. For more information on this conflicts of interest assessment, see “Corporate Governance—Compensation Consultants” on page 16.

Boeing management has the responsibility for effectively implementing the executive compensation program. Aon Hewitt and Meridian Compensation Partners served as management’s compensation consultants during 2014.

Additional responsibilities of the Board of Directors, Compensation Committee, management and the compensation consultants include:

Board of Directors and Compensation Committee

•

The Compensation Committee reviews and approves the CEO’s business goals and objectives relevant to executive compensation, evaluates the performance of the CEO in light of those goals and objectives in coordination with the GON Committee and recommends the CEO’s compensation level to independent members of the Board based on this evaluation. The Compensation Committee reviews and approves the CEO’s annual and long-term incentive targets and payouts.

The Boeing Company    2015 Proxy Statement    27

COMPENSATION DISCUSSION AND ANALYSIS

•

Based on a review of peer data, pay tally sheets (as described below), individual performance and internal pay comparisons, the Compensation Committee sets pay for the CEO and reviews and approves all NEO pay arrangements other than base salaries, which are approved by the Board as required by our By-Laws.

•	The Board reviews all components of compensation and approves all executive officer base salaries.

•

A supermajority (two-thirds) of the Board must approve any incentive awards for our NEOs that are granted under an incentive or other compensation plan not previously approved by a supermajority of the Board.

Management

•

The CEO and the Senior Vice President, Human Resources and Administration make recommendations on program design and pay levels, where appropriate, and implement the program approved by the Compensation Committee.

•

The CEO makes recommendations with respect to the compensation of other officers, including the other NEOs, and is assisted in pay administration by the Senior Vice President, Human Resources and Administration.

•

The CFO provides the financial information used by the Compensation Committee to make decisions with respect to incentive compensation goals based on achievement of economic profit targets and related payouts for our annual and long-term incentive programs, if any.

Compensation Consultants

Compensation Committee’s Independent Consultant	Management’s Consultants

•    Presents peer group pay practices and other relevant benchmarks for CEO and nonemployee director compensation to the Compensation Committee and GON Committee, respectively, as well as management.

•    Reviews and provides recommendations concerning management’s data and work product and compensation-related practices and proposals.

•    Advises the Compensation Committee Chairman and the Compensation Committee with respect to management’s proposals.

•    Meets with the Compensation Committee in executive session following regular meetings of the Committee.

•    Presents peer group pay practices and other relevant benchmarks (except for the CEO and nonemployee directors) to the Compensation Committee and management.

•    Prepares comprehensive pay tally sheets for elected officers for Compensation Committee review. The pay tally sheets provide total annual compensation and accumulated wealth (value of equity holdings, outstanding long-term incentives, deferred compensation and pension).

•    Provides periodic updates to the Compensation Committee regarding tax, accounting and regulatory issues that may impact executive compensation design, administration and/or disclosure.

Benchmarking Against Our Peer Group

Peer group benchmarking is one of several factors considered in the pay setting process. Peer group practices are analyzed annually for target total direct compensation and for other pay elements (such as executive benefits and perquisites). We benchmark executive compensation against a peer group of leading U.S.-based companies (with an emphasis on aerospace and industrial manufacturing companies) that have a technology focus, large global operations, a diversified business and comparable annual sales and market capitalizations. Each year the Compensation Committee, working with its independent consultant, reviews the composition of the peer group and determines whether any changes should be made. In 2014, Boeing’s peer group consisted of the 23 companies listed below. Beginning in 2015, Hewlett-Packard will not be included in the peer group due to its announced plan to split into two companies.

3M	Exxon Mobil	IBM	Procter & Gamble
AT&T	Ford	Intel	Raytheon
Caterpillar	General Dynamics	Johnson & Johnson	United Parcel Service
Chevron	General Electric	Johnson Controls	United Technologies
Cisco Systems	Hewlett-Packard	Lockheed Martin	Verizon Communications
DuPont	Honeywell	Northrop Grumman

The median revenue of our peer group for the year ended December 31, 2014 was approximately $58.23 billion as compared to our revenues of $90.76 billion. As of December 31, 2014, the median market capitalization of our peer group was $104.51 billion as compared to our market capitalization of $92.67 billion. The Compensation Committee reviews our peer group and executive compensation program on at least an annual basis and, with the assistance of its independent compensation consultant, compares our executive compensation practices to those of our peers. Individual executive pay is generally targeted at the median of our peer group, but can vary based on the requirements of the job (competencies and skills), the executive’s experience and performance and the organizational structure of the businesses (internal alignment and pay relationships).

28    The Boeing Company    2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The PBRSUs issued under our long-term incentive program in 2014 will pay out based on Boeing’s TSR during the three-year performance period, as measured against the companies in the above-described peer group plus Airbus. Airbus is included as a comparator for TSR purposes due to the company’s available equivalent financial information compared to U.S.-listed companies, but is not included in our compensation peer group due to the lack of publicly available compensation and benefit program information. For additional information on the PBRSUs, see page 35.

Additional Considerations

Executive Stock Ownership

In order to further align the interests of our senior executives with the long-term interests of shareholders, we require NEOs and other senior executives to own significant amounts of Boeing stock. Senior executives are required to attain and maintain throughout their term of employment with us the following investment position in Boeing stock and stock equivalents:

•	CEO: 6x base salary

•	Vice Chairmen and Executive Vice Presidents: 4x base salary

•	Senior Vice Presidents: 3x base salary

•	Vice Presidents: 1x or 2x base salary based on executive grade

Senior executives must fulfill their requirements within five years after joining the executive grade to which such requirement applies. During the five-year period, executives are expected to accumulate qualifying equity until they meet the minimum stock ownership requirement. Shares owned directly by the executive as well as stock units, RSUs, deferred stock units and shares held through our savings plans are included in calculating ownership levels. Shares underlying stock options and PBRSUs do not count toward the ownership guidelines. As of December 31, 2014, each NEO exceeded the applicable stock ownership requirement.

Each year, the Compensation Committee reviews the ownership position of each elected officer as well as a summary covering all senior executives. In assessing stock ownership, the average daily closing stock price over a one-year period (ending September 30 of each year) is used. This approach mitigates the effect of stock price volatility and is consistent with the objective of requiring long-term, sustained stock ownership. The Compensation Committee may, at its discretion, elect at any time to pay some or all performance awards in stock, including for executives who are currently not in compliance with the applicable ownership requirement.

Granting Practices

The Compensation Committee typically grants long-term incentive awards each February at a regular meeting of the Compensation Committee. The Compensation Committee meeting date, or the next business day if the meeting falls on a day when the NYSE is closed for trading, is the effective grant date for the grants.

New executives hired or internally promoted after the February grant date but on or before December 31 will receive a pro-rated long-term incentive award, if any, for that year. Grants are pro-rated based on the time remaining in the 36-month performance or vesting period as of the date of hire or promotion. This approach was adopted to better align our program with peer practices and provide the executive with an immediate tie to Boeing’s long-term performance.

We also may grant supplemental equity awards to retain high-performing leaders, reward exceptional performance or recognize expanded responsibility. The effective date of these grants is determined based on the timing of the recognition or hiring and approved on or in advance of the effective date of the grant by the Compensation Committee. The exercise/grant price is the fair market value of Boeing stock on the effective date.

Accounting and Tax Implications

The Compensation Committee considers the accounting and tax impact reflected in our financial statements when establishing the amount and forms of long-term and equity compensation. The forms of long-term compensation selected are intended to be cost-efficient. We account for all awards settled in equity in accordance with FASB ASC Topic 718, pursuant to which the fair value of the grant, net of estimated forfeitures, is expensed over the service/vesting period based on the number of options, shares or units, as applicable, that vest. This includes our RSUs and PBRSUs for U.S.-based executives. The estimated payout amount of performance awards, along with any changes in that estimate, is recognized over the performance period under “liability” accounting. Our ultimate expense for performance awards will equal the value earned by/paid to the executives and, accordingly, will not be determinable until the end of the three-year performance period.

The Boeing Company    2015 Proxy Statement    29

COMPENSATION DISCUSSION AND ANALYSIS

Securities Trading Policy

We have a policy that prohibits executive officers and directors from trading in Boeing securities while aware of material non-public information, or engaging in hedging transactions or short sales and trading in “puts” and “calls” involving Boeing securities. This policy is described in our Corporate Governance Principles, which may be viewed in the corporate governance section of our website at www.boeing.com/corp_gov/. In addition, executive officers and directors are prohibited from pledging Boeing securities.

Clawback Policy

We will require reimbursement of any incentive payments to an executive officer if the Board determines that the executive engaged in intentional misconduct that caused or substantially caused the need for a substantial restatement of financial results and a lower payment would have been made to the executive based on the restated financial results. This policy is described in our Corporate Governance Principles. In addition, in 2015, the Board expanded the scope of the Company’s clawback policy. Even absent a financial restatement, the Compensation Committee may now require reimbursement of incentive compensation from any executive officer who has engaged in fraud, bribery, or illegal acts like fraud or bribery, or knowingly failed to report such acts of an employee over whom such officer had direct supervisory responsibility. The revised policy also gives the Compensation Committee the flexibility to direct the Company to publicly disclose any recoupment made pursuant to the policy. These revisions were made following an extensive review of the Company’s policy, including discussions with several of our principal shareholders and peer benchmarking.

Tax Gross-Ups

We do not provide tax gross-ups other than for certain relocation expenses, of which none were paid in 2014.

Limitations on Deductibility of Compensation

Section 162(m) limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. We consider the impact of this rule when developing and implementing our executive compensation program. Annual incentive awards, performance awards and PBRSUs are generally designed to meet the deductibility requirements. We also believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts awarded or paid under any of our compensation programs, including salaries, annual incentive awards, performance awards, RSUs and PBRSUs may not qualify as performance-based compensation that is excluded from the limitation on deductibility.

There are different means by which the Board may pay executives. One such means is the Elected Officer Annual Incentive Plan, which was established to allow for the payment of annual incentive awards that are designed to be deductible under Section 162(m). However, that plan is not the exclusive means by which annual or long-term incentive payments may be made to NEOs. The Board at its discretion may make such awards. When awards are made outside the Elected Officer Annual Incentive Plan, however, they may not be tax deductible. For 2014, we met the plan requirements for the Elected Officer Annual Incentive Plan. As a result, payments made under this plan are considered performance-based compensation under Section  162(m).

Compensation Committee Report

Management has prepared the Compensation Discussion and Analysis, beginning on page 19. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee Arthur D. Collins, Jr., Chair David L. Calhoun Kenneth M. Duberstein Ronald A. Williams Mike S. Zafirovski

30    The Boeing Company    2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during 2014 had a relationship that requires disclosure as a Compensation Committee interlock.

Compensation and Risk

We believe that our compensation programs create appropriate incentives to drive sustained, long-term increases in shareholder value. These programs have been designed and administered in a manner that discourages undue risk-taking by employees. Relevant features of these programs include:

•	Compensation Committee-approved limits on annual incentive awards, performance awards and PBRSUs;

•	Compensation Committee annual and ongoing review of our compensation plans and programs advised by the Committee’s independent compensation consultant;

•

Revised clawback/recoupment policy adopted in 2015 that authorizes the Compensation Committee to recover past compensation from executive officers in the event of certain kinds of misconduct, even if there has been no restatement of financial results;

•

With each increase in executive pay level, a proportionately greater award opportunity is derived from the long-term incentive program, creating a greater focus on sustained Company performance over time;

•	The use of one-year and three-year economic profit as our principal performance metrics, which incents employees to increase earnings and manage net assets efficiently;

•

Use of three distinct long-term incentive vehicles—performance awards, RSUs and PBRSUs—that vest in three year periods – and in the case of PBRSUs based on TSR – thereby providing strong incentives for sustained operational and financial performance;

•

A long-term incentive program that has overlapping performance periods, such that at any one time three separate and distinct potential long-term awards are affected by current year performance, thereby requiring sustained and enduring high levels of performance year over year to achieve a payout;

•	Significant share ownership requirements for senior executives, monitored by the Compensation Committee, that ensure alignment with shareholder interests over the long term;

•	Compensation Committee discretion to adjust economic profit to reflect the core operating performance of the Company and its businesses, but not to authorize payouts above stated maximum awards;

•

Incorporation of an individual performance score for each executive as a critical factor in the annual incentive calculation, thereby enabling the Compensation Committee to direct a zero payout to any executive in any year if the executive is deemed to have sufficiently poor performance or is found to have engaged in activities or misconduct that pose a financial, operational or other undue risk to the Company; and

•	Restrictions on trading by senior executives to reduce insider trading compliance risk, as well as prohibitions on hedging and pledging Company equities.

In light of these features, we conclude that the risks arising from our executive and employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

The Boeing Company    2015 Proxy Statement    31

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth information regarding compensation for each of our 2014 named executive officers. The Summary Compensation Table and the 2014 Grants of Plan-Based Awards table should be viewed together for a more complete representation of both the annual and long-term incentive compensation elements of our program. In addition, we have provided a supplemental table on page 33 showing elements of our CEO’s actual compensation realized in 2014 and 2013.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value ($)(5)	All Other Compensation ($)(6)	Total ($)
W. James McNerney, Jr.	2014	$2,004,231	$6,272,517	—	$14,475,000	$5,350,097	$760,075	$28,861,920
Chairman and Chief Executive Officer	2013 2012	1,930,000 1,930,000	3,763,534 3,763,492	3,763,503 3,763,497	12,920,972 10,819,580	0 6,366,794	885,553 840,775	23,263,562 27,484,138
Gregory D. Smith	2014	809,231	6,495,646	—	2,663,600	498,085	112,989	10,579,551
Chief Financial Officer, Executive Vice President, Business Development and Strategy	2013 2012	685,700 594,635	616,608 609,342	616,597 609,374	1,553,042 1,099,095	28,930 222,627	95,135 86,453	3,596,012 3,221,526
Raymond L. Conner	2014	1,002,500	8,497,786	—	2,072,500	4,576,995	271,533	16,421,314
Vice Chairman, President and Chief Executive Officer, Commercial Airplanes	2013 2012	828,846 633,321	843,743 4,008,775	843,743 290,998	2,052,960 1,236,200	985,652 1,575,915	107,224 25,113	5,662,168 7,770,332
J. Michael Luttig	2014	877,480	1,548,377	—	3,359,100	1,463,810	199,677	7,448,444
Executive Vice President and General Counsel	2013 2012	822,373 802,723	850,048 3,834,062	850,083 818,270	3,486,856 2,699,295	32,679 1,014,249	125,226 215,992	6,167,265 9,384,591
Dennis A. Muilenburg	2014	1,135,389	2,474,990	—	4,117,900	3,917,410	152,712	11,798,401
Vice Chairman, President and Chief Operating Officer	2013 2012	941,004 884,255	1,156,567 5,405,705	1,156,559 959,994	3,494,900 2,619,900	717,653 1,783,301	254,929 289,939	7,721,612 11,943,094

(1)	Amounts reflect base salary paid in the year, before any deferrals at the executive’s election and including salary increases effective during the year, if any. Salaries earned in 2014 are higher than each executive’s annualized base salary due to an additional earnings period in 2014.

(2)	Amounts reflect the aggregate grant date fair value of RSUs and PBRSUs granted in the year computed in accordance with FASB ASC Topic 718. These amounts are not paid to or realized by the executive. The grant date fair value of each RSU and PBRSU award in 2014 is set forth in the 2014 Grants of Plan-Based Awards table on page 34. A description of RSUs and PBRSUs appears on page 35.

(3)	Amounts reflect the aggregate grant date fair value of stock options granted in the year computed in accordance with FASB ASC Topic 718. These amounts are not paid to or realized by the executive. Assumptions used in the calculation of these values are included in Note 15 to our audited financial statements included in our 2014 Annual Report on Form 10-K.

(4)	Amounts reflect (a) annual incentive compensation, which is based on Company, business unit (if applicable), and individual performance during the relevant year, pursuant to the annual incentive plan, and (b) any payout of performance awards for the three-year performance period that ended in the relevant year, pursuant to the long-term incentive program. Annual cash incentive compensation and performance award payouts for our NEOs (before taking into account any elective deferrals of such compensation) were as follows:

Name	Year	Annual Incentive Compensation ($)	Long-Term Incentive Performance Awards ($)	Total Non-Equity Incentive Plan Compensation ($)
W. James McNerney, Jr.	2014	$4,439,000	$10,036,000	$14,475,000
	2013	4,439,000	8,481,972	12,920,972
	2012	4,439,000	6,380,580	10,819,580
Gregory D. Smith	2014	1,038,600	1,625,000	2,663,600
	2013	1,135,100	417,942	1,553,042
	2012	784,300	314,795	1,099,095
Raymond L. Conner	2014	1,296,500	776,000	2,072,500
	2013	1,428,000	624,960	2,052,960
	2012	772,200	464,000	1,236,200
J. Michael Luttig	2014	1,177,100	2,182,000	3,359,100
	2013	1,497,400	1,989,456	3,486,856
	2012	1,279,600	1,419,695	2,699,295
Dennis A. Muilenburg	2014	1,557,900	2,560,000	4,117,900
	2013	1,672,100	1,822,800	3,494,900
	2012	1,575,900	1,044,000	2,619,900

Annual incentive compensation and performance awards are discussed in further detail under Compensation Discussion and Analysis beginning on page 23. The estimated target and maximum amounts for annual incentive awards for 2014 and for performance awards granted in 2014 are reflected in the 2014 Grants of Plan-Based Awards table on page 34.

32    The Boeing Company    2015 Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

(5)	Amounts reflect the aggregate increase in the actuarial present value of the executive’s accumulated benefits under all pension plans (including supplemental retirement benefits under individual agreements with Messrs. McNerney and Luttig) during the year. If the change in actuarial present value was negative, the change in value is shown as zero in the table above. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in our audited financial statements. There are many assumptions that are used to determine the present value of accumulated benefits with interest rates being one of the key assumptions. A decrease in the interest rate generally increases the present value of pension benefits. The degree of change in the present value depends on the age of the employee, when the benefit payments begin, and how long the benefits are expected to last. During 2014, pension values increased primarily due to: decreases in applicable discount rates, increases in average eligible compensation, increases in present value due to participant aging, an additional year of credited service under existing plans, and changes in the mortality assumptions used as a result of new mortality table requirements. Information regarding our pension plans is set forth in further detail under “2014 Pension Benefits” on page 37.

(6)	The table below sets forth the elements of “All Other Compensation” provided in 2014 to our NEOs:

Name	Perquisites and Other Personal Benefits ($)(a)	Life Insurance Premiums ($)(b)	Company Contributions to Retirement Plans ($)(c)	Total All Other Compensation ($)
W. James McNerney, Jr.	$632,849	$6,972	$120,254	$760,075
Gregory D. Smith	59,754	4,681	48,554	112,989
Raymond L. Conner	205,581	5,802	60,150	271,533
J. Michael Luttig	141,972	5,056	52,649	199,677
Dennis A. Muilenburg	78,014	6,574	68,124	152,712

(a)	Perquisites and personal benefits provided to one or more of our NEOs in 2014 consisted of use of Company aircraft for personal travel or to attend outside board meetings, personal use of ground transportation services, tax preparation and planning services, charitable donations, home security expenses, annual physicals, legal services, home office costs, and travel planning assistance. We determine the incremental cost to us for these benefits based on the actual costs or charges incurred by us for the benefits. The incremental cost to us for use of Company aircraft equals the variable operating cost, such as the cost of fuel, trip-related maintenance, crew travel expenses, on-board meals, landing fees and parking costs. Year over year costs per statute mile decreased by 3.6% in 2014 primarily due to fuel costs. Since our aircraft are used predominately for business travel, the calculation does not include costs that do not change based on usage, such as pilots’ salaries, aircraft acquisition costs and the cost of maintenance not related to trips. The cost of any category of the listed perquisites and personal benefits did not exceed the greater of $25,000 or 10% of total perquisites and personal benefits for any NEO, except as follows: (i) $396,585 for use of Company aircraft for personal travel and $92,703 for use of Company aircraft associated with attendance at outside board meetings for Mr. McNerney; (ii) $36,550 for use of Company aircraft for personal travel for Mr. Smith; (iii) $29,050 for use of Company aircraft for personal travel and $156,889 for use of Company aircraft associated with attendance at outside board meetings for Mr. Conner; (iv) $55,916 for use of Company aircraft for personal travel and $70,302 for use of Company aircraft associated with attendance at outside board meetings for Mr. Luttig; and (v) $30,852 for use of Company aircraft for personal travel and $28,500 in charitable gift matching donations for Mr. Muilenburg.

(b)	Represents premiums paid by us for term life insurance for the benefit of the insured executive.

(c)	Represents matching contributions allocated by us to the NEO under our retirement plans.

CEO Actual Compensation Realized

The supplemental table below, which sets forth our CEO’s actual compensation realized in 2014 and 2013, is not a substitute for the Summary Compensation Table above. “Total Actual Compensation Realized” differs substantially from “Total Compensation” as set forth in the Summary Compensation Table. The principal differences between the tables are that the table below does not include “Change in Pension Value” or “All Other Compensation” and reports the actual value realized on equity compensation during the applicable year in lieu of the grant date fair market value of awards that were granted in that year.

Year	Salary (1)	Annual Incentive Award(2)	Long-Term Incentive Plan Performance Award Payout(3)	Equity Compensation		Total Actual Compensation Realized
				Stock Option Exercises	Stock Award Vesting(4)

2014	$2,004,231	$4,439,000	$10,036,000	$209,165	$6,632,032	$23,320,428
2013	$1,930,000	$4,439,000	$8,481,972	$20,036,665	$4,273,104	$39,160,741

(1)	Mr. McNerney’s annual base salary is $1.93M. His last base salary increase was effective March 1, 2008. Salary earned in 2014 is higher than $1.93M due to an additional earnings period in 2014.

(2)	Company one-year economic profit in 2014, as adjusted to reflect core operating performance, was $3.482B versus a target of $2.963B, resulting in a Company performance score of 1.3. The payout factor, which is based on the Company performance score combined with the business unit performance scores, was 1.25. The 2013 payout factor was 1.7. In 2014 and 2013, Mr. McNerney’s actual annual incentive award was capped at 230% of his base salary in accordance with his employment agreement.

(3)	Company three-year economic profit for the 2012-2014 performance period, as adjusted to reflect core operating performance, was $8.332B versus a target of $5.701B, resulting in a payout factor that exceeded target and was capped at $200 per performance award unit. The 2011-2013 payout factor was $186 per performance award unit.

(4)	Represents the value of RSUs granted in 2011 and 2010 pursuant to the long-term incentive program that vested in 2014 and 2013, respectively. Values are based on the average of the high and low prices on the vesting date.

The Boeing Company    2015 Proxy Statement    33

COMPENSATION OF EXECUTIVE OFFICERS

2014 Grants of Plan-Based Awards

The following table provides information for each of our NEOs regarding 2014 annual and long-term incentive award opportunities, including the range of potential payouts under our incentive plans. Specifically, the table presents the 2014 grants of annual incentive awards, performance awards, RSUs and PBRSUs.

Name	Type of Award	Grant Date	Committee Action Date(1)	Number of Units Granted (#)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)		Estimated Future Payouts Under Equity Incentive Plan Awards(3)		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards($)
					Target ($)	Maximum ($)	Target (#)	Maximum (#)
W. James McNerney, Jr.	Annual Incentive			—	$3,281,000	$4,439,000	—	—	—	—
	Performance Award			62,725	6,272,500	12,545,000	—	—	—	—
	RSUs	2/24/2014	2/23/2014	—	—	—	—	—	24,203	$3,136,225
	PBRSUs	2/24/2014	2/23/2014	—	—	—	23,040	46,080	—	3,136,292
Gregory D. Smith	Annual Incentive			—	783,836	1,567,672	—	—	—	—
	Performance Award			13,125	1,312,500	2,625,000	—	—	—	—
	RSUs	2/24/2014	2/23/2014	—	—	—	—	—	5,064	656,193
	RSUs	2/24/2014	2/23/2014	—	—	—	—	—	40,000	5,183,200
	PBRSUs	2/24/2014	2/23/2014	—	—	—	4,821	9,642	—	656,253
Raymond L. Conner	Annual Incentive			—	970,959	1,941,918	—	—	—	—
	Performance Award			20,188	2,018,800	4,037,600	—	—	—	—
	RSUs	2/24/2014	2/23/2014	—	—	—	—	—	7,790	1,009,428
	RSUs	2/24/2014	2/23/2014	—	—	—	—	—	50,000	6,479,000
	PBRSUs	2/24/2014	2/23/2014	—	—	—	7,415	14,830	—	1,009,358
J. Michael Luttig	Annual Incentive			—	888,393	1,776,786	—	—	—	—
	Performance Award			15,484	1,548,400	3,096,800	—	—	—	—
	RSUs	2/24/2014	2/23/2014	—	—	—	—	—	5,975	774,241
	PBRSUs	2/24/2014	2/23/2014	—	—	—	5,687	11,374	—	774,136
Dennis A. Muilenburg	Annual Incentive			—	1,210,000	2,420,000	—	—	—	—
	Performance Award			24,750	2,475,000	4,950,000	—	—	—	—
	RSUs	2/24/2014	2/23/2014	—	—	—	—	—	9,550	1,237,489
	PBRSUs	2/24/2014	2/23/2014	—	—	—	9,091	18,182	—	1,237,501

(1)	RSU and PBRSU awards had a grant date of Monday, February 24, 2014, the first trading day following the date of the Compensation Committee approval.

(2)	Payouts of annual incentive awards and performance awards may range from $0 to the maximum as set forth above. Therefore, in accordance with SEC rules, we have omitted the “Threshold” column.

(3)	Payouts of PBRSU awards may range from zero shares to the maximum as set forth above. Therefore, in accordance with SEC rules, we have omitted the “Threshold” column.

Annual Incentive Awards

The amounts shown for annual incentive awards represent the target and maximum amounts of annual cash incentive compensation that, depending on Company, business unit, and individual performance results, might have been paid to each NEO for 2014 performance. The actual amount paid for 2014 is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 32. These awards may be deferred at the election of the executive. If employment is terminated due to death, disability, layoff or retirement during the year, the executive (or beneficiary) remains eligible to receive a pro-rated payout based on the number of days employed during the year at the same time payment is made to other participants. Upon any other type of termination, all rights to the annual incentive awards will terminate completely. Annual incentive awards are described in further detail on page 23.

Performance Awards

The amounts shown for performance awards represent the target and maximum amounts that, depending on performance results, might be paid to each NEO pursuant to performance awards granted in 2014. The performance awards shown are units that pay out based on the achievement of internal financial goals (economic profit) for the three-year period ending December 31, 2016. Individual target awards are based on a multiple of base salary, which is then converted into a number of units. Each unit has an initial value of $100. The amount payable at the end of the three-year performance period may be from $0 to $100 at target and $200 at maximum per unit, depending on our performance against plan for the three-year period. The Compensation Committee has the discretion to pay these awards in cash, stock or a combination of both after the three-year performance period. These awards may be deferred at the election of the executive. If employment is terminated due to death, disability, layoff or retirement during the performance period, the executive (or beneficiary) remains eligible to receive a pro-rated payout based on the number of full and partial calendar months employed during the period at the same time payment is made to other participants. Upon any other type of termination, all rights to the performance awards will terminate completely. Performance awards are described in further detail on page 25.

34    The Boeing Company    2015 Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

Restricted Stock Units

The amounts shown for RSUs represent the number of RSUs awarded to each NEO in 2014 and the grant date fair value of the RSUs determined in accordance with FASB ASC Topic 718. The grant date fair values are calculated using the average of the high and low prices on the grant date. RSUs generally vest and settle on a one-for-one basis in shares of stock on the third anniversary of the grant date, except in the case of certain supplemental RSU awards. For RSUs granted as part of our long-term incentive program, if an executive terminates employment due to death, disability, layoff or retirement, the executive (or beneficiary) will vest immediately in a pro-rated amount of stock units based on active employment during the three-year performance period. Upon any other type of termination, the RSUs will not vest and all rights to the stock units will terminate completely. RSUs that are granted in order to retain or attract the services of a senior leader, reward exceptional performance, or recognize expanded responsibility (supplemental equity awards) vest in full upon death, disability or layoff, but are forfeited in their entirety if the executive retires or otherwise terminates prior to the end of the vesting period. As described on page 25, supplemental RSU awards were granted to Messrs. Conner and Smith in 2014, who received grants of 50,000 RSUs and 40,000 RSUs, respectively. RSUs are described in further detail on page 25.

Performance-Based Restricted Stock Units

The amounts shown for PBRSUs represent the number of PBRSUs awarded to each NEO in 2014 and the grant date fair value of the PBRSUs determined in accordance with FASB ASC Topic 718. The grant date fair values are calculated using the average of the high and low prices on the grant date along with the PBRSU valuation factor (an economic discount factor that takes into account the present value of future payments as well as the risks associated with achieving the performance goals established in the program). PBRSUs are RSUs that vest based on the achievement of relative TSR over rolling three-year periods as measured against the performance of a group of peer companies set by the Compensation Committee. The final number of PBRSUs received by an executive could be higher or lower than the number of PBRSUs awarded at the time of grant. The number of shares issuable at vesting may range from 0% to 200% of the targeted amount depending on TSR performance, subject to an additional cap of 400% of the targeted monetary value. If employment is terminated due to death, disability, layoff or retirement during the performance period, the executive (or beneficiary) remains eligible to receive a pro-rated amount of stock units based on the number of full and partial calendar months employed during the period, at the same time payment is made to other participants. Upon any other type of termination, the PBRSUs will not vest and all rights to the stock units will terminate completely. PBRSUs are described in further detail on page 25.

Employment Agreement with Mr. McNerney

We entered into an employment agreement with Mr. McNerney effective July 1, 2005 (which was amended effective January 1, 2008 to conform with Section 409A of the Internal Revenue Code and again effective May 6, 2014 to amend pension benefits as described on page 26) providing for his employment as President and Chief Executive Officer and for his election as Chairman of the Board of Directors. The initial term of the agreement ended on July 1, 2008, but the term of the agreement automatically extends so that the remaining term is always two years. Either the Board of Directors or Mr. McNerney may give notice that the term will not be extended. The agreement provides for a minimum annual base salary of $1,750,000 and participation in incentive compensation plans and programs that are offered to other senior executives. Mr. McNerney last received a base salary increase on March 1, 2008 from $1,855,000 to $1,930,000. He is eligible to earn a target annual incentive award measured against internal financial goals (economic profit) of at least 170% of base salary, with a maximum annual incentive award of 230% of base salary and a potential reduced annual incentive award for achievements below target in accordance with the annual incentive plan. The employment agreement also provides for a retirement benefit, which is described on page 40 under “Employment Agreement Retirement Benefit.” Mr. McNerney’s agreement does not provide for tax gross-ups.

The Boeing Company    2015 Proxy Statement    35

COMPENSATION OF EXECUTIVE OFFICERS

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table provides information regarding outstanding stock options and unvested stock awards held by each of our NEOs as of December 31, 2014. Market values for outstanding stock awards, which include 2014 grants and prior-year grants, are based on the closing price of Boeing stock on December 31, 2014 of $129.98. Performance awards, which are not stock-based, are not presented in this table. Beginning in 2014, we ceased granting stock options.

	Option Awards						Stock Awards
Name	Grant Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
W. James McNerney, Jr.							128,905	(4)	$16,755,072	23,426	$3,044,911
	2013	80,731	156,714	(3)	75.97	2/25/2023	—		—	—	—
	2012	149,291	73,533	(5)	75.40	2/27/2022	—		—	—	—
	2011	190,432	—		71.44	2/22/2021	—		—	—	—
	2010	210,210	—		63.83	2/22/2020	—		—	—	—
	2008	252,000	—		83.93	2/25/2018	—		—	—	—
	2007	215,000	—		89.65	2/26/2017	—		—	—	—
	2006	261,000	—		74.45	2/27/2016	—		—	—	—
Gregory D. Smith							62,805	(7)	8,163,394	4,902	637,162
	2013	13,226	25,676	(6)	75.97	2/25/2023	—		—	—	—
	2012	24,172	11,907	(5)	75.40	2/27/2022	—		—	—	—
	2011	9,385	—		71.44	2/22/2021	—		—	—	—
	2010	10,372	—		63.83	2/22/2020	—		—	—	—
	2008	20,000	—		81.98	5/30/2018	—		—	—	—
Raymond L. Conner							141,977	(9)	18,454,171	7,539	979,919
	2013	18,099	35,134	(8)	75.97	2/25/2023	—		—	—	—
	2012	11,542	5,687	(5)	75.40	2/27/2022	—		—	—	—
	2011	14,031	—		71.44	2/22/2021	—		—	—	—
	2008	10,100	—		83.93	2/25/2018	—		—	—	—
J. Michael Luttig							71,638	(11)	9,311,507	5,782	751,544
	2013	18,235	35,398	(10)	75.97	2/25/2023	—		—	—	—
	2012	32,458	15,989	(5)	75.40	2/27/2022	—		—	—	—
	2011	44,666	—		71.44	2/22/2021	—		—	—	—
	2010	46,773	—		63.83	2/22/2020	—		—	—	—
	2009	27,517	—		35.57	2/23/2019	—		—	—	—
	2008	18,150	—		84.96	4/28/2018	—		—	—	—
	2008	26,000	—		83.93	2/25/2018	—		—	—	—
	2007	38,000	—		89.65	2/26/2017	—		—	—	—
	2006	47,050	—		88.73	5/11/2016	—		—	—	—
Dennis A. Muilenburg							112,697	(13)	14,648,356	9,243	1,201,405
	2013	24,809	48,160	(12)	75.97	2/25/2023	—		—	—	—
	2012	38,080	18,758	(5)	75.40	2/27/2022	—		—	—	—
	2011	40,924	—		71.44	2/22/2021	—		—	—	—
	2010	17,198	—		63.83	2/22/2020	—		—	—	—
	2008	10,100	—		83.93	2/25/2018	—		—	—	—
	2007	8,700	—		89.65	2/26/2017	—		—	—	—
	2006	10,800	—		74.45	2/27/2016	—		—	—	—

(1)	The following table shows the aggregate number and market value of unvested Career Shares, RSUs, and Matching Deferred Stock Units (“MDSUs”) held by each of the NEOs as of December 31, 2014.

	Number of Shares or Units of Stock That Have Not Vested (#)				Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Career Shares (a)	RSUs	MDSUs (b)	Total	Career Shares (a)	RSUs	MDSUs (b)	Total
W. James McNerney, Jr.	—	128,905	—	128,905	—	$16,755,072	—	$16,755,072
Gregory D. Smith	—	62,805	—	62,805	—	8,163,394	—	8,163,394
Raymond L. Conner	8,870	126,654	6,453	141,977	$1,152,923	16,462,487	838,761	18,454,171
J. Michael Luttig	—	71,638	—	71,638	—	9,311,507	—	9,311,507
Dennis A. Muilenburg	4,504	101,515	6,678	112,697	585,430	13,194,920	868,006	14,648,356

(a)	Career Shares, which were granted prior to 2006, are stock units that earn dividend equivalents that accrue in the form of additional Career Shares. Career Shares vest upon termination of employment due to retirement, death, disability or layoff and are paid out in stock upon vesting.

36    The Boeing Company    2015 Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

(b)	Under the Matching Deferred Stock Units program, which was discontinued in 2005, if an executive elected to defer certain compensation into Boeing deferred stock units (an unfunded stock unit account), we provided a 25% matching contribution when the awards vested that will be paid out in stock upon termination of employment due to retirement, death, disability or layoff. MDSUs earn dividend equivalents that accrue in the form of additional MDSUs. MDSUs are paid under our Deferred Compensation Plan for Employees, which is described in further detail under “2014 Nonqualified Deferred Compensation” beginning on page 41.

(2)	Reflects PBRSUs assuming target-level TSR performance. PBRSUs are described on page 35.

(3)	Reflects (a) 78,356 options that vested on February 25, 2015; and (b) 78,358 options that vest on February 25, 2016.

(4)	Reflects (a) 52,979 RSUs that vested on February 27, 2015; (b) 51,317 RSUs that vest on February 25, 2016; and (c) 24,609 RSUs that vest on February 24, 2017.

(5)	Reflects options that vested on February 27, 2015.

(6)	Reflects (a) 12,837 options that vested on February 25, 2015; and (b) 12,839 options that vest on February 25, 2016.

(7)	Reflects (a) 8,578 RSUs that vested on February 27, 2015; (b) 8,408 RSUs that vest on February 25, 2016; (c) 25,484 RSUs that vest on February 24, 2017; and (d) 20,335 RSUs that vest on February 24, 2018.

(8)	Reflects (a) 17,566 options that vested on February 25, 2015; and (b) 17,568 options that vest on February 25, 2016.

(9)	Reflects (a) 8,870 Career Shares and 6,453 MDSUs that vest as described in footnote (1) above, (b) 14,710 RSUs that vested on February 25, 2015; (c) 11,505 RSUs that vest on February 25, 2016; (d) 41,680 RSUs that vest on December 17, 2016; (e) 7,921 RSUs that vest on February 24, 2017; and (f) 50,838 RSUs that vest on December 1, 2017.

(10)	Reflects (a) 17,698 options that vested on February 25, 2015; and (b) 17,700 options that vest on February 25, 2016.

(11)	Reflects (a) 11,519 RSUs that vested on February 25, 2015; (b) 11,590 RSUs that vest on February 25, 2016; (c) 42,454 RSUs that vest on February 27, 2016; and (d) 6,075 RSUs that vest on February 24, 2017.

(12)	Reflects (a) 24,079 options that vested on February 25, 2015; and (b) 24,081 options that vest on February 25, 2016.

(13)	Reflects (a) 4,504 Career Shares and 6,678 MDSUs that vest as described in footnote (1) above, (b) 13,515 RSUs that vested on February 25, 2015; (c) 15,770 RSUs that vest on February 25, 2016; (d) 62,520 RSUs that vest on December 17, 2016; and (e) 9,710 RSUs that vest on February 24, 2017.

Option Exercises and Stock Vested

The following table provides information for each of our NEOs regarding stock option exercises and vesting of stock awards during 2014.

	Stock Options		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
W. James McNerney, Jr.	2,400	$209,165	51,182	$6,632,032
Gregory D. Smith	3,911	333,031	2,523	326,903
Raymond L. Conner	15,828	751,570	14,462	1,873,893
J. Michael Luttig	—	—	12,005	1,555,574
Dennis A. Muilenburg	—	—	10,999	1,425,225

(1)	Consists of time-based vesting of RSUs. Includes shares withheld for payment of applicable taxes associated with the vesting.

(2)	Calculated based on the average of the high and low prices on the date of vesting.

2014 Pension Benefits

The following table provides information as of December 31, 2014 for each of our NEOs regarding the actuarial present value of the executive’s total accumulated benefit under each of our applicable defined benefit plans, the Pension Value Plan, the Supplemental Executive Retirement Plan (“SERP”), and the Boeing Toronto Supplemental Executive Retirement Income Plan (“Toronto SERIP”). Benefits under the SERP and the Toronto SERIP are payable only in the form of a monthly annuity. For Mr. McNerney, the table also includes the actuarial present value of his retirement benefit under his employment agreement in the form of a 15-year certain annuity. For Mr. Luttig, the table also includes the actuarial present value of his retirement benefit under his supplemental pension agreement in the form of a lump sum. The actuarial values were determined using interest rate and mortality rate assumptions consistent with those used in our 2014 audited financial statements. As discussed on page 26, effective December 31, 2015, eligible participants will cease to accrue future pension benefits under the Pension Value Plan and the SERP. Mr. McNerney’s

The Boeing Company    2015 Proxy Statement    37

COMPENSATION OF EXECUTIVE OFFICERS

employment agreement retirement benefit has also been amended to cease accruals effective December 31, 2015. Mr. Luttig’s supplemental pension benefit is already fully accrued.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
W. James McNerney, Jr.	Pension Value Plan	9.51	$405,276	$0
	SERP	9.51	11,858,479	0
	Employment Agreement	9.00	34,343,783	0
Gregory D. Smith	Pension Value Plan	12.01	364,410	0
	SERP	12.01	663,693	0
	Toronto SERIP	9.52	227,073	0
Raymond L. Conner	Pension Value Plan	36.57	1,252,220	0
	SERP	36.57	9,268,581	0
J. Michael Luttig	Pension Value Plan	8.64	389,585	0
	SERP	8.64	3,288,164	0
	Supplemental Pension Agreement	8.64	2,528,353	0
Dennis A. Muilenburg	Pension Value Plan	29.00	832,606	0
	SERP	29.00	8,044,863	0

(1)	Credited service for purposes of calculating benefits under the Pension Value Plan and the SERP (called “benefit service” under the plans) is counted in the same manner and determined pursuant to such plans uniformly for all plan participants. Credited service for purposes of calculating benefits under the Toronto SERIP is counted in the same manner for all participants in the Pension Plan for Salaried Employees of Boeing Toronto, LTD (Toronto Salaried Plan). The years of Company service for each NEO for the Pension Value Plan and SERP are as follows: Mr. McNerney, nine years; Mr. Smith, 24 years; Mr. Conner, 36 years; Mr. Luttig, eight years; and Mr. Muilenburg, 28 years. The credited service is slightly higher than years of Company service for each NEO (except Mr. Smith) for reasons such as service counting methods and the transition of benefits from our Employee Retirement Plan to the Pension Value Plan, which provided up to one year of additional credited service. Mr. Smith’s credited service under the Pension Value Plan and the SERP is less than his years of Company service because he earned benefits in a Canadian subsidiary pension plan for part of his Company service. Part of that service was in the Toronto Salaried Plan and the Toronto SERIP and is reflected in the service above. Part of that service was in the Boeing Toronto, LTD. Non-Contributory Pension Plan for Hourly Employees of the National Automobile Aerospace Transportation and General Works Union of Canada Local 1967 (CAW-Canada Local 1967 Plan) and that service is not reflected in the table above. The Toronto Salaried Plan and the CAW-Canada Local 1967 Plans have been terminated and benefits have been cashed out; however, Mr. Smith retains a Toronto SERIP benefit. Under the terms of Mr. McNerney’s employment agreement retirement benefit, described below, his years of credited service are counted from January 1, 2006. Granting extra years of credited service under the SERP would require the approval of the Compensation Committee.

(2)	The amounts reported in this column for each officer were calculated assuming no future service or compensation increases. Present values were calculated assuming no pre-retirement mortality or termination. The values under the Pension Value Plan, the SERP, and the Toronto SERIP are the actuarial present values as of December 31, 2014 of the benefits earned as of that date and payable at age 65 for the Pension Value Plan, age 62 (or current age, if older) for the SERP, and age 55 for the Toronto SERIP. The discount assumption is 3.94% for the Pension Value Plan and 3.88% for the SERP. The discount assumption is 4.6% for the Toronto SERIP. The post-retirement mortality assumption of the Pension Value Plan and SERP is RP2000 sex-specific generational mortality setback 18 months and projected using scale AA. The post-retirement mortality assumption for the Toronto SERIP is UP 1994 fully generational. The value set forth for Mr. McNerney’s employment agreement retirement benefit is a 15-year certain annuity equal in value to a life annuity commencing at age 62, and the value set forth for Mr. Luttig’s supplemental pension agreement retirement benefit is a lump sum payable at age 65. The Pension Benefit Guaranty Corporation interest rate used to convert Mr. McNerney’s benefit to a 15-year certain annuity is 1.00%. Both Mr. McNerney’s 15-year certain annuity and Mr. Luttig’s lump sum are discounted with the same interest rate used for the SERP.

In order to determine changes in pension values for the Summary Compensation Table on page 32, the values of the Pension Value Plan, the SERP, the Toronto SERIP, Mr. McNerney’s employment agreement retirement benefit and Mr. Luttig’s supplemental pension agreement retirement benefit were also calculated as of December 31, 2013 for the benefits earned as of that date. The discount assumption used for the Pension Value Plan, the SERP, the Toronto SERIP, Mr. McNerney’s employment agreement retirement benefit, and Mr. Luttig’s supplemental pension agreement retirement benefit was 4.90%, which was the assumption used for financial reporting purposes for 2013. The Pension Benefit Guaranty Corporation interest rate used to convert Mr. McNerney’s benefit to a 15-year certain annuity as of December 31, 2013 was 1.75%. Other assumptions used to determine the value as of December 31, 2013 were the same as those used for December 31, 2014. The mortality assumption of the Pension Value Plan and SERP for 2013 was RP2000 sex-specific generational mortality projected using scale AA. The assumptions reflected in this footnote are the same as the ones used for the Pension Value Plan, the SERP, and the Toronto SERIP for financial reporting purposes.

38    The Boeing Company    2015 Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

For all participants in the Pension Value Plan and the SERP, the life annuity is the normal form of payment for unmarried participants, and a 50% joint and survivor benefit is the normal form of payment for married participants; alternative annuity forms may also be available. The normal form of payment for those married in the Toronto SERIP is a 60% joint and survivor benefit, and other forms are available. The benefits shown in the table are not subject to any deduction for Social Security benefits.

Pension Value Plan

Under the Pension Value Plan, each year a bookkeeping account in a participant’s name is credited with an amount equal to a percentage of the participant’s annual base salary and annual incentive compensation depending on the participant’s age, ranging from 3% for those younger than age 30 to 11% for those age 50 and older. Each of the NEOs, except Mr. Smith, is older than age 50. Mr. Smith receives a credit of 9% which is the same rate received by all other participants in the plan who are between age 45 and 49. Each participant’s account also receives interest credits based on the yield of the 30-year U.S. Treasury bond in effect during November of the previous year, except that the rate may be no lower than 5.25% or higher than 10%. Benefits are earned after one year of service, which is retroactively credited upon completion. Benefits generally vest after three years of service or, if earlier, when a participant reaches age 62. When a participant retires, the amount credited to the participant’s account is converted into an annuity by dividing the account balance by a fixed factor of 11 in order to determine the annual benefit. If a participant terminates employment with a vested benefit before becoming eligible for retirement, annuity benefits can begin on or after age 55. However, the factor used to determine the annuity is 0.4 higher (and therefore the benefit is lower) for each year before age 65 that the benefit commences. For example, the factor for benefit commencement at age 60 for a participant whose employment terminates before retirement is 13 rather than 11. Benefits under the Pension Value Plan are pre-funded and are paid out of the assets of the plan.

In addition, certain benefits earned by participants under prior retirement plans of Boeing were transferred to the Pension Value Plan in 1999. These benefits will increase each year at the same rate the participant’s salary increases, and the benefits retain early retirement subsidies. At retirement, participants will receive these benefits in addition to the Pension Value Plan annuity described above.

Supplemental Executive Retirement Plan

In addition to the pension benefit under the Pension Value Plan, NEOs may also receive a pension benefit under the SERP, which is a nonqualified defined benefit plan. For those employees whose benefit under the Pension Value Plan is limited by applicable federal tax laws and regulations, the SERP provides an excess benefit equal to additional amounts the Pension Value Plan would have paid absent limitation by applicable federal tax laws and regulations. For employees hired before January 1, 2008, the SERP pays the greater of the excess benefit or a supplemental target benefit that may enhance the benefits received under the Pension Value Plan. For employees hired or rehired between January 1, 2008 and December 31, 2008, including Mr. Smith, the SERP pays only the excess benefit. For employees hired or rehired on or after January 1, 2009, the Pension Value Plan and the SERP have been replaced with an enhanced defined contribution plan. Benefits under the SERP are not pre-funded and are paid out of our general assets.

Under the SERP, credited service is the same as the credited service recognized under the Pension Value Plan. Supplemental pension benefits are based on years of Pension Value Plan credited service times 1.6% of average annual compensation for the five consecutive years of employment with the highest base compensation and the five consecutive years of employment with the highest incentive awards. For the NEOs, this typically has been the average annual compensation over the last five years of employment. Compensation includes annual base salary plus annual incentive compensation and does not include any other forms of remuneration. The supplemental target benefit formula is limited to 100% of a participant’s annual base salary at termination and is reduced by the amount of qualified benefits received under the Pension Value Plan. Supplemental pension benefits vest at the later of being vested in the Pension Value Plan or 36 consecutive months on the executive payroll. The SERP benefits are subject to forfeiture if the executive leaves the Company to work in a capacity that is determined to be in competition with a significant aspect of our business, or commits one of a number of felonies against us or our interests. SERP benefits accrued after 2007 are also subject to forfeiture if the executive solicits or attempts to solicit our employees, representatives or consultants to work for the executive or a third party without our consent, or if the executive disparages us, our products or our employees.

The Boeing Company    2015 Proxy Statement    39

COMPENSATION OF EXECUTIVE OFFICERS

Toronto SERIP

For participants in the Toronto Salaried Plan, the Toronto SERIP provides an excess benefit equal to the additional amounts the Toronto Salaried Plan would have paid absent limitations by applicable Canadian laws and regulations. The Toronto Salaried Plan benefits are based on years of credited service thereunder times 1.5% of the average monthly earnings integrated with the Canada Pension Plan based on the Year’s Maximum Pensionable Earnings. Benefits in the Toronto SERIP vest after two years of continuous service.

Early Retirement

Pension benefits generally are reduced for early retirement by a certain percentage from the amount that would have been paid upon benefit commencement at normal retirement age. This is to account for early commencement of the benefit, which results in additional years of benefit payment. The Pension Value Plan has early retirement eligibility provisions and early retirement reduction factors that apply in the same manner to executives (including the NEOs) and to other employees. This section describes those provisions and factors that apply to the NEOs based on their age and years of service and the applicable provisions of prior plans.

For early retirement (prior to age 65), the Pension Value Plan benefit is based on the balance as of that early retirement age and does not reflect the future interest credits that would have been earned through age 65. The Pension Value Plan benefits earned under prior Boeing plans by Messrs. Conner and Muilenburg would be reduced 2% for each year prior to age 60 that they retire. In addition, for all Pension Value Plan participants with benefits accrued in 2014 and 2015, the benefit is unreduced at age 50 with 30 years of service, reduced 2% before age 60, or 2.5% before 85 points where points are the sum of age and service. Under the SERP, the supplemental target benefit would be reduced 3% for each year the employee retires prior to age 62 and 6% for each year the benefit commences prior to age 65 if the employee terminates employment prior to being eligible for retirement; otherwise, payments and benefits for early retirement are calculated the same as normal retirement benefits, as described above. The Toronto SERIP benefit is reduced by the lesser of 2.5% per point before attaining 85 points (based on age plus years of service), 2.5% per year before attaining age 65 or 6.0% per year before attaining age 62.

Mr. McNerney is eligible for retirement benefits under the Pension Value Plan and the SERP. Mr. Conner is eligible for early retirement benefits under the Pension Value Plan and the SERP based on being at least age 55 with ten years of vesting service or at least age 62 with one year of service at termination. Mr. Luttig is not eligible for early retirement because he does not have 10 years of service and is not yet age 62; however, he could start his pension benefit as a terminated vested benefit. Neither Mr. Muilenburg nor Mr. Smith is currently eligible for early retirement. Vesting service is the service used under the Pension Value Plan and the SERP to determine eligibility for benefits, including eligibility for early retirement benefits. Continuous service is used for eligibility for benefits under the Toronto SERIP.

Estimated SERP benefits and early Toronto SERIP benefits that could be paid as a result of various terminations as of December 31, 2014 are shown under “Table II—Estimated Potential Annual Supplemental Executive Retirement Plan Payments Upon Termination” on page 46.

Employment Agreement Retirement Benefit

Mr. McNerney’s employment agreement requires us to provide Mr. McNerney a supplemental retirement benefit designed to compensate him for benefits provided by his former employer that he forfeited. Pursuant to the agreement, he has a “target benefit” calculated as a straight-life annuity commencing at age 62 payable from Boeing (including qualified pension benefits, nonqualified pension benefits and the employment agreement) that is offset by pension benefits payable by his previous employers, 3M and General Electric. This target benefit is 50% of Mr. McNerney’s highest average annual compensation (annual base salary plus annual incentive compensation). The average annual compensation is the highest three years out of ten including compensation at prior employers. For service accrued through December 31, 2014, the target benefit (before reduction for other provided pension benefits) was $3,184,500 per year. The present value of the accumulated benefit was payable as a 15-year certain annuity (assuming it is equal in value to the defined annuity commencing at age 62 using the Pension Benefit Guaranty Corporation interest and UP 84 mortality rates) on the assumed date of December 31, 2014. The supplemental retirement benefit is fully vested.

Supplemental Pension Agreement Retirement Benefit

Pursuant to a supplemental pension agreement between us and Mr. Luttig, Mr. Luttig will be paid a lump sum at the earlier of termination or age 65 or such later date as required by Section 409A of the Internal Revenue Code. The lump sum is the equivalent of a 20-year certain and continuous annuity of $225,000 per year that commences at age 65. The value of the lump sum is based on the same interest and mortality assumptions that are used for lump-sum payments in the Pension Value Plan. The benefit became fully vested in May 2009.

40    The Boeing Company    2015 Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

2014 Nonqualified Deferred Compensation

Deferred Compensation Plan

Our Deferred Compensation Plan for Employees is a nonqualified, unfunded defined contribution plan under which eligible executives may defer up to 50% of base salary, 100% of annual incentive awards and 100% of performance awards. Deferred compensation investment elections available under the Deferred Compensation Plan include an interest-bearing account, a Boeing Stock Fund account and 21 other notional investment funds that track those available to employees under the Voluntary Investment Plan (a 401(k) plan). The interest-bearing account is credited with interest daily during the calendar year at a rate that is equal to the mean between the high and the low yields on AA-rated industrial bonds as reported by Moody’s Investors Service, Inc. during the first 11 months of the preceding year, rounded to the nearest 1/4 of 1 percent. The rate was 4.25% for 2014 and is 4.25% for 2015. Executives may change how deferrals are invested in the funds at any time, subject to insider trading rules and other Deferred Compensation Plan restrictions that limit the transfer of funds into or out of the Boeing stock fund.

Executives choose how and when to receive payments under the Deferred Compensation Plan. Executives may elect either a lump-sum payment or annual payments over two to 15 years. Annual payments are calculated based on the number of years of remaining payments. Payments to an executive under the Deferred Compensation Plan begin on the later of (a) the January following the age the executive elected or (b) the January after the executive separates from service with us, as defined in the Deferred Compensation Plan (generally, when the executive’s employment with us ends).

Supplemental Benefit Plan

Our Supplemental Benefit Plan is a nonqualified, unfunded defined contribution plan that is intended to supplement the retirement benefits of eligible executives to the extent that their benefits under our 401(k) plan are curtailed by legislation limiting contributions to the 401(k) plan and the earnings that may be considered in computing benefits under the 401(k) plan. The Internal Revenue Code currently caps certain contributions to an executive’s 401(k) plan accounts, such as Company matching contributions, executive before-tax contributions and executive after-tax contributions. The Internal Revenue Code also caps the amount of compensation that may be considered when determining an executive’s retirement benefits under our 401(k) plan. The SBP is therefore intended to pay, out of our general assets, an amount substantially equal to the difference between the amount actually allocated to an eligible executive’s account under our 401(k) plan and the amount that, in the absence of such limiting legislation, would have been allocated to the executive’s account as before-tax contributions plus our matching contributions.

Deferred compensation investment elections available under the SBP include an interest-bearing account, a Boeing Stock Fund account and 21 other notional investment funds that track those available to employees under the Voluntary Investment Plan (a 401(k) plan). The interest-bearing account is credited with interest monthly during the calendar year at a rate that is equal to the mean between the high and the low yields on AA-rated industrial bonds as reported by Moody’s Investors Service, Inc. during the first 11 months of the preceding year, rounded to the nearest 1/4 of 1 percent. The rate was 4.25% for 2014 and is 4.25% for 2015. All investment funds are valued daily, and executives may change how deferrals are invested in the funds at any time, subject to insider trading rules and other SBP restrictions that limit the transfer of funds into or out of the Boeing stock fund.

Payments to an executive under the SBP (which will be either one lump-sum payment or annual payments over two to 15 years based on the executive’s election) begin on the later of (a) the January following the age the executive elected or (b) the January after the executive separates from service with us, as defined in the SBP (generally, when the executive’s employment with us ends). Annual payments are calculated based on the number of years of remaining payments.

Effective January 1, 2009, the SBP was amended to provide additional retirement benefits to certain executives hired or rehired on or after January 1, 2009 who are not eligible to participate in our Pension Value Plan or the SERP. The SBP was also amended in 2014 to reflect the change in retirement plan design discussed on page 26.

2014 Deferred Compensation Table

The following table provides information for each of our NEOs regarding aggregate executive and Company contributions, aggregate earnings for 2014 and year-end account balances under the Deferred Compensation Plan, the SBP, and other nonqualified deferred compensation arrangements described below. As of December 31, 2014, Messrs. McNerney and Smith had not elected to participate in the Deferred Compensation Plan.

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COMPENSATION OF EXECUTIVE OFFICERS

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
W. James McNerney, Jr.(5)	Supplemental Benefit Plan	$139,538	$104,654	$48,391	$0	$2,578,882
	Deferred Compensation Plan for Directors	0	0	(50,605)	0	1,877,162
Gregory D. Smith	Supplemental Benefit Plan	112,322	33,697	11,752	0	381,537
Raymond L. Conner	Deferred Compensation Plan	0	0	101,387	0	3,645,848
	Supplemental Benefit Plan	60,390	45,293	8,973	0	283,609
J. Michael Luttig	Deferred Compensation Plan	915,680	0	284,341	0	3,717,187
	Supplemental Benefit Plan	49,398	37,049	30,060	0	781,010
Dennis A. Muilenburg	Deferred Compensation Plan	0	0	30,436	0	4,077,348
	Supplemental Benefit Plan	93,539	56,124	32,202	0	723,058

(1)	Amounts reflect elective deferrals of salary and performance awards.

(2)	Amounts reflect Company matches under the Supplemental Benefit Plan.

(3)

Amounts reflect dividends on deferred stock units and changes in the market value of the underlying stock, interest credited on interest account holdings and change in value of other investment holdings.

(4)

Reflects year-end account balances of deferred compensation, including deferrals of certain equity awards granted or earned prior to 2006. Of the amounts in this column, the following amounts were also included in the Total Compensation column of the Summary Compensation Table for 2014, 2013, and 2012:

Name	Plan Name	Reported for 2014 ($)	Reported for 2013 ($)	Reported for 2012 ($)	Total ($)
W. James McNerney, Jr.	Supplemental Benefit Plan	$244,192	$234,500	$235,200	$713,892
Gregory D. Smith	Supplemental Benefit Plan	146,019	92,997	74,873	313,889
Raymond L. Conner	Supplemental Benefit Plan	105,683	82,038	0	187,721
J. Michael Luttig	Deferred Compensation Plan	219,370	696,310	0	915,680
	Supplemental Benefit Plan	86,447	79,432	77,381	243,260
Dennis A. Muilenburg	Supplemental Benefit Plan	149,663	119,176	110,712	379,551

(5)

Amounts for Mr. McNerney include loss of $50,605 and a balance of $1,877,162 in the Deferred Compensation Plan for Directors resulting from deferrals made when Mr. McNerney served as a nonemployee director from 2001 through July 1, 2005. The Deferred Compensation Plan for Directors is described in more detail in “Compensation of Directors” on page 14.

Potential Payments upon Termination or Change-in-Control

Table I below, captioned “Estimated Potential Incremental Payments Upon Termination,” sets forth the estimated amount of incremental compensation payable to each of the NEOs upon termination of the officer’s employment in the event of (1) a termination by us without cause or by the officer for good reason in connection with a change-in-control; (2) layoff; (3) retirement; (4) disability; or (5) death. The amounts shown assume that the termination was effective as of December 31, 2014 and that the price of Boeing stock as of termination was the closing price of $129.98 on December 31, 2014. The actual amounts to be paid can be determined only following the officer’s termination and the conclusion of all relevant incentive plan performance periods. Except as set forth below pursuant to Mr. McNerney’s employment agreement, we do not provide any benefits to NEOs upon the occurrence of a change-in-control.

In the event of termination due to layoff, retirement, death or disability, the NEO will receive the estimated incremental benefits reflected in Table I as a result of the following:

•	Distribution of shares of Boeing stock represented by Career Shares;

•

Pro rata vesting of RSUs and PBRSUs granted under the long-term incentive program based on the number of full and partial calendar months of active employment during the three-year performance period (beginning with the first full calendar month after the grant date);

•

Continued eligibility for performance awards, which will be paid pro rata to the extent earned after the end of the three-year performance period based on the number of full and partial calendar months of active employment during the relevant performance periods. The performance awards earned and paid for 2012-2014 performance, which are reported in the Summary Compensation Table on page 32, are not included in Table I because as of December 31, 2014, the amounts had been earned;

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COMPENSATION OF EXECUTIVE OFFICERS

•

Pro rata payment of annual incentive awards, which will be paid in the year following termination to the extent earned based on the number of days employed during the year. The annual incentive awards earned and paid for 2014 performance, which are reported in the Summary Compensation Table on page 32, are not included in Table I because as of December 31, 2014, the amounts had been earned; and

•	Continued eligibility for tax preparation and planning services through the calendar year following year of termination.

In the event of the disability or death of a NEO, the officer will receive benefits under our disability plan available generally to all salaried employees or our executive life insurance plan. The disability insurance amounts are not reflected in Table I. Our executive officers are eligible for a life insurance benefit that is equal to three times base salary up to $3.5 million. Mr. McNerney also is eligible for a supplemental life insurance benefit pursuant to his employment agreement. The life insurance benefits are reflected in Table I.

Executive Layoff Benefit Plan

Our NEOs are eligible to participate in the Boeing Executive Layoff Benefit Plan (the “Layoff Plan”), which is an ongoing layoff benefits program for all executives who are laid off and who do not become employed elsewhere within the Company. If a layoff occurs because of a merger, sale, spin-off, reorganization or similar transfer of assets or stock, or because of a change in the operator of a facility or a party to a contract or an outsourcing of work, the executive is eligible for benefits under the Layoff Plan unless the executive either (1) continues in equivalent employment in the case of a stock sale or similar transaction or (2) rejects an offer of equivalent employment with the new employer. “Equivalent employment” means employment that is at no less than 90% of the executive’s prior base salary and target incentive compensation and is located within 70 miles of the executive’s pre-layoff work location.

Eligible participants under the Layoff Plan receive a layoff benefit equal to one year of base salary plus an amount equal to the executive’s target annual incentive multiplied by the Company performance score and business unit score for the year in which the layoff occurs, minus, if applicable, the total of all payments made, or to be made, pursuant to any individual employment, separation or severance agreement. Amounts payable under the Layoff Plan are included in Table I. The Layoff Plan does not provide tax gross-ups. Executives who are terminated due to layoff are also eligible for certain health and welfare benefits paid by us through the end of the month of layoff and outplacement services. In addition, any supplemental grants of RSUs, which are described under the heading “Supplemental Equity Awards” on page 25, will vest in full upon layoff.

Potential Payments Pursuant to Mr. McNerney’s Employment Agreement

Mr. McNerney’s employment agreement provides that upon termination by us without cause or by Mr. McNerney for good reason, Mr. McNerney will receive supplemental retirement benefits accrued to date, with additional credit for severance (including payments under the Executive Layoff Benefit Plan) and related service for purposes of his employment agreement retirement benefit.

Upon a termination of employment by us without cause or by Mr. McNerney for good reason in contemplation of or within two years after a change-in-control (a so-called “double-trigger”), Mr. McNerney will receive the following severance payments: (1) supplemental retirement benefit accrued to date, with additional credit for severance and related service for purposes of his employment agreement retirement benefit; and (2) severance and any medical benefit continuation provided in accordance with any Company plan, but no less than the sum of (a) three times the sum of Mr. McNerney’s base salary and his then-current target bonus (annual incentive) amount; (b) a lump-sum cash payment equal to the product of 36 multiplied by the premium amount charged by us in providing continued medical benefit coverage under COBRA; and (c) a pro rata bonus (annual incentive) for the termination year based on actual performance for the year.

Effective in July 2010, Mr. McNerney became “retiree eligible” under all welfare benefit, equity and other incentive plans and programs applicable to our senior executives. During the term of the employment agreement, we will provide Mr. McNerney with life insurance with a death benefit of at least $16,400,000, at a premium level not to exceed $262,937 annually. Under Mr. McNerney’s employment agreement, a “change-in-control” is the first to occur of any of the following events: (1) any person becomes the beneficial owner of more than 30% of the outstanding securities of Boeing; (2) the incumbent directors (including those nominees subsequently nominated or elected by incumbent directors) cease for any reason to constitute at least a majority of the Board of Directors; (3) consummation of a reorganization, merger, consolidation, sale or other disposition of at least 80% of the assets of the Company, unless the beneficial shareholders of the Company immediately prior to the transaction retain at least 50% of the combined voting power of the outstanding shares entitled to vote on director elections; or (4) approval by shareholders of a complete liquidation or dissolution of the Company.

“Good reason” is defined in the agreement to include: (1) any material adverse change in Mr. McNerney’s status, responsibilities or perquisites; (2) any diminution in his titles; (3) any failure to nominate or elect him as Chief Executive

The Boeing Company    2015 Proxy Statement    43

COMPENSATION OF EXECUTIVE OFFICERS

Officer, Chairman of the Board or a director; (4) causing or requiring him to report to anyone other than the Board; (5) assigning to him duties materially inconsistent with his positions and duties described in the agreement or giving a notice terminating the renewal feature of the agreement; (6) our failure to assign the agreement to a successor to the Company or failure of a successor to the Company to explicitly assume and agree to be bound by the agreement; or (7) requiring him to be principally based at any office or location more than 30 miles from our current corporate offices in Chicago, Illinois.

“Cause” is defined in the agreement to include: (1) conviction of a felony, or a misdemeanor (excluding a petty offense) involving fraud, dishonesty or moral turpitude; (2) a material breach of the agreement that is not cured within ten days after receiving notice from the Board; (3) willful or intentional material misconduct in the performance of the duties under the agreement, including a material breach of our Code of Conduct that is willful or intentional material misconduct; or (4) willful or intentional failure to comply materially with a specific, written direction of the Board that is consistent with normal business practice, not inconsistent with the agreement and not unlawful or unethical. Cause does not include bad judgment, negligence or any act or omission believed to be in good faith or to have been in or not opposed to the interest of the Company.

Mr. McNerney’s employment agreement provides him with a supplemental retirement benefit if his employment terminates or upon an earlier change-in-control. If such an event had occurred on December 31, 2014, he (or his beneficiary) would have been entitled to 15 annual payments (calculated based on the annuity conversion basis set forth in his employment agreement) of $3,005,307.

Potential Payments Pursuant to Mr. Luttig’s Supplemental Pension Agreement

As described on page 40, Mr. Luttig’s supplemental pension agreement provides for a retirement benefit if his employment terminates. If Mr. Luttig’s employment had terminated on December 31, 2014, he (or his beneficiary) would have been entitled to a lump-sum retirement benefit of $2,818,778, payable as of July 1, 2015.

Estimated Potential Payments Presented in Table I

Table I below presents estimated incremental compensation payable to each of our NEOs as described above. The estimated incremental compensation is presented in the following benefit categories:

•

Cash severance: reflects cash severance (1) in the case of layoff, pursuant to the Executive Layoff Benefit Plan and (2) in the case of a termination without cause or for good reason in connection with a change-in-control, pursuant to Mr. McNerney’s employment agreement;

•	Service-based equity awards: market value, as of December 31, 2014, of (1) Career Shares that would be distributed and (2) unvested RSUs that would vest;

•	Performance-based equity awards: market value, as of December 31, 2014, of unvested PBRSUs that would vest;

•	Performance awards: value of portions of the 2013-2015 and 2014-2016 performance awards that would be payable, assuming target Company performance;

•	Cash payment for medical coverage: estimated value of lump-sum payment for continued medical coverage under COBRA pursuant to the terms of Mr. McNerney’s employment agreement;

•	Life insurance death benefit: value of the executive’s life insurance payable following death;

•	Tax preparation and planning services: estimated value of continuation of this benefit; and

•	Outplacement services: estimated potential value of this service.

In addition to the items described above, NEOs are entitled to receive amounts earned during the term of employment. These amounts, which are not included in Table I, include: amounts contributed under our qualified and nonqualified deferred compensation plans; vested retirement benefits; performance awards earned and paid for 2012-2014 performance; and annual incentive awards earned and paid for 2014 performance.

44    The Boeing Company    2015 Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

Table I: Estimated Potential Incremental Payments Upon Termination

Name and Benefits	Termination in Connection with a Change-in-Control	Layoff	Retirement	Disability	Death
W. James McNerney, Jr.
Cash Severance	$15,633,000	$5,744,163	$0	$0	$0
Service-Based Equity Awards	11,468,421	11,468,421	11,468,421	11,468,421	11,468,421
Performance-Based Equity Awards	845,823	845,823	845,823	845,823	845,823
Performance Awards	5,436,167	5,436,167	5,436,167	5,436,167	5,436,167
Cash Payment for Medical Coverage	64,500	0	0	0	0
Life Insurance Death Benefit	0	0	0	0	17,544,417
Tax Preparation/Planning Services	39,700	39,700	39,700	39,700	39,700
Outplacement Services	7,500	7,500	0	0	0
Total Estimated Incremental Value	33,495,111	23,541,774	17,790,111	17,790,111	35,334,528
Gregory D. Smith
Cash Severance	0	1,730,000	0	0	0
Service-Based Equity Awards	0	7,193,138	0	7,193,138	7,193,138
Performance-Based Equity Awards	0	176,984	0	176,984	176,984
Performance Awards	0	985,567	0	985,567	985,567
Life Insurance Death Benefit	0	0	0	0	2,400,000
Tax Preparation/Planning Services	0	8,051	0	8,051	8,051
Outplacement Services	0	7,500	0	0	0
Total Estimated Incremental Value	0	10,101,240	0	8,363,740	10,763,740
Raymond L. Conner
Cash Severance	0	2,096,250	0	0	0
Service-Based Equity Awards	0	16,260,797	2,855,701	16,260,797	16,260,797
Performance-Based Equity Awards	0	272,212	272,212	272,212	272,212
Performance Awards	0	1,422,933	1,422,933	1,422,933	1,422,933
Life Insurance Death Benefit	0	0	0	0	2,925,000
Tax Preparation/Planning Services	0	13,194	13,194	13,194	13,194
Outplacement Services	0	7,500	0	0	0
Total Estimated Incremental Value	0	20,072,886	4,564,040	17,969,136	20,894,136
J. Michael Luttig
Cash Severance	0	1,887,531	0	0	0
Service-Based Equity Awards	0	8,072,196	0	8,072,196	8,072,196
Performance-Based Equity Awards	0	208,775	0	208,775	208,775
Performance Awards	0	1,271,733	0	1,271,733	1,271,733
Life Insurance Death Benefit	0	0	0	0	2,550,000
Tax Preparation/Planning Services	0	8,060	0	8,060	8,060
Outplacement Services	0	7,500	0	0	0
Total Estimated Incremental Value	0	11,455,795	0	9,560,764	12,110,764
Dennis A. Muilenburg
Cash Severance	0	2,506,625	0	0	0
Service-Based Equity Awards	0	11,974,042	0	11,974,042	11,974,042
Performance-Based Equity Awards	0	333,740	0	333,740	333,740
Performance Awards	0	1,853,067	0	1,853,067	1,853,067
Life Insurance Death Benefit	0	0	0	0	3,300,000
Tax Preparation/Planning Services	0	8,489	0	8,489	8,489
Outplacement Services	0	7,500	0	0	0
Total Estimated Incremental Value	0	16,683,463	0	14,169,338	17,469,338

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COMPENSATION OF EXECUTIVE OFFICERS

Estimated Potential Payments Presented in Table II

Table II below shows the estimated SERP benefits payable for the employment termination reasons given in the corresponding columns for each of the NEOs. Pension Value Plan payments that are generally available to all salaried employees are not set forth in the table below. There are no additional disability benefits provided under the Pension Value Plan or the SERP; employment termination because of disability is treated the same as any other non-layoff termination.

Table II shows the annual SERP annuity that would have been received after a termination of employment on December 31, 2014, expressed as a life annuity, and the present value of such annuity benefit (based on the same factors used for the 2014 Pension Benefits table on page 38). The present value was calculated assuming a benefit commencement date of December 31, 2014 for each NEO except Messrs. Smith and Muilenburg, the present value of whose benefits were calculated assuming a benefit commencement date upon their attainment of age 55.

Table II: Estimated Potential Annual Supplemental Executive Retirement Plan Payments Upon Termination

Name	Benefit Payable Upon Termination Due to Retirement, Layoff or Disability(1) Annuity/Present Value	Death Benefit Payable to Spouse(2) Annuity/Present Value
W. James McNerney, Jr.	$874,867 / $11,858,479	$730,164 / $10,678,729
Gregory D. Smith	55,360 / 753,802(3)	11,607 / 494,545(4)
Raymond L. Conner	630,399 / 9,929,745	554,752 / 9,037,717
J. Michael Luttig	168,595 / 2,595,364	144,722 / 2,454,315
Dennis A. Muilenburg	316,031 / 4,699,879(5)	113,664 / 2,183,828

(1)	Messrs. McNerney and Conner are eligible for retirement benefits under the SERP. If Mr. Luttig terminated he would be eligible for terminated vested benefits, but not early retirement benefits. Messrs. Smith and Muilenburg are not eligible to commence benefits under the SERP; however, if Mr. Muilenburg were laid off, he would commence his benefit at age 55 using the early retirement reduction factors as if retiring from active status.

(2)	If the participant dies while an active employee and eligible for retirement, the death benefit paid is a 100% surviving spouse annuity. If the participant is an active employee and not eligible for retirement, the death benefit is a 50% surviving spouse annuity.

(3)	$38,692 of the annuity amount is related to the SERP and $16,668 is related to the Toronto SERIP. $526,729 of the present value amount is related to the SERP and $227,073 of the present value amount is related to the Toronto SERIP.

(4)	The annuity amount is related to the SERP, because benefits under the Toronto SERIP must be paid in a lump sum. $219,663 of the present value amount is related to the SERP and $274,882 of the present value amount is related to the Toronto SERIP.

(5)	For Mr. Muilenburg, the amount shown is the amount that would be paid starting at age 55 for all terminations except layoff and death. The SERP provides that if a participant is laid off on or after age 49 with at least 10 years of service, the benefit payable at age 55 will be calculated using the more generous factors for early retirement from active employment. If Mr. Muilenburg were laid off as of December 31, 2014, this layoff provision would apply to his SERP benefit and at age 55, he would be paid $636,068 annually and the present value of that annuity would be $9,459,348.

46    The Boeing Company    2015 Proxy Statement

AUDIT COMMITTEE

Audit Committee Report

The Audit Committee of the Board of Directors serves as the representative of the Board for general oversight of our financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a written charter for the Audit Committee. Management has responsibility for preparing our financial statements as well as for our financial reporting process. Deloitte & Touche LLP, acting as independent auditor, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles in the United States.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2014 with management.

2.	The Audit Committee has discussed with the independent auditor the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standards No. 16, Communication with Audit Committees.

3.	The Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and the NYSE. The Board has determined that Ms. Cook and Messrs. Kellner and Liddy are audit committee financial experts under SEC rules and have accounting or related financial management expertise.

Audit Committee Edward M. Liddy, Chair Linda Z. Cook Edmund P. Giambastiani, Jr. Lawrence W. Kellner Susan C. Schwab

The Boeing Company    2015 Proxy Statement    47

AUDIT COMMITTEE

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed to us by Deloitte & Touche LLP, our independent auditor, in 2014 and 2013:

	Fees
Services Rendered	2014	2013
	(in millions)
Audit Fees(1)	$26.4	$25.5
Audit-Related Fees	$—	$—
Tax Fees(2)	$0.1	$0.2
All Other Fees(3)	$0.1	$0.1
(1)	For professional services rendered for the audits of our 2014 and 2013 annual financial statements, and the reviews of our financial statements included in our Quarterly Reports on Forms 10-Q during 2014 and 2013. Includes fees for statutory audits of $3.4 million in 2014 and $3.3 million in 2013.

(2)	For tax compliance and other services to expatriates and expatriate tax software licenses and related support.

(3)	For human resource database subscription services.

All of the audit, audit-related and tax services are pre-approved by the Audit Committee. The amounts shown in the above table do not include fees paid to Deloitte & Touche LLP by our employee benefit plans in connection with audits of the plans. Such fees amounted to approximately $1.2 in 2014 and $1.3 in 2013. Although employee benefit plan fees charged directly to the plans do not require pre-approval by the Audit Committee, they were pre-approved. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of our independent auditor.

The Audit Committee has adopted a policy governing its pre-approval of audit and non-audit services to be provided by our independent auditor in order to facilitate compliance with the requirements of the Sarbanes-Oxley Act of 2002. Permitted audit services may include, among other things, audit, review or attest services required under the securities laws, opinions on our financial statements and internal control systems and processes, comfort letters and other services performed to fulfill the independent auditor’s responsibility under generally accepted auditing standards. Permitted non-audit services may include, among other things, consultations and tax services.

Pursuant to this policy, the Audit Committee (or, in the case of services involving fees of less than $250,000, the Chair of the Audit Committee) must pre-approve all audit and non-audit services to be provided by the independent auditor. The Office of the Corporate Controller periodically provides written updates to the Audit Committee on fees for audit and non-audit services.

48    The Boeing Company    2015 Proxy Statement

RATIFY THE APPOINTMENT OF INDEPENDENT AUDITOR (ITEM 3)

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of Boeing’s independent registered public accounting firm. The Audit Committee has appointed Deloitte & Touche LLP, an independent registered public accounting firm, to serve as our independent auditor for 2015. Deloitte & Touche LLP served in this capacity in 2014. The Audit Committee and the Board believe that the retention of Deloitte & Touche LLP to serve as our independent external auditor is in the best interests of Boeing and its shareholders.

As a matter of good corporate governance, the Audit Committee hereby submits its selection of our independent auditor to shareholders for ratification. If the shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will review its future selection of an independent auditor in light of that result.

For additional information concerning the Audit Committee and its activities with Deloitte & Touche LLP, see “Audit Committee” beginning on page 47. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, where they will respond to appropriate questions and, if they wish, make a statement.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

The Boeing Company    2015 Proxy Statement    49

STOCK OWNERSHIP INFORMATION

Security Ownership of Directors and Executive Officers

The following table sets forth beneficial ownership of Boeing stock, as of February 26, 2015, of each director, director nominee and NEO, and all directors and executive officers as a group. The table also sets forth stock units held by such persons pursuant to our compensation and benefit plans. Beneficial ownership is determined in accordance with the rules of the SEC and all numbers are rounded to the nearest whole share. Each director, director nominee and NEO, and all directors and executive officers as a group, owned less than 1% of the outstanding Boeing stock as of February 26, 2015.

Directors and Nominees	Shares Beneficially Owned		Stock Units(1)		Total
David L. Calhoun	2,450		15,565		18,015
Arthur D. Collins, Jr.	0		30,331		30,331
Linda Z. Cook	3,800	(2)	28,778		32,578
Kenneth M. Duberstein	6,160		49,764		55,924
Edmund P. Giambastiani, Jr.	0		10,288		10,288
Lawrence W. Kellner	2,500		5,673		8,173
Edward M. Liddy	3,772		15,854		19,626
Susan C. Schwab	1,611		9,287		10,898
Ronald A. Williams	4,200	(3)	8,773		12,973
Mike S. Zafirovski	0		37,202		37,202
Named Executive Officers	Shares Beneficially Owned(4)		Stock Units(5)		Total
W. James McNerney, Jr.*	1,843,109	(6)	163,628		2,006,737
Gregory D. Smith	124,556	(7)	67,655		192,211
Raymond L. Conner	67,398		148,639		216,037
J. Michael Luttig	247,939		77,135		325,074
Dennis A. Muilenburg	186,472	(8)	134,791		321,263
All directors and executive officers as a group (23 persons)	2,922,547	(4)	1,189,539	(9)	4,112,086

*	Also serves as a director.

(1)	Consists of stock units credited to the account of the nonemployee director under our Deferred Compensation Plan for Directors. See “Compensation of Directors” beginning on page 14.

(2)	Includes 300 shares held by Ms. Cook’s children.

(3)	Consists of shares held in trust for members of Mr. Williams’ family.

(4)	Includes shares held in VIP and SBP, as well as shares issuable upon the exercise of stock options that are vested as of, or will vest within 60 days of, February 26, 2015 as follows:

Number of Shares
W. James McNerney, Jr.	1,510,533
Gregory D. Smith	101,899
Raymond L. Conner	66,925
J. Michael Luttig	247,486
Dennis A. Muilenburg	165,450
All directors and executive officers as a group (23 persons)	2,445,147

(5)	Consists of restricted stock units, Career Shares, Matching Deferred Stock Units, retainer stock units and deferred stock units held by the NEO.

(6)	Includes 50 shares held by Mr. McNerney’s child.

(7)	Includes 62 shares held by Mr. Smith’s spouse.

(8)	Includes 20 shares held by Mr. Muilenburg’s spouse.

(9)	Consists of restricted stock units, Career Shares, Matching Deferred Stock Units, retainer stock units and deferred stock units held by all directors and executive officers as a group.

50    The Boeing Company    2015 Proxy Statement

STOCK OWNERSHIP INFORMATION

Security Ownership of More than 5% Shareholders

The following table sets forth information as to any person known to us to be the beneficial owner of more than 5% of Boeing stock as of December 31, 2014. Information is based on a review of filings made with the SEC on Schedules 13D and 13G. As of December 31, 2014, there were 706,727,959 shares of Boeing stock outstanding.

Name and Address	Shares Beneficially Owned	Percent of Stock Outstanding
State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	79,401,688(1)	11.2%
Capital World Investors 333 South Hope Street Los Angeles, California 90071	61,340,700(2)	8.7%
Evercore Trust Company, N.A. 55 East 52nd Street, 36th Floor New York, New York 10055	46,824,403(3)	6.6%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	39,150,212(4)	5.5%
BlackRock Inc. 55 East 52nd Street New York, New York 10022	36,376,992(5)	5.1%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	36,278,607(6)	5.1%

(1)	As of December 31, 2014, State Street Corporation and its direct and indirect subsidiaries in their various fiduciary and other capacities had shared voting power with respect to 79,401,688 shares of Boeing stock and shared dispositive power with respect to 32,577,285 shares of Boeing stock. This total includes 46,824,403 shares of Boeing stock then held in The Boeing Company Voluntary Investment Plan on behalf of The Boeing Company Employee Savings Plans Master Trust, for which State Street Bank and Trust Company acts as trustee.

(2)	As of December 31, 2014, Capital World Investors, a division of Capital Research and Management Company, had sole voting and dispositive power with respect to 61,340,700 shares of Boeing stock. Capital World Investors is deemed to be the beneficial owner of these shares as a result of Capital Research and Management Company acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital World Investors disclaims beneficial ownership of these shares.

(3)	As of December 31, 2014, Evercore Trust Company, N.A. had shared dispositive power with respect to 46,824,403 shares of Boeing stock held in The Boeing Company Voluntary Investment Plan on behalf of The Boeing Company Employee Savings Plans Master Trust, for which Evercore Trust Company, N.A. acts as investment manager.

(4)	As of December 31, 2014, T. Rowe Price Associates, Inc. had sole voting power with respect to 13,943,689 shares of Boeing stock and sole dispositive power with respect to 39,127,112 shares of Boeing stock.

(5)	As of December 31, 2014, BlackRock Inc. had sole voting power with respect to 29,960,303 shares of Boeing stock and sole dispositive power with respect to 36,376,992 shares of Boeing stock.

(6)	As of December 31, 2014, The Vanguard Group had sole voting power with respect to 1,165,028 shares of Boeing stock, sole dispositive power with respect to 35,193,734 shares of Boeing stock and shared dispositive power with respect to 1,084,873 shares of Boeing stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, certain of our officers and beneficial owners of more than ten percent of Boeing stock to file with the SEC reports of their initial ownership and changes in their ownership of Boeing stock and other equity securities. Based solely on a review of copies of reports filed by the reporting persons furnished to us, and written representations from reporting persons, we believe that the reporting persons complied with all Section 16(a) filing requirements on a timely basis during 2014.

The Boeing Company    2015 Proxy Statement    51

SHAREHOLDER PROPOSALS (ITEMS 4 THROUGH 7)

The following shareholder proposals will be voted on at the annual meeting if properly presented by the proponent or one who is qualified under state law to present the proposal on such proponent’s behalf. Approval of any of these proposals would require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the annual meeting. Votes on these items are advisory and therefore not binding on the Company. However, the Board will consider the outcome of these votes in its future deliberations. The Board unanimously recommends a vote against each of these proposals. Some of these shareholder proposals contain assertions about Boeing that we believe are incorrect. We have not attempted to refute all of the inaccuracies. We will provide the name, address and number of shares of Boeing stock held by each proponent promptly upon written or oral request by any shareholder to the Corporate Secretary.

Shareholder Proposal – Amend Existing Clawback Policy (Item 4)

RESOLVED: Shareholders of The Boeing Company (“Boeing”) urge the Compensation Committee of the Board of Directors (the “Committee”) to amend Boeing’s Clawback Policy (the “Policy”) to provide that the Committee will (a) review, and determine whether to seek recoupment of, incentive compensation paid, granted or awarded to a senior executive if, in the Committee’s judgment, (i) there has been misconduct resulting in a violation of law or Boeing policy that causes significant financial or reputational harm to Boeing and (ii) the senior executive either committed the misconduct or failed in his or her responsibility to manage or monitor conduct or risks; and (b) disclose to shareholders the circumstances of any recoupment. The Policy should also provide that if no recoupment under the Policy occurred in the previous fiscal year, a statement to that effect will be included in the proxy statement.

“Recoupment” includes (a) recovery of compensation already paid and (b) forfeiture, recapture, reduction or cancellation of amounts awarded or granted to an executive over which Boeing retains control. These amendments should operate prospectively and be implemented in a way that does not violate any contract, compensation plan, law or regulation.

SUPPORTING STATEMENT:

Boeing is subject to U.S. government inquiries and investigations that could result in fines, penalties or debarment from eligibility for future government contracts. In 2012, the Federal Aviation Administration proposed a $13.6 million civil penalty against Boeing for delays in telling airlines how to prevent fuel-tank explosions on 383 aircraft. In 2013, the FAA proposed a $2.7 million civil penalty against Boeing for allegedly using aircraft parts that did not meet standards. Such resolutions can cause reputational as well as financial harm.

As long-term shareholders, we believe compensation policies should promote sustainable value creation. We agree with former GE general counsel Ben Heineman Jr. that recoupment policies with business-related misconduct triggers are “a powerful mechanism for holding senior leadership accountable to the fundamental mission of the corporation: proper risk taking balanced with proper risk management and the robust fusion of high performance with high integrity.” (http://blogs.law.harvard.edu/corpgov/2010/08/13/making-sense-out-of-clawbacks/)

Currently, Boeing’s Policy provides for recoupment of incentive compensation from certain executives “if the Board determines that the executive engaged in intentional misconduct that caused or substantially caused the need for a substantial restatement of financial results and a lower payment would have been made to the executive based on the restated financial results.”

In our view, significant damage can be caused by misconduct that does not necessitate a financial restatement, and it may be appropriate to hold accountable a senior executive who did not commit misconduct but who failed in his or her management or monitoring responsibility. Our proposal gives the Committee discretion to decide whether recoupment is appropriate in particular circumstances.

Finally, shareholders cannot monitor enforcement without disclosure. We are sensitive to privacy concerns and urge Boeing to adopt a policy that does not violate privacy expectations (subject to laws requiring fuller disclosure).

We urge shareholders to vote for this proposal.

52    The Boeing Company    2015 Proxy Statement

SHAREHOLDER PROPOSALS (ITEMS 4 THROUGH 7)

Board of Directors’ Statement in Opposition to Item 4

The Board has carefully considered the above proposal and believes that it is not in the best interests of our shareholders. In addition, we have in the past discussed the subject matter of this proposal with many of our largest shareholders during our regular investor outreach efforts. The Board’s deliberations with respect to this proposal also reflect those discussions. Your Board recommends that you vote AGAINST Item 4 for the following reasons.

The proposal is unnecessary, as Boeing already has a robust compensation clawback policy that penalizes executive misconduct and safeguards shareholder interests.

The Board has designed Boeing’s compensation policies to increase long-term shareholder value, minimize unnecessary risk, and reinforce Boeing’s already strong commitment to integrity and ethical conduct. We adopted our compensation clawback policy (described on page 30) in 2006, and the policy was also included in the equity incentive plan approved overwhelmingly by our shareholders in 2014. In addition, in 2015, Boeing undertook a comprehensive review of its clawback policy. This review included discussions with several of Boeing’s largest shareholders, an extensive review of the clawback policies of our peer companies, and consideration by the Board of the impact of potential changes on the Company’s ability to attract and retain executive talent and its commitment to ethical business performance. Following this review, Boeing modified its clawback policy, which revisions are discussed in additional detail on page 30. Together with our other executive compensation policies, our current clawback policy empowers the Compensation Committee to:

•	recoup cash- or equity-based incentive compensation paid to executive officers in cases involving demonstrated misconduct;

•	direct a zero annual incentive payout to any executive for any reason, including demonstrated misconduct and any other action resulting in harm to Boeing; and

•	terminate employment, resulting in forfeiture of unpaid incentive awards, in cases of unethical behavior or unsatisfactory business performance.

These and other available measures, some of which the Compensation Committee has used in the past, protect long-term shareholder value by discouraging excessive risk-taking and misconduct while driving business results consistent with Boeing’s values. By contrast, the proposal’s imprecise, subjective and untested recoupment standards would not meaningfully increase the Board’s ability to hold executives accountable, but would—as described below—interject significant uncertainty into employee recruiting and hiring and negatively affect morale.

The proposal’s imprecise standards would harm Boeing’s ability to compete for talent, while failing to provide the Board with significant additional flexibility to address illegal or unethical conduct.

Boeing’s existing clawback policy covers intentional misconduct by executive officers. The proposal, however, would permit the Board to recover compensation from any executive deemed to have “failed in his or her responsibility to manage or monitor conduct and risks.” This undefined, subjective standard includes conduct involving no violation of law or Company policy and without regard to degree of personal culpability.

While Boeing importantly maintains a strong “pay-for-performance” compensation model for its executives, the Board rejects the idea that compensation paid in prior years should be recoverable absent demonstrated individual misconduct. Rather, the Board believes that poor business performance, failures to manage risk and similar matters should be addressed through the tools already at its disposal—namely, reductions in future incentive compensation, reductions in responsibility, and/or termination of employment. The proposed policy could actually disincentivize ethical business leaders by exposing past compensation to possible recoupment absent demonstrated individual misconduct, undermining the very “pay-for-performance” model our other policies are designed to encourage. Further, such an imprecise, subjective standard would undermine Boeing’s ability to recruit and retain executive talent, as few, if any, of our peer companies have a clawback policy with features like the one set forth in the proposal.

The proposal’s “one-size-fits-all” disclosure obligation raises significant privacy concerns and could prevent the Board from acting in Boeing’s best interests.

The Board believes that mandating public disclosure of all recoupment actions could be harmful to Boeing and its employees. SEC rules already require Boeing to disclose any compensation recoupment actions impacting our CEO, CFO, and other “named executive officers.” However, the Board believes that disclosures with respect to other executives should remain at the Board’s discretion, subject to its fiduciary duties and business judgment and balancing investors’ interest in information with applicable legal requirements, privacy concerns and other commercial considerations. The proponent’s supporting statement acknowledges this defect by urging the Company to implement the policy in a way that “does not violate privacy expectations,” yet it provides no guidance for doing

The Boeing Company    2015 Proxy Statement    53

SHAREHOLDER PROPOSALS (ITEMS 4 THROUGH 7)

so. In fact, the proposal goes on to require disclosure of “the circumstances of any recoupment,” deepening the Board’s privacy concerns with the proposal. While the Board expects that most instances of executive misconduct would be fully disclosed to the Company’s shareholders and the public, the Board also believes that it should not be compelled to do so when it could compromise shareholders’ and other important interests.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Shareholder Proposal – Independent Board Chairman (Item 5)

Resolved: Shareholders request that the Board of Directors adopt a policy that the Chair of the Board of Directors shall be an independent director who is not a current or former employee of the company, and whose only nontrivial professional, familial or financial connection to the company or its CEO is the directorship. The policy should be implemented so as not to violate existing agreements and should allow for departure under extraordinary circumstances such as the unexpected resignation of the chair.

When our CEO is our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix. Boeing shareholders gave 42% support to this proposal topic submitted by Ray T. Chevedden in 2013.

This topic is of greater importance to Boeing because our CEO/Chairman, James McNerney, is now past the traditional retirement age for a Boeing CEO. Plus Mr. James McNerney is potentially overburdened by director responsibilities at 3 public companies. At IBM, rated F by GMI Ratings, an independent investment research firm, Mr. McNerney was additionally a member of the audit and executive pay committees. Ironically Mr. McNerney had $40 million in 2013 Total Realized Boeing Pay and was on a committee that determined the pay of a fellow CEO.

At Procter & Gamble, rated D by GMI, Mr. McNerney was Presiding Director, Head of the Executive Pay Committee and a Governance Committee member. With 17-years long-tenure, our Lead Director, Kenneth Duberstein, would hardly seem to be the person to challenge Mr. McNerney to focus more on Boeing.

Additional issues (as reported in 2014) are an added incentive to vote for this proposal:

GMI said a large percentage of directors were overextended. Additionally no directors had specific enterprise risk management expertise. These indicators potentially pointed to not only a lack of full commitment to basic oversight but an absence of strategic level risk expertise to assist Boeing through a period that appears to be fraught with risks. These concerns indicated oversight risks that may not be properly priced into the stock, which seemed priced for everything to go right.

Mike Zafirovski, a member of our executive pay and nomination committees, was flagged by GMI for his director responsibilities at Nortel Networks Corporation when it filed for creditor protection. Susan Schwab, a member of our audit committee, was negatively flagged by GMI for her director responsibilities at Calpine Corporation when it filed for bankruptcy.

Edward Liddy, audit committee member, was potentially overextended with director responsibilities at 4 public companies. Ronald Williams, executive pay and nomination committee member, was potentially overextended with director responsibilities at 4 public companies.

Returning to the core topic of this proposal, please vote to protect shareholder value:

Independent Board Chairman – Proposal 5

54    The Boeing Company    2015 Proxy Statement

SHAREHOLDER PROPOSALS (ITEMS 4 THROUGH 7)

Board of Directors’ Statement in Opposition to Item 5

The Board has carefully considered the above proposal, and believes that it is not in the best interests of our shareholders. In addition, we have in the past discussed the subject matter of this proposal with many of our largest shareholders during our regular investor outreach efforts. The Board’s deliberations with respect to this proposal also reflect those discussions. Your Board recommends that you vote AGAINST Item 5 for the following reasons.

In response to meetings with and feedback from shareholders, the Board significantly enhanced the duties of its independent Lead Director in 2013, complementing Boeing’s other governance policies and practices that ensure independent oversight of management.

Our independent Lead Director is elected annually by our independent directors, following deliberations in executive session. In 2013, following extensive discussions with shareholders, the Board significantly enhanced the duties of the Company’s independent Lead Director. Specifically, the Board determined that the independent Lead Director shall do the following:

•

approve Board meeting agendas and, in consultation with the Chairman and the nonemployee directors, approve Board meeting schedules to ensure there is sufficient time for discussion of all agenda items;

•	approve the type of information to be provided to directors for Board meetings;

•	preside at all meetings at which the Chairman is not present, including executive sessions of the nonemployee directors, and apprise the Chairman of the issues considered;

•	serve as a liaison between the Chairman and the independent directors;

•	be available for consultations and direct communication with shareholders; and

•	call meetings of the nonemployee directors when necessary and appropriate.

Our current independent Lead Director performs the following additional duties:

•	meets or speaks with the CEO after each regularly-scheduled Board meeting to provide feedback on the independent directors’ deliberations;

•	meets or speaks with the CEO in between Board meetings to discuss matters of concern, often following consultation with other independent directors;

•	meets regularly with members of senior management other than the CEO; and

•	in his capacity as Chairman of the Governance, Organization and Nominating Committee, oversees the Board’s self-evaluation process.

In addition, the Board has taken the following steps to further ensure independent oversight of the Company and management and to hold both the Board and management accountable for Boeing’s performance:

•	our independent directors meet following every regularly scheduled Board meeting without management present;

•

each independent director, including our Lead Director, participates directly in CEO and other elected officer succession planning activities, including one-on-one and/or two-on-one meetings with succession candidates and other Boeing senior executives;

•	each of our nonemployee directors has direct access to members of Company management;

•	all but one of our current eleven directors is independent under both NYSE Listing Standards and Boeing’s internal guidelines and our directors have an average tenure of 7.5 years;

•

each member of our four principal standing committees is an independent director, and each such committee meets regularly in executive session without members of management present and with their respective independent consultants and advisors;

•

independent directors review the CEO’s performance and establish the CEO’s compensation, through processes overseen by our independent Compensation and Governance, Organization and Nominating Committees;

•	the Board and its Committees may and do retain outside legal, financial or other advisors, as appropriate; and

•	Boeing’s website describes processes by which shareholders may communicate with the independent Lead Director, the nonemployee directors as a group, or the Audit Committee.

These safeguards, together with the significantly expanded responsibilities of our independent Lead Director, are designed to protect shareholders’ long-term interests and ensure that the Board provides effective and independent oversight of management. As a result, the proposal is needless and unnecessary.

Furthermore, the purported corporate governance concerns raised by the proponent are unfounded and unsupported. For example, the proponent provides no basis for his assertion with respect to our directors’ expertise

The Boeing Company    2015 Proxy Statement    55

SHAREHOLDER PROPOSALS (ITEMS 4 THROUGH 7)

in risk management. Each of our directors has the appropriate skills, competencies and experience to carry out the Board’s risk management oversight responsibilities, and these qualities are identified specifically as a basis for the Board having nominated that director for election. For information on our directors’ independence and qualifications and Boeing’s policies with respect to outside board service, see “Election of Directors” on page 3 and “Corporate Governance—Director Independence” on page 9.

The interests of Boeing and its shareholders are best served when leadership choices are made by the Board on a case-by-case basis—not pursuant to a pre-determined policy.

Selecting an appropriate leadership structure is one of the most important tasks of any board. The Board takes this responsibility very seriously, and believes that it should be free to consider all appropriate factors, including whether the CEO should also serve as Chairman. In keeping with this principle, Boeing has not and does not require that the CEO serve as Chairman. In fact, Boeing’s Chairman was an independent director prior to Mr. McNerney’s appointment as Chief Executive Officer in 2005 at which time the role of an independent Lead Director was also established, and the Board may return to that leadership structure in the future. However, in light of Mr. Duberstein’s significant responsibilities and performance as independent Lead Director and the other practices described above, as well as the Company’s strong operational and financial performance, the Board believes that Mr. McNerney should continue to serve as Chairman at this time, while Mr. Duberstein should continue to serve as independent Lead Director. The proposal would prevent future Boards from having similar flexibility with respect to the Board’s leadership structure, regardless of what they believe to be in the Company’s best interests, to the potential detriment of the Company and the Company’s shareholders.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Shareholder Proposal – Right to Act by Written Consent (Item 6)

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

A shareholder right to act by written consent and to call a special meeting are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle.

A shareholder right to act by written consent is one method to equalize our limited provisions for shareholders to call a special shareholder meeting. For instance it now takes 25% of Boeing shareholders to call a special shareholder meeting. On the other hand Delaware law allows 10% of shareholders to call a special shareholder meeting.

This proposal would empower shareholders by giving them the ability to effect change at our company without being forced to wait until an annual shareholder meeting. Shareholder action by written consent could also save our company the cost of holding a special meeting between annual meetings.

Shareholder right to act by written consent won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholders to act by written consent. Wet Seal (WTSLA) shareholders successfully used written consent to replace certain underperforming directors in 2012.

Please vote to enhance shareholder value:

Right to Act by Written Consent – Proposal 6

56    The Boeing Company    2015 Proxy Statement

SHAREHOLDER PROPOSALS (ITEMS 4 THROUGH 7)

Board of Directors’ Statement in Opposition to Item 6

The Board has carefully considered the above proposal, and believes that it is not in the best interests of our shareholders. In addition, we have in the past discussed the subject matter of this proposal with many of our largest shareholders during our regular investor outreach efforts. The Board’s deliberations with respect to this proposal also reflect those discussions. Our shareholders have voted on similar proposals in each of the past four years and the proposal received support from holders of less than 26% of our outstanding shares of common stock at each of those annual meetings. Your Board recommends that you vote AGAINST Item 6 for the following reasons.

The proposal would allow certain shareholders to prevent other shareholders from being consulted or having the opportunity to vote on key matters impacting their investment in Boeing.

The Board believes that all shareholders should be permitted to discuss and vote on pending shareholder actions. Action by written consent would circumvent the important deliberative process of a shareholder meeting. As a result, up to 49% of Boeing shareholders could be prevented from voting, or even receiving accurate and complete information, on important pending actions. Action by written consent also encourages short-term stock ownership and manipulation by hedge funds and other activist investors, allowing them to quietly accumulate large positions and take important corporate action without the waiting periods, disclosure rules and other protections inherent in the shareholder meeting and voting process. There are limited circumstances in which shareholder action by written consent may be in the long-term interest of Boeing’s shareholders, such as rapidly-changing business requirements that mandate revisions to Boeing’s certificate of incorporation on a time-sensitive basis. As a result, Boeing’s governing documents already permit shareholder action by written consent on the prior recommendation of the Board.

Boeing’s commitment to shareholder engagement and governance best practices, including the right of shareholders to call special meetings, already ensures Board accountability.

Our By-Laws permit holders of 25% or more of Boeing’s shares to call a special shareholder meeting without any limitations on timing or agenda. In addition, each of our directors is elected annually by majority voting, our charter documents have no supermajority provisions, and our Corporate Governance Principles require that we seek shareholder approval of any shareholder rights plan put in place by the Board with a term in excess of one year. Boeing’s regular and ongoing dialogue with shareholders also provides an open and constructive forum for shareholders to express and raise concerns. Moreover, as described on Boeing’s website, all shareholders may communicate directly with the independent Lead Director, the nonemployee directors as a group, or the Audit Committee. We believe that this long-standing and comprehensive package of robust governance practices and policies enables shareholders to hold the Board accountable and, where necessary, take quick action to support their interests. However, our policies implement those goals without the significant governance risk for shareholders associated with the ability to act by written consent without a meeting. For additional information about our corporate governance practices, see “Corporate Governance” beginning on page 9.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Shareholder Proposal – Further Report on Lobbying Activities (Item 7)

Whereas, corporate lobbying exposes our company to risks that could adversely affect the company’s stated goals, objectives, and ultimately shareholder value, and

Whereas, we rely on the information provided by our company to evaluate goals and, therefore, have a strong interest in full disclosure of our company’s lobbying to evaluate whether it is consistent with our company’s expressed goals and in the best interests of shareholders and long-term value;

Resolved, the shareholders of The Boeing Company (“Boeing”) request that the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Boeing used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

The Boeing Company    2015 Proxy Statement    57

SHAREHOLDER PROPOSALS (ITEMS 4 THROUGH 7)

3.	Boeing’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s and the Board’s decision making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Boeing is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Boeing’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of corporate funds to influence legislation and regulation both directly and indirectly. Boeing is listed as a member of the Business Roundtable (“BRT”) and National Association of Manufacturers (“NAM”). In 2012 and 2013, the BRT and NAM spent more than $43 million on lobbying. Boeing does not disclose its memberships in, or payments to, trade associations, or the portions of such amounts used for lobbying. Absent a system of accountability, company assets could be used for objectives contrary to Boeing’s long-term interests.

Boeing spent $30.87 million in 2012 and 2013 on direct federal lobbying activities (opensecrets.org). Boeing reportedly is one of the three biggest corporate spenders on lobbying since the start of the Obama administration, having spent more than $90 million on federal lobbying (“These 3 Corporations Have Spent the Most on Lobbying Since Obama Took Office,” In the Capital, Nov. 8, 2014). These figures do not include lobbying expenditures to influence legislation in states, where Boeing also lobbies. Boeing does not disclose membership in or contributions to tax-exempt organizations that write and endorse model legislation, such as the American Legislative Exchange Council.

We urge support for this proposal.

Board of Directors’ Statement in Opposition to Item 7

The Board has carefully considered the above proposal, and believes that it is not in the best interests of our shareholders. In addition, we have in the past discussed the subject matter of this proposal with many of our largest shareholders during our regular investor outreach efforts. The Board’s deliberations with respect to this proposal also reflect those discussions. Your Board recommends that you vote AGAINST Item 7 for the following reasons.

The proposal is unnecessary due to the already existing transparency of Boeing’s lobbying activities and expenditures and Boeing’s strong risk mitigation policies and procedures governing such activities.

As a leading provider of products and services that protect and enhance national security as well as serve commercial airlines world-wide, Boeing regularly engages in federal, state and local regulatory matters and policy debates on a wide range of business issues including aviation safety and national security. The Board requires that the Company’s public policy advocacy must always comply with all applicable laws and regulations, sound corporate practice, and our high standards of ethical conduct. Consistent with these important goals and objectives, the Board and management have instituted full transparency into—and extensive oversight of—the Company’s political contributions, campaign expenditures and lobbying activities and expenditures. We believe this approach enhances shareholder value, minimizes risk, and reflects our commitment to strong corporate governance, high standards of ethical conduct and compliance with applicable federal, state and local laws. Our practices and policies include the following:

•

Boeing files both quarterly and semi-annual federal Lobbying Disclosure Act reports with Congress, which are publicly available at http://disclosures.house.gov/ld/ldsearch.aspx, detailing specific information on Boeing lobbying activity, including expenditures, issues lobbied on, government entities lobbied, company lobbyists, and expenditures of the Boeing Political Action Committee. Boeing files similar reports when required at the state level. Information about the Board’s and the Company’s oversight of lobbying activities is available at www.boeing.com/aboutus/govt_ops/pol_expend.html.

•

Complete information about federal, state and local political expenditures by both Boeing and the Boeing Political Action Committee, a voluntary, non-partisan, employee-sponsored political action committee, is available at www.boeing.com/aboutus/govt_ops/pol_expend.html. The website also describes the Company’s policies and procedures for Company political contributions, including Board oversight procedures and other internal authorizations required before contributions are made.

58    The Boeing Company    2015 Proxy Statement

SHAREHOLDER PROPOSALS (ITEMS 4 THROUGH 7)

•	In 2014, Boeing did not make any contributions from corporate funds to federal, state or local candidates or political parties or ballot initiatives.

•	Boeing’s policy is to prohibit trade associations and other third-party organizations from using Boeing’s funds for any election-related political expenditure.

In part due to the policies described above, the 2014 CPA-Zicklin Index of Corporate Political Accountability and Disclosure listed Boeing as a first tier company for political transparency and accountability.

Boeing works with trade associations for many reasons that are unrelated to lobbying activities, and the proposal’s reporting requirements would mislead shareholders and the public, and potentially undermine Boeing’s business strategies, by suggesting otherwise.

The Board supports Boeing’s involvement in trade, industry and civic groups and associations that provide technical, business, professional and other expertise on matters critical to the success of one or both of Boeing’s major businesses. Certain of these organizations may also promote the interests of Boeing and its shareholders on matters of public policy, but the views they express on policy matters may not always reflect Boeing’s views. As a result, it would be inaccurate to suggest that those associations’ political activities were directed by Boeing or that Boeing paid annual dues to them only or even primarily for lobbying purposes or for lobbying with regard to any single issue. Mandatory trade association reporting also could reveal to our competitors—for reasons unrelated to policy advocacy—sensitive aspects of our corporate strategy.

In summary, our robust Board and Company oversight of political and lobbying activities, and the disclosure of Board and company practices and procedures and political and lobbying expenditures on Boeing’s and Congressional websites, substantially address the concerns underlying the proposal, but without the unnecessary business risks and potentially misleading information the proposal would introduce if implemented.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Boeing Company    2015 Proxy Statement    59

FREQUENTLY ASKED QUESTIONS

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

FOR the election of each of the 10 director nominees named in this proxy statement (Item 1);
FOR the approval, on an advisory basis, of named executive officer compensation (Item 2);
FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditor for 2015 (Item 3); and
AGAINST each of the shareholder proposals (Items 4 through 7).

Why is it so important that I promptly vote my shares?

We value your input. Regardless of the number of shares you hold and whether you plan to attend the annual meeting, we encourage you to vote your shares as soon as possible to ensure that your vote is recorded promptly and so that we can avoid additional solicitation costs.

How may I expedite delivery of future proxy materials by receiving them electronically?

Registered Shareholders

Instead of receiving copies of our proxy materials in the mail, registered shareholders can elect to receive these communications electronically. Your election to receive future proxy materials electronically would result in expedited delivery of your materials, conserve natural resources, and reduce Boeing’s printing and mailing costs by approximately $5.00 per year per household. For additional information or to elect this option, please access www.computershare.com/us/ecomms.

Beneficial Shareholders

Many brokers and banks offer electronic delivery of proxy materials to their clients. For additional information, please contact your broker, bank or other holder of record.

How may I vote my shares?

Beneficial Shareholders

If you own shares through a broker, bank or other holder of record, you must instruct the holder of record how to vote your shares. In order to provide voting instructions to the holder of record of your shares, please refer to the materials forwarded by your broker, bank or other holder of record. Many brokers provide the option of voting by internet at www.proxyvote.com or by calling 1-800-454-8683. You will need your 16-digit voting control number, which can be found on the notice of internet availability of proxy materials, email or voting instruction form provided by your broker, bank or other holder of record. Proxies submitted by internet or telephone must be received by 10:59 p.m., Central Daylight Time, on Sunday, April 26, 2015.

Registered Shareholders

If you own shares that are registered in your name, you may vote by proxy before the annual meeting by internet at www.proxyvote.com, by calling 1-800-690-6903 or by signing and returning your proxy card. To vote by internet or telephone, you will need your 16-digit voting control number, which can be found on your proxy card, email or notice of internet availability of proxy materials. Proxies submitted by internet or telephone must be received by 10:59 p.m., Central Daylight Time, on Sunday, April 26, 2015. If you return a signed proxy card but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board of Directors.

The Boeing Company Voluntary Investment Plan Participants

If you have an interest in Boeing stock through participation in the VIP, you do not have actual ownership of the shares held in the VIP (the “Plan Shares”). The Plan Shares are registered in the name of the trustee. As a VIP participant, you have been allocated interests in the Plan Shares and may instruct the trustee how to vote those interests by submitting a proxy by internet at www.proxyvote.com, by calling 1-800-690-6903 or by signing and returning your proxy card. To vote by internet or telephone, you will need your 16-digit voting control number, which can be found on your proxy

60    The Boeing Company    2015 Proxy Statement

FREQUENTLY ASKED QUESTIONS

card, email or notice of internet availability of proxy materials. However, you may not vote Plan Shares in person at the annual meeting. The number of shares of Boeing stock shown on your proxy card includes all shares registered in your name and all Plan Shares in which you have an interest. In order to allow sufficient time for the trustee to tabulate the vote of the Plan Shares, your proxy instructions must be received no later than 10:59 p.m., Central Daylight Time, on Wednesday, April 22, 2015. If you do not timely submit voting instructions, the trustee will vote your Plan Shares in the same manner and proportion as the Plan Shares with respect to which voting instructions have been timely received, unless contrary to applicable law. If you return a signed proxy card that covers Plan Shares but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board of Directors.

What are the new registration procedures I must follow in order to attend the annual meeting?

If you plan to attend the meeting, you must be a holder of Boeing shares as of the record date of February 26, 2015, and obtain an admission ticket by registering no later than April 20, 2015. Tickets are available to registered and beneficial owners and to one guest accompanying each registered and beneficial owner. To register, please access Shareholder Meeting Registration at www.proxyvote.com and follow the instructions provided. If you do not have internet access, you can register by calling 1-866-232-3037. You will need your 16-digit voting control number, which can be found on your proxy card, email, notice of internet availability of proxy materials or voting instruction form. You must bring your admission ticket to the annual meeting in order to gain access. Please note that seating is limited. Requests for tickets will be processed in the order in which they are received and must be made no later than April 20, 2015. In order to be admitted to the annual meeting, you and your guest will be required to present a valid, government-issued photo identification, such as a driver’s license or passport, with your admission ticket and to enter through a security checkpoint. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting. Directions to the meeting and a map are provided on the last full page of this proxy statement.

May I revoke my proxy or change my vote?

Beneficial Shareholders

Beneficial shareholders should contact their broker, bank or other holder of record for instructions on how to revoke their proxies or change their vote.

Registered Shareholders

Registered shareholders may revoke their proxies or change their voting instructions at any time before 10:59 p.m., Central Daylight Time, on Sunday, April 26, 2015, by submitting a proxy via internet, telephone or mail that is dated later than the original proxy or by delivering written notice of revocation to the Corporate Secretary. Registered shareholders may also revoke their proxies or change their vote by attending the annual meeting and voting by ballot.

The Boeing Company Voluntary Investment Plan Participants

VIP participants may revoke their proxies or change their voting instructions at any time before 10:59 p.m., Central Daylight Time, on Wednesday, April 22, 2015, by submitting a proxy via internet, telephone or mail that is dated later than the original proxy. VIP participants cannot revoke their proxies or change their voting instructions in person at the annual meeting because the trustee will not be present.

What vote is required to approve each proposal?

Each share of Boeing stock entitles the holder to one vote on each proposal presented for shareholder action.

Election of Directors (Item 1)

To be elected in an uncontested election, a director nominee must receive more “For” votes than “Against” votes. Because we did not receive proper advance notice in accordance with our By-Laws of any shareholder nominees for director, this election of directors is an uncontested election. Abstentions and “broker non-votes” will have no effect on the election of directors.

All Other Proposals (Items 2 through 7)

Shareholders may vote “For” or “Against” each of the other proposals, or may abstain from voting. Delaware law requires the affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the annual

The Boeing Company    2015 Proxy Statement    61

FREQUENTLY ASKED QUESTIONS

meeting for the approval of Items 2 through 7. A shareholder who signs and submits a proxy is “present,” so an abstention will have the same effect as a vote “Against” Items 2 through 7. “Broker non-votes,” if any, will have no effect on Items 2 through 7.

What are “broker non-votes”?

If a broker or other financial institution holds your shares in its name and you do not provide voting instructions to it, New York Stock Exchange, or NYSE, rules allow that firm to vote your shares only on routine matters. Item 3, the ratification of the appointment of our independent auditor for 2015, is the only matter for consideration at the meeting that NYSE rules deem to be routine. For all matters other than Item 3, you must submit voting instructions to the firm that holds your shares if you want your vote to count. When a firm votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.”

Who is entitled to vote at the 2015 Annual Meeting?

Holders of Boeing stock at the close of business on February 26, 2015 are entitled to receive a formal Notice of the Annual Meeting and to vote their shares at the annual meeting. As of that date, there were approximately 699,841,721 shares of common stock outstanding, of which approximately 699,838,223 were eligible to vote. (Shares issued in exchange for shares of Rockwell International Corporation or McDonnell Douglas Corporation that have not been exchanged are not eligible to vote.) There were 127,512 registered shareholders on the record date and approximately 1,012,885 beneficial shareholders whose shares were held in “street name” through a broker or bank.

A list of shareholders of record entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the annual meeting between the hours of 9:00 a.m. and 4:00 p.m., Central Daylight Time, at the Office of the Corporate Secretary, The Boeing Company, 100 North Riverside Plaza, MC 5003-1001, Chicago, Illinois 60606-1596. A shareholder may examine the list for any legally valid purpose related to the annual meeting.

How many votes must be present in order to hold the annual meeting?

A quorum must be present in order for business to be conducted at the annual meeting. A quorum consists of the holders of one-third of the outstanding shares of stock entitled to vote at the meeting. Shares of Boeing stock present in person or by duly authorized proxy (including any abstentions and “broker non-votes”) will be counted for the purpose of establishing a quorum at the meeting.

What if I return my proxy but do not vote for all of the proposals?

Shares represented by a properly executed proxy will be voted at the annual meeting in accordance with the shareholder’s instructions. If you are a registered shareholder or have an interest in Boeing stock through the VIP and return a signed proxy card that omits voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board of Directors. If a broker or other financial institution holds your shares in its name, NYSE rules prohibit your shares from being voted on all items other than Item 3 absent your instruction, so you must provide instructions on these items for your vote to count.

Are there any other items of business that will be addressed at the annual meeting?

The Board of Directors is not aware of any business that may properly be brought before the annual meeting other than those matters described in this proxy statement. If any matters other than those shown on the proxy card are properly brought before the annual meeting, the proxy card gives discretionary authority to the persons named on the proxy card to vote the shares in their best judgment.

Who pays for this proxy solicitation?

We bear the costs of soliciting proxies. We have hired Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, to aid in the solicitation of proxies for a fee of $25,000, plus reasonable out-of-pocket expenses. Proxies may be solicited by personal interview, mail, telephone, email and other online methods. Morrow & Co., LLC has contacted brokerage houses, other custodians and nominees to ask whether other persons are the beneficial owners of the shares they hold in street name and, if that is the case, will supply additional copies of the proxy materials for distribution to such beneficial owners. We will reimburse these parties for their reasonable expenses in sending proxy materials to the beneficial owners of the shares.

62    The Boeing Company    2015 Proxy Statement

FREQUENTLY ASKED QUESTIONS

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting. We will file with the SEC a Current Report on Form 8-K containing the final voting results within four business days of the annual meeting or, if final results are not available at that time, within four business days of the date on which final voting results become available.

What if a director nominee does not receive the required vote?

Boeing is a Delaware corporation and, under Delaware law, if an incumbent director is not elected, that director remains in office until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. To address this potential outcome, all director nominees have executed irrevocable resignations that would be effective upon (1) such nominee’s failure to receive the required vote at the annual meeting and (2) the Board’s acceptance of such resignation. As set forth in our director resignation policy, which is described in our Corporate Governance Principles, the Board will act upon, and publicly disclose its decision with respect to, any tendered resignation within 90 days from the date of the certification of the election results.

How and when may I submit a shareholder proposal or other item of business for the 2016 annual meeting?

If you are interested in submitting a proposal for inclusion in our proxy statement for the 2016 annual meeting, you must follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934. To be eligible for inclusion, we must receive such proposal at our principal corporate offices in Chicago, Illinois at the address below no later than Saturday, November 14, 2015. In addition, our By-Laws require that we be given advance written notice for nominations for election to our Board of Directors and other matters that shareholders wish to present for action at an annual meeting other than those to be included in our proxy statement under Rule 14a-8. The Corporate Secretary must receive such notice at the address noted below between the close of business on Tuesday, December 29, 2015, and the close of business on Thursday, January 28, 2016. Any such notice must meet other requirements specified in our By-Laws, which are publicly available on our website. Any proposals, notices or nominations must be sent to: Office of the Corporate Secretary, The Boeing Company, 100 North Riverside Plaza, MC 5003-1001, Chicago, Illinois 60606-1596.

How may I recommend individuals to serve as directors?

Shareholders may recommend qualified candidates for consideration by the GON Committee by writing at any time to the Office of the Corporate Secretary, The Boeing Company, 100 North Riverside Plaza, MC 5003-1001, Chicago, Illinois 60606-1596. The correspondence must state the name, age and qualifications of the person proposed for consideration. The GON Committee evaluates the qualifications of candidates properly submitted by shareholders on the same basis as those of other director candidates. Shareholders also may directly nominate director candidates, without any action or recommendation on the part of the GON Committee or the Board, by following the procedures set forth in our By-Laws and described in “How and when may I submit a shareholder proposal or other item of business for the 2016 annual meeting?” above.

How may I obtain a copy of Boeing’s Annual Report on Form 10-K and other financial information?

Boeing’s 2014 annual report, which includes a copy of the Annual Report on Form 10-K, was delivered to shareholders with this proxy statement. Our Notice of Annual Meeting, this proxy statement and 2014 annual report are also available on the internet at www.proxyvote.com. In addition, our Annual Report on Form 10-K, including financial statements, is available on our website at www.boeing.com and on the SEC’s website at www.sec.gov. Shareholders also may request an additional copy of the Annual Report on Form 10-K, which we will furnish without charge, by calling (425) 965-4408 or writing Data Shipping Department, The Boeing Company, P.O. Box 3707, Mail Code 3T-33, Seattle, Washington 98124-2207.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the SEC, we may provide you with access to proxy materials over the internet rather than by mailing the materials to you. To reduce costs and conserve resources, we are sending a Notice of Internet

The Boeing Company    2015 Proxy Statement    63

FREQUENTLY ASKED QUESTIONS

Availability of Proxy Materials to some of our shareholders. The notice provides instructions for accessing this proxy statement and our 2014 annual report at www.proxyvote.com. The notice also explains how shareholders may request the delivery of proxy materials for this or future annual meetings in printed form.

Several shareholders live at my address. Why did we receive only one set of proxy materials?

We deliver only one annual report and one proxy statement to multiple shareholders at the same address unless we have received contrary instructions from one or more of the shareholders. We will, upon written or oral request, promptly deliver a separate copy of the annual report or proxy statement to a shareholder at a shared address to which a single copy of the annual report or proxy statement was delivered. Registered shareholders who wish to receive a separate annual report or proxy statement in the future, or registered shareholders sharing an address who wish to receive a single copy of the annual report or proxy statement in the future, should contact our Transfer Agent at Computershare Investor Services, P.O. Box 30170, College Station, Texas 77842-3170 or by calling 888-777-0923 (toll-free for domestic U.S. callers) or 781-575-3400 (non-U.S. callers may call collect). Beneficial shareholders who have the same address and wish to receive a separate copy of the annual report or proxy statement in the future should contact their broker, bank or other holder of record.

64    The Boeing Company    2015 Proxy Statement

The Boeing Company 2015 Annual Meeting of Shareholders

Monday, April 27, 2015 at 9:00 a.m., Central Daylight Time

The James Simpson Theatre at The Field Museum

1400 South Lake Shore Drive Chicago, Illinois 60605-2496

Grant Park
Columbus Drive
Pedestrian Underpass
To Roosevelt Road CTA and Metra Stops
Shedd Aquarium
Lake Michigan
N
Entrance for Boeing Annual Meeting
The Field Museum
Solidarity Drive
Adler Planetarium
East Museum Lot
Planetarium Lot
McFetridge Drive
Parking for Boeing Annual Meeting
North Garage
Burnham Harbor
Museum Campus Drive
Soldier Field
Northerly Island Park
Lake Shore Drive
Waldron Drive
Waldron Garage
18th Street
South Lot
To I-55
To McCormick Place
CTA Bus Stop
Handicapped Parking

Public Transportation:

The Field Museum is easily accessible by public transportation. For directions, please see www.fieldmuseum.org or call the Regional Transportation Authority at (312) 836-7000.

From O’Hare Airport:

Take I-90 East to the Kennedy Expressway, I-90/94 East toward Chicago. Take the Roosevelt Road exit and turn left at the second traffic light onto Roosevelt Road. Turn right onto Columbus Drive (which becomes Lake Shore Drive (US-41)). Take the 18th Street exit. Turn left onto 18th Street and continue as it bends left, becoming Museum Campus Drive. The entrance to the North Garage will be on your left on Museum Campus Drive.

From Midway Airport:

Go north on Cicero Ave. to I-55 North/Stevenson Expressway. Take I-55 North to the exit on the left for Lake Shore Drive (US-41 North). Take the Lake Shore Drive (US-41 North) exit. Turn right onto 18th Street and continue as it bends left, becoming Museum Campus Drive. The entrance to the North Garage will be on your left on Museum Campus Drive.

•

New Meeting Admission Policy: If you plan to attend the meeting in person, you must present an admission ticket and valid photo identification. In order to obtain a ticket, you must register no later than April 20, 2015. To register, please follow the instructions on page 61.

•	Please use the West entrance to The Field Museum and proceed to the James Simpson Theatre.

•	If you have a disability that requires a reasonable accommodation, please send an email to shareholderservices@boeing.com or call (312) 544-2835 at least two weeks in advance of the meeting.

•	Self-parking is available at the North Garage, which is across the street from The Field Museum.

THE BOEING COMPANY 100 N. RIVERSIDE PLAZA MC 5003-1001 CHICAGO, IL 60606-1596

DEADLINE TO VOTE

Your internet or phone vote must be received by 10:59 p.m. CDT on Sunday, April 26, 2015. If you own Plan shares, your vote must be received by 10:59 p.m. CDT on Wednesday, April 22, 2015 in order to provide sufficient time for the trustee to tabulate the vote of the Plan shares.

VOTE BY INTERNET - www.proxyvote.com Use the internet to transmit your voting instructions. Have this proxy card in hand when you access the web site and follow the instructions.
VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Have this proxy card in hand when you call and follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NEW MEETING ADMISSION POLICY

In order to attend the meeting, you must obtain an admission ticket by registering no later than April 20, 2015. Click the “shareholder meeting registration” link at www.proxyvote.com to register or call 1-866-232-3037.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M81507-P58752-Z64639                                     KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOEING COMPANY

The Board of Directors recommends you vote FOR the following 10 director nominees:
			For	Against	Abstain
1.	Election of Directors

	1a.	David L. Calhoun	☐	☐	☐

	1b.	Arthur D. Collins, Jr.	☐	☐	☐	COMPANY PROPOSALS: The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

	1c.	Kenneth M. Duberstein	☐	☐	☐	2.	Approve, on an Advisory Basis, Named Executive Officer Compensation.	☐	☐	☐

	1d.	Edmund P. Giambastiani, Jr.	☐	☐	☐	3.	Ratify the Appointment of Deloitte & Touche LLP as Independent Auditor for 2015.	☐	☐	☐

	1e.	Lawrence W. Kellner	☐	☐	☐	SHAREHOLDER PROPOSALS: The Board of Directors recommends you vote AGAINST proposals 4, 5, 6 and 7.

	1f.	Edward M. Liddy	☐	☐	☐	4.	Amend Existing Clawback Policy.	☐	☐	☐

	1g.	W. James McNerney, Jr.	☐	☐	☐	5.	Independent Board Chairman.	☐	☐	☐

	1h.	Susan C. Schwab	☐	☐	☐	6.	Right to Act by Written Consent.	☐	☐	☐

	1i.	Ronald A. Williams	☐	☐	☐	7.	Further Report on Lobbying Activities.	☐	☐	☐

	1j.	Mike S. Zafirovski	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)		Date

The Boeing Company 2015 Annual Meeting of Shareholders

Monday, April 27, 2015

9:00 a.m., Central Daylight Time

The Field Museum

1400 South Lake Shore Drive

Chicago, Illinois 60605-2496

New Meeting Admission Policy: Advance Registration Required

If you would like to attend the Annual Meeting, you must obtain an admission ticket by registering no later than April 20, 2015, as described in more detail in the Proxy Statement.

Your vote is important. Please vote by internet, telephone or mail as soon as possible to ensure that your vote is recorded promptly.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of 2015 Annual Meeting and Proxy Statement and the 2014 Annual Report

are available at www.proxyvote.com.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

To save resources and reduce Boeing’s printing and mailing costs, you can elect to receive future proxy materials and other shareholder communications electronically at

www.computershare.com/investor.

▼	IF YOU WISH TO VOTE BY MAIL, FOLD ALONG PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

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M81508-P58752-Z64639

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

THE BOEING COMPANY ANNUAL MEETING OF SHAREHOLDERS

MONDAY, APRIL 27, 2015

The undersigned hereby appoints Arthur D. Collins, Jr., Kenneth M. Duberstein and Edward M. Liddy, and each of them, with full power of substitution, to act as proxies for the undersigned and authorizes them to represent and vote all of the shares of stock of The Boeing Company that the undersigned is entitled to vote at the 2015 Annual Meeting of Shareholders, and any adjournment or postponement thereof, with respect to all of the matters indicated on the reverse side of this card, and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

The number of shares of Boeing stock shown on this proxy card includes shares held in The Boeing Company Voluntary Investment Plan (the “Plan”) as well as any other shares you may own outside of the Plan. If you are a participant in the Plan, you hereby instruct the Plan trustee to vote all of the Plan share interests allocated to you at the meeting and any adjournment or postponement thereof, with respect to the proposals indicated on the reverse side of this card, and you authorize the trustee to empower the proxies named above to vote in their judgment on such other business as may properly come before the Meeting and any adjournment or postponement thereof. You may not vote the Plan share interests allocated to you at the Meeting; the trustee must vote the Plan share interests. The Plan trustee must receive your proxy instructions no later than 10:59 p.m., Central Daylight Time, on April 22, 2015, or the trustee will vote the Plan shares in the same manner and proportion as Plan shares for which it has received instructions, unless contrary to applicable law.

If this proxy card is signed and no direction is given, this proxy for both registered shares and Plan shares will be voted in accordance with the recommendations of the Board of Directors.

If you wish to vote by mail, please mark, sign, date and return this proxy card promptly using the enclosed reply envelope.